Exhibit 99.3
New Afton Operations
British Columbia, Canada
Technical Report Summary

Prepared for: Coeur Mining, Inc. Report current as at: 31 December, 2025	Prepared by: Mr. Tyler Roberts, P.Eng. Mr. Devin Wade, P.Geo. Ms. Jennifer Katchen, P.Eng. Mr. Vincent Nadeau-Benoit, P.Geo. Mr. Matthew Davis, P.Eng. Ms. Emily O’Hara, P.Eng.

New Afton Operations British Columbia Technical Report Summary

Date and Signature Page

The following Qualified Persons, who are employees of Coeur Mining, Inc. or its subsidiaries, prepared this technical report summary, entitled “New Afton Operations, British Columbia, Technical Report Summary” and confirm that the information in the technical report summary is current as at 31 December, 2025.

“Signed”
Mr. Tyler Roberts, P.Eng.

“Signed”
Mr. Devin Wade, P.Geo.

“Signed”
Ms. Jennifer Katchen, P.Eng.

“Signed”
Mr. Vincent Nadeau-Benoit, P.Geo.

“Signed”
Mr. Matthew Davis, P.Eng.

“Signed”
Ms. Emily O’Hara, P.Eng.

Date: December 31, 2025	Page a

New Afton Operations British Columbia Technical Report Summary

CONTENTS

1.0	EXECUTIVE SUMMARY	1-1
1.1	Introduction	1-1
1.2	Terms of Reference	1-1
1.3	Property Setting	1-1
1.4	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements	1-2
1.5	Geology and Mineralization	1-3
1.6	History and Exploration	1-3
1.7	Drilling and Sampling	1-3
1.8	Data Verification	1-4
1.9	Metallurgical Testwork	1-4
1.10	Mineral Resource Estimation	1-5
1.10.1	Estimation Methodology	1-5
1.10.2	Mineral Resource Statement	1-6
1.10.3	Factors That May Affect the Mineral Resource Estimate	1-6
1.11	Mineral Reserve Estimation	1-8
1.11.1	Estimation Methodology	1-8
1.11.2	Mineral Reserve Statement	1-8
1.11.3	Factors That May Affect the Mineral Reserve Estimate	1-8
1.12	Mining Methods	1-9
1.13	Recovery Methods	1-11
1.14	Infrastructure	1-11
1.15	Markets and Contracts	1-12
1.15.1	Market Studies	1-12
1.15.2	Commodity Prices	1-13
1.15.3	Contracts	1-13
1.16	Environmental, Permitting and Social Considerations	1-13
1.16.1	Environmental Studies and Monitoring	1-13
1.16.2	Closure and Reclamation Considerations	1-14
1.16.3	Permitting	1-14
1.16.4	Social Considerations, Plans, Negotiations and Agreements	1-14
1.17	Capital Cost Estimates	1-14
1.18	Operating Cost Estimates	1-15
1.19	Economic Analysis	1-16
1.19.1	Forward-Looking Information	1-16
1.19.2	Methodology and Assumptions	1-17
1.19.3	Economic Analysis	1-17
1.19.4	Sensitivity Analysis	1-19
1.20	Risks and Opportunities	1-19
1.20.1	Risks	1-19
1.20.2	Opportunities	1-19
1.21	Conclusions	1-20
1.22	Recommendations	1-20
2.0	INTRODUCTION	2-1
2.1	Registrant	2-1
2.2	Terms of Reference	2-1
2.2.1	Report Purpose	2-1
2.2.2	Terms of Reference	2-1

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New Afton Operations British Columbia Technical Report Summary

2.3	Qualified Persons	2-3
2.4	Site Visits and Scope of Personal Inspection	2-3
2.4.1	Mr. Tyler Roberts	2-3
2.4.2	Mr. Devin Wade	2-3
2.4.3	Ms. Jennifer Katchen	2-3
2.4.4	Mr. Vincent Nadeau-Benoit	2-4
2.4.5	Mr. Matthew Davis	2-5
2.4.6	Ms. Emily O’Hara	2-5
2.5	Report Date	2-5
2.6	Information Sources and References	2-5
2.7	Previous Technical Report Summaries	2-5
3.0	PROPERTY DESCRIPTION	3-1
3.1	Property Location	3-1
3.2	Ownership	3-1
3.3	Mineral Title	3-1
3.3.1	Tenure Holdings	3-1
3.3.2	Tenure Maintenance Requirements	3-8
3.4	Surface Rights	3-8
3.5	Water Rights	3-8
3.6	Royalties	3-8
3.7	Agreements	3-12
3.8	Encumbrances	3-12
3.8.1	Permitting Requirements	3-12
3.8.2	Permitting Timelines	3-12
3.8.3	Violations and Fines	3-12
3.9	Significant Factors and Risks That May Affect Access, Title or Work Programs	3-12
4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	4-1
4.1	Physiography	4-1
4.2	Accessibility	4-1
4.3	Climate	4-1
4.4	Infrastructure	4-1
5.0	HISTORY	5-1
6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT	6-1
6.1	Deposit Type	6-1
6.2	Regional Geology	6-1
6.3	Local Geology	6-3
6.3.1	Lithological Units	6-3
6.3.2	Structure	6-3
6.3.3	Metamorphism	6-3
6.3.4	Mineralization	6-3
6.4	Property Geology	6-8
6.4.1	Deposit Dimensions	6-8
6.4.2	Lithological Units	6-8
6.4.3	Structure	6-8
6.4.4	Alteration	6-8
6.4.5	Mineralization	6-11
7.0	EXPLORATION	7-1
7.1	Exploration	7-1
7.1.1	Grids and Surveys	7-1
7.1.2	Geological Mapping	7-1

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New Afton Operations British Columbia Technical Report Summary

7.1.3	Geochemistry	7-1
7.1.4	Geophysics	7-1
7.1.5	Exploration Drifts	7-5
7.1.6	Other Studies	7-5
7.1.7	Qualified Person’s Interpretation of the Exploration Information	7-5
7.1.8	Exploration Potential	7-5
7.2	Drilling	7-7
7.2.1	Overview	7-7
7.2.2	Drill Methods	7-7
7.2.3	Logging	7-7
7.2.4	Recovery	7-13
7.2.5	Collar Surveys	7-13
7.2.6	Down Hole Surveys	7-13
7.2.7	Drilling Since Database Close-out Date	7-13
7.2.8	Comment on Material Results and Interpretation	7-14
7.3	Hydrogeology	7-14
7.3.1	Sampling Methods and Laboratory Determinations	7-14
7.3.2	Comment on Results	7-14
7.3.3	Surface Water	7-15
7.3.4	Groundwater	7-15
7.4	Geotechnical	7-16
7.4.1	Sampling Methods and Laboratory Determinations	7-17
7.4.2	In Situ Rock Mass Stress	7-18
7.4.3	Comment on Results	7-18
8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY	8-1
8.1	Sampling Methods	8-1
8.2	Sample Security Methods	8-1
8.3	Density Determinations	8-1
8.4	Analytical and Test Laboratories	8-2
8.5	Sample Preparation	8-2
8.6	Analysis	8-2
8.7	Quality Assurance and Quality Control	8-3
8.8	Database	8-4
8.9	Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures	8-5
9.0	DATA VERIFICATION	9-1
9.1	Internal Data Verification	9-1
9.2	External Data Verification	9-1
9.3	Data Verification by Qualified Person	9-2
9.3.1	Mr. Nadeau-Benoit	9-2
9.3.2	Mr. Roberts	9-2
9.4	Qualified Person’s Opinion on Data Adequacy	9-3
10.0	MINERAL PROCESSING AND METALLURGICAL TESTING	10-1
10.1	Test Laboratories	10-1
10.2	Metallurgical Testwork	10-1
10.2.1	C-Zone	10-1
10.2.2	East Extension	10-3
10.2.3	D-Zone	10-3
10.2.4	K-Zone	10-4
10.2.5	Cleaner Circuit Upgrade	10-4
10.3	Recovery Estimates	10-4
10.4	Metallurgical Variability	10-5

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New Afton Operations British Columbia Technical Report Summary

10.5	Deleterious Elements	10-7
10.6	Qualified Person’s Opinion on Data Adequacy	10-7
11.0	MINERAL RESOURCE ESTIMATES	11-1
11.1	Introduction	11-1
11.2	Exploratory Data Analysis	11-1
11.3	Geological Models	11-1
11.4	Density Assignment	11-2
11.5	Grade Capping/Outlier Restrictions	11-2
11.6	Composites	11-4
11.7	Variography	11-4
11.8	Estimation/interpolation Methods	11-4
11.9	Validation	11-4
11.10	Confidence Classification of Mineral Resource Estimate	11-5
11.10.1	Mineral Resource Confidence Classification	11-5
11.10.2	Uncertainties Considered During Confidence Classification	11-5
11.11	Reasonable Prospects of Economic Extraction	11-6
11.11.1	Input Assumptions	11-6
11.11.2	Commodity Price	11-6
11.11.3	Cut-off Grades	11-6
11.11.4	QP Statement	11-8
11.12	Mineral Resource Statement	11-8
11.13	Uncertainties (Factors) That May Affect the Mineral Resource Estimate	11-8
12.0	MINERAL RESERVE ESTIMATES	12-1
12.1	Introduction	12-1
12.2	Development of Mining Case	12-1
12.3	Cut-offs	12-3
12.4	Ore Loss and Dilution	12-3
12.5	Commodity Price	12-4
12.6	Mineral Reserve Statement	12-5
12.7	Uncertainties (Factors) That May Affect the Mineral Reserve Estimate	12-5
13.0	MINING METHODS	13-1
13.1	Introduction	13-1
13.2	Geotechnical Considerations	13-1
13.2.1	Caveability and Fragmentation	13-1
13.2.2	Stope Stability	13-1
13.2.3	Surface Subsidence	13-2
13.2.4	Mud Rushes	13-3
13.2.5	Air Blast	13-3
13.2.6	Support Systems	13-4
13.2.7	Monitoring	13-4
13.3	Hydrogeological Considerations	13-5
13.4	Operations	13-5
13.4.1	Mining Method	13-5
13.4.2	Access	13-6
13.4.3	B3 Cave	13-6
13.4.4	C-Zone	13-6
13.4.5	East Extension	13-7
13.5	Materials Handling	13-8
13.5.1	B3 Cave	13-8
13.5.2	C-Zone	13-8
13.5.3	East Extension	13-9

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New Afton Operations British Columbia Technical Report Summary

13.6	Underground Infrastructure	13-9
13.6.1	Maintenance and Workshops	13-9
13.6.2	Fuel Bay	13-10
13.6.3	Batch Plant	13-10
13.6.4	Refuge Stations	13-10
13.6.5	Utility and Fire Water	13-10
13.6.6	Compressed Air and Electricity	13-10
13.6.7	Communications	13-10
13.7	Ventilation	13-11
13.8	Blasting and Explosives	13-13
13.9	Production Schedule	13-13
13.10	Equipment	13-13
13.11	Personnel	13-15
14.0	RECOVERY METHODS	14-1
14.1	Process Method Selection	14-1
14.2	Flowsheet	14-1
14.3	Throughput	14-1
14.4	Plant Design	14-1
14.4.1	Crushing	14-1
14.4.2	Grinding	14-3
14.4.3	Flotation	14-3
14.4.4	Dewatering	14-4
14.4.5	Tailings	14-4
14.5	Equipment Sizing	14-5
14.6	Power and Consumables	14-6
14.6.2	Consumables	14-6
14.6.3	Personnel	14-6
15.0	INFRASTRUCTURE	15-1
15.1	Introduction	15-1
15.2	Surface Buildings and Facilities	15-1
15.3	Roads and Logistics	15-3
15.4	Stockpiles	15-3
15.5	Waste Rock Storage Facilities	15-3
15.6	Tailings Storage Facilities	15-3
15.6.1	Afton Pit TSF	15-4
15.6.2	New Afton TSF	15-4
15.6.3	Historical Afton TSF	15-4
15.6.4	Pothook TSF	15-5
15.6.5	Tailings Facility Stabilization	15-5
15.6.6	Monitoring	15-6
15.6.7	Performance Reviews	15-6
15.7	Water Management	15-6
15.8	Water Supply	15-7
15.9	Camps and Accommodation	15-7
15.10	Power and Electrical	15-7
16.0	MARKET STUDIES AND CONTRACTS	16-1
16.1	Markets	16-1
16.2	Commodity Price Forecasts	16-1
16.3	Contracts	16-2
17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	17-1

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New Afton Operations British Columbia Technical Report Summary

17.1	Baseline and Supporting Studies	17-1
17.2	Environmental Considerations/Monitoring Programs	17-1
17.3	Closure and Reclamation Considerations	17-1
17.4	Permitting	17-2
17.5	Social Considerations, Plans, Negotiations and Agreements	17-3
17.5.1	Social Considerations	17-3
17.5.2	Indigenous Communities	17-3
17.5.3	Cultural Heritage	17-4
17.6	Qualified Person’s Opinion on Adequacy of Current Plans to Address Issues	17-4
18.0	CAPITAL AND OPERATING COSTS	18-1
18.1	Introduction	18-1
18.2	Capital Cost Estimates	18-1
18.2.1	Mine-Related Costs	18-1
18.2.2	Other Costs	18-1
18.2.3	Capital Cost Summary	18-1
18.3	Operating Cost Estimates	18-2
18.3.1	Basis of Estimate	18-2
18.3.2	Mining and Processing Costs	18-2
18.3.3	General and Administrative Costs	18-3
18.3.4	Other Operating Costs	18-3
18.3.5	Operating Cost Summary	18-3
19.0	ECONOMIC ANALYSIS	19-1
19.1	Forward-looking Information	19-1
19.2	Methodology Used	19-1
19.3	Financial Model Parameters	19-2
19.3.1	Mineral Resource, Mineral Reserve, and Mine Life	19-2
19.3.2	Metallurgical Recoveries	19-2
19.3.3	Smelting and Refining Terms	19-2
19.3.4	Metal Prices	19-2
19.3.5	Capital and Operating Costs	19-2
19.3.6	Working Capital	19-3
19.3.7	Taxes and Royalties	19-3
19.3.8	Closure Costs and Salvage Value	19-3
19.3.9	Financing	19-3
19.3.10	Inflation	19-3
19.4	Economic Analysis	19-3
19.5	Sensitivity Analysis	19-4
20.0	ADJACENT PROPERTIES	20-1
21.0	OTHER RELEVANT DATA AND INFORMATION	21-1
22.0	INTERPRETATION AND CONCLUSIONS	22-1
22.1	Introduction	22-1
22.2	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements	22-1
22.3	Geology and Mineralization	22-1
22.4	Exploration, Drilling, and Sampling	22-2
22.5	Data Verification	22-2
22.6	Metallurgical Testwork	22-2
22.7	Mineral Resource Estimates	22-2
22.8	Mineral Reserve Estimates	22-3
22.9	Mining Methods	22-3
22.10	Recovery Methods	22-4
22.11	Infrastructure	22-4

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New Afton Operations British Columbia Technical Report Summary

22.12	Market Studies	22-4
22.13	Environmental, Permitting and Social Considerations	22-4
22.14	Capital Cost Estimates	22-5
22.15	Operating Cost Estimates	22-5
22.16	Economic Analysis	22-5
22.17	Risks and Opportunities	22-6
22.17.1	Risks	22-6
22.17.2	Opportunities	22-6
22.18	Conclusions	22-7
23.0	RECOMMENDATIONS	23-1
24.0	REFERENCES	24-1
24.1	Bibliography	24-1
24.2	Abbreviations and Units of Measure	24-5
24.3	Glossary of Terms	24-9
25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	25-1
25.1	Introduction	25-1
25.2	Macroeconomic Trends	25-1
25.3	Markets	25-1
25.4	Legal Matters	25-1
25.5	Environmental Matters	25-2
25.6	Stakeholder Accommodations	25-2
25.7	Governmental Factors	25-2

TABLES

Table 1‑1:	Measured, Indicated and Inferred Mineral Resource Statement	1-7
Table 1‑2:	Proven and Probable Mineral Reserves Statement	1-9
Table 1‑3:	LOM Sustaining Capital Cost Estimate	1-15
Table 1‑4:	LOM Total Operating Cost Estimate	1-16
Table 1‑5:	Commodity Price Forecast Used in Cashflow Analysis	1-18
Table 1‑6:	Cashflow Summary Table	1-18
Table 2‑1:	QP Chapter Responsibilities	2-4
Table 3‑1:	Mineral Tenure Summary Table	3-2
Table 3‑2:	Surface Rights Summary Table	3-9
Table 5‑1:	Exploration and Development History Summary Table	5-2
Table 6‑1:	Stratigraphic Table	6-6
Table 6‑2:	Alteration Types	6-12
Table 6‑3:	Mineralized Zone Characteristics	6-13
Table 7‑1:	Geophysical Surveys	7-2
Table 7‑2:	Petrographic and Other Studies Completed	7-6
Table 7‑3:	Property Drill Summary Table	7-8
Table 7‑4:	Drilling Used for Mineral Resource Estimation	7-10
Table 7‑5:	Geotechnical Properties By Mining Zone	7-17
Table 7‑6:	Geotechnical Properties By Lithology	7-17
Table 9‑1:	External Data Reviews	9-2
Table 11‑1:	Interpolation Parameters	11-5
Table 11‑2:	Cut-off Input Assumptions	11-7
Table 11‑3:	Measured, Indicated, and Inferred Mineral Resources Statement	11-9
Table 12‑1:	NSR Parameters	12-4
Table 12‑2:	Proven and Probable Mineral Reserves Statement	12-6

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New Afton Operations British Columbia Technical Report Summary

Table 13‑1:	LOM Production Plan	13-14
Table 13‑2:	Key Equipment List	13-16
Table 16‑1:	Commodity Price Forecast Used in Cashflow Analysis	16-3
Table 18‑1:	LOM Capital Cost Estimate (US$ M)	18-2
Table 18‑2:	LOM Operating Cost Estimate	18-4
Table 19‑1:	Cashflow Summary Table	19-5
Table 19‑2:	Cashflow Forecast on Annualized Basis (US$ M)	19-6
Table 19‑3:	Sensitivity Table (US$ M)	19-7

FIGURES

Figure 2‑1:	Location of New Afton Mine	2-2
Figure 3‑1:	Mineral Tenure Location Plan	3-7
Figure 3‑2:	Lands Purchase Agreement Royalty	3-11
Figure 6‑1:	Regional Geology Map	6-2
Figure 6‑2:	Local Geology Map	6-4
Figure 6‑3:	Stratigraphic Column, New Afton Deposit Area	6-5
Figure 6‑4:	Geology Map, New Afton Deposit	6-9
Figure 6‑5:	Mineralized Zones Relative to Lithological Units	6-10
Figure 6‑6:	Mineralization Domains within the New Afton Geological Model	6-14
Figure 7‑1:	Map of Geophysical Surveys	7-4
Figure 7‑2:	Drill Collar Location Plan, Project Area	7-9
Figure 7‑3:	Collar Locations of Drilling used for Mineral Resource Estimation	7-11
Figure 7‑4:	Example Drill Section, Drilling Used In Mineral Resource Estimates	7-12
Figure 10‑1:	Copper Recovery Curves At 16,000 t/d Processing Rate	10-6
Figure 10‑2:	Gold Recovery Curves At 16,000 t/d Processing Rate	10-7
Figure 11‑1:	Low-Grade Estimation and Mineral Reserves-Constraining Shapes	11-3
Figure 12‑1:	Final Mine Layout Plan	12-2
Figure 13‑1:	Ventilation Schematic	13-12
Figure 14‑1:	Process Flowsheet	14-2
Figure 15‑1:	Infrastructure Layout Plan	15-2

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New Afton Operations British Columbia Technical Report Summary

1.0	EXECUTIVE SUMMARY

1.1	Introduction

Mr. Tyler Roberts, P.Eng., Mr. Devin Wade, P.Geo., Ms. Jennifer Katchen, P.Eng., Mr. Vincent Nadeau-Benoit, P.Geo., Mr. Matthew Davis, P.Eng., and Ms. Emily O’Hara, P.Eng., prepared this technical report summary (the Report) for Coeur Mining, Inc. (Coeur), on the New Afton copper–gold mine (the New Afton Operations or the Project) in British Columbia (BC).

Coeur acquired the New Afton Operations in March 2026 through its acquisition of New Gold Inc. (New Gold).

1.2	Terms of Reference

The Report was prepared to be attached as an exhibit to support mineral property disclosure, including mineral resource and mineral reserve estimates, for the New Afton Operations in Coeur’s Current Report on Form 8-K.

Unless otherwise indicated, all financial values are reported in United States dollars (US$). The Canadian currency is the Canadian dollar (C$). Unless otherwise noted, the Report uses metric units and US English.

Mineral resources and mineral reserves are reported using the definitions in Item 1300 of Regulation S–K (17 CFR Part 229) (S-K 1300) of the United States Securities and Exchange Commission.

1.3	Property Setting

The New Afton Operations are in the south-central interior region of British Columbia, approximately 10 km west of the City of Kamloops and approximately 350 km northeast of Vancouver. The approximate center of the property is located at 50° 39' latitude north and 120° 31' longitude west, or 5614800N and 675500E using NAD83, Zone 10 North Universal Transverse Mercator (UTM) coordinates. The nominal elevation of the property is approximately 700 meters above mean sea level (masl).

The operations are located just west of the junction of the Trans-Canada Highway No. 1 with Coquihalla Highway No. 5, which both provide year-round road access. Access to the site is by a mine road located off the Trans-Canada Highway. The Kamloops airport is served by regular scheduled flights to Vancouver and Victoria, British Columbia, and Calgary, Alberta. The Canadian National Railway and Canadian Pacific Railway both pass through Kamloops.

British Columbia Hydro and Power Authority (BC Hydro) transmission lines, a FortisBC Inc. (FortisBC) natural gas pipeline, and a Pembina Pipeline Corporation (Pembina) oil pipeline traverse the mining lease north of the historical Afton pit. A water pipeline, approximately 4 km in length, delivers fresh water from Kamloops Lake to the mine site. Coeur purchased the water pipeline and pump house facilities from Teck Resources Limited (Teck) and its subsidiary (Afton Operating Corp.) as part of a purchase agreement in 2007.

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New Afton Operations British Columbia Technical Report Summary

Coeur has four active water licenses to withdraw water from Kamloops Lake for mining and milling operations.

The Kamloops area is in the rain shadow of the British Columbia Coast Mountains and is characterized by a semi-arid climate. The mine operates year-round.

1.4	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements

Coeur’s mineral tenures in the mine area comprise cell claims, legacy claims, and a mining lease. Mineral claims cover a total area of approximately 21,714 ha, and the mining lease covers approximately 902 ha.

The Project area is defined by Coeur’s M-229 Mines Act Permit boundary; within this permit boundary, Coeur is authorized to complete approved surface works and mining operations as written in the M-229 Permit document. The New Afton deposit is within the M-229 permit boundary. The permit area encompasses most of the mining lease area, as well as a portion of several mineral claims.

The New Afton Mining Lease is valid until November 2036 and is renewed annually with a cash payment due on or before the November 29 anniversary date. Work completed within the mining lease boundary cannot be used for the annual lease renewal or on mineral claims that overlap the mining lease. The remainder of the mineral tenure is renewed with either exploration work done on a mineral claim (including contiguous mineral claims) and submitted online in the form of a work report, or with a ‘cash in lieu of work’ payment.

Coeur holds the surface rights plus a section of Crown property (Crown land in British Columbia is land owned by the provincial government) within and adjacent to the area covered by the M-229 Permit boundary. The area held under surface rights totals 5,620.5 acres. No additional rights are needed to support the life-of-mine (LOM) plan presented in this Report.

Coeur has engaged in several royalty agreements with various third parties on relatively small parcels within the broader overall property, with one proximal to the New Afton mine. In 2007, a Land Purchase Agreement was signed between Teck, Afton Operating Corporation, and New Gold Inc. (Coeur). Part of this agreement was a 2% net smelter royalty (NSR) on ‘the lands subject to the agreement payable to Teck or a C$12 M buyout at any time on the mineral rights. This royalty remains active, has changed hands twice, and would now be payable to Royal Gold Inc.

Coeur is party to a Cooperation Agreement originally with the Tk’emlúps te Secwépemc and the Skeetchestn Indian Band (together referred to as the SSN). The Cooperation Agreement provides that a fixed royalty amount is paid annually until the full amount is reached in January 31, 2030.

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New Afton Operations British Columbia Technical Report Summary

1.5	Geology and Mineralization

The New Afton deposit, and its associated hydrothermal systems, occurs where the Late Triassic to Early Jurassic mafic to intermediate volcanic and volcaniclastic rocks of the Nicola Group are in contact with the multi-phase Late Triassic to Early Jurassic alkaline intrusions of the Iron Mask Batholith. Post-accretion Early to Middle Eocene sedimentary and volcanic rocks of the Kamloops Group unconformably overlie the island-arc assemblages. The New Afton deposit is classified as a silica-saturated alkalic copper–gold porphyry deposit.

Copper–gold mineralization typically occurs as east-west subvertical tabular zones of disseminations, stringers, and fracture-filling sulfides within rocks of the volcanic Nicola Group and the diorite. The deposit consists of three principal zones:

•
The Main zone, located on the western edge of the Pothook diorite is subdivided into Lift 1 East, Lift 1 West (both mined out), and the B3, C-Zone, and D-Zone mining zones. Mining is currently focused on the B3 and C-Zone. Mineral resources are estimated for the D-Zone;

•	The Hanging wall (HW) zones are smaller satellite zones located along the southern margin of the Pothook diorite;

•
The Eastern zones include two separate areas located on the northern margin of the Pothook diorite: East Extension and K-Zone. East Extension is currently in the mine planning phase and the K-Zone has estimated mineral resources.

Mineralization is subdivided into three types: hypogene (either chalcopyrite- or bornite-dominant), secondary hypogene (sometimes referred to as mesogene) (overprint of tennantite-enargite + tetrahedrite and bornite + chalcocite rims), and supergene (native copper and chalcocite).

1.6	History and Exploration

Companies that had a Project interest prior to Coeur included Teck, Iso Mines Ltd., Westridge Ltd., Indogold Development Ltd., and DRC Resources Corporation (DRC). DRC changed its name to New Gold in 2005. Work completed prior to Coeur’s Project interest included claims staking, geochemical and geophysical surveys, drilling, construction of an exploration decline, and mining-related studies. Open pit mining operations ran from 1977–1997. Underground development commenced in 2007.

Coeur acquired the New Afton Operations in March 2026 through its acquisition of New Gold.

1.7	Drilling and Sampling

A total of 1,712 core, reverse circulation, piezo cone penetration, vertical seismic profiling, Odex, and sonic drill holes (601,145.21 m) have been completed in the Project area from 2000–2025. No drilling was conducted in 2004. Drilling includes drill holes completed for geotechnical, hydrogeological, metallurgical and exploration purposes. Drill holes are both surface and underground. A total of 1,165 core holes (491,531.79 m) is used in estimation. Drill holes omitted from estimation support include drilling prior to 2000, distal exploration drill holes and geotechnical drill holes.

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New Afton Operations British Columbia Technical Report Summary

Core recovery averaged 98.5% for those drill holes used in estimation.

Drill hole collars are located by mine survey staff. Downhole dip and azimuth data were also measured for core drill holes by the drill contractor using a DeviGyro Overshot Xpress (OX) downhole tool.

In the opinion of the Qualified Person (QP), the sample preparation procedures, analytical methods, QA/QC protocols, and sample security for the samples used in mineral resource estimation are acceptable, meet industry-standard practice, and are acceptable for mineral resource and mineral reserve estimation and mine planning purposes.

1.8	Data Verification

Data verification programs were carried out by independent consultants and operations personnel over time. Coeur implements a series of routine verification procedures to ensure the reliable collection of exploration data. All work is conducted by appropriately qualified personnel under the supervision of qualified geologists.

A number of validation checks were performed in support of technical reports filed as a result of New Afton’s Canadian regulatory reporting requirements.

The QP supervised the preparation of the mineral resource estimate, completed site visits, undertook review of selected data audit reports, drill cores, geological data, QA/QC procedures, and completed a validation of the current drill hole database. The QP is of the opinion that the data verification programs for Project data adequately support the geological interpretations, the analytical and database quality, and therefore support the use of the data in mineral resource and mineral reserve estimation, and in mine planning.

1.9	Metallurgical Testwork

Initial metallurgical testing was performed in 2008 and 2009 to evaluate the mineralogy of the deposit and contribute to the process plant and tailings storage facility (TSF) designs. Testwork included mineralogical studies, modal analyses, grinding tests, flotation tests, gravity tests, variability tests, and dewatering tests. It was determined that conventional crushing, grinding, and concentration processes were appropriate given the mineralogy of the deposit.

Since the New Afton Operations commenced production in 2012, additional metallurgical testwork was completed, primarily by ALS Laboratories (ALS) in Kamloops, to support the evaluation of C-Zone, East Extension, HW, K-Zone and D-Zone. ALS is independent of Coeur/New Gold. This testwork included chemical and mineralogical studies, comminution testwork (semi-autogenous grind (SAG) mill comminution (SMC), SAG power index (SPI) with comminution economic evaluation tool (CEET) crusher index determination, Bond ball and rod mill index tests), dilution cleaning tests, locked-cycle tests, gravity recoverable gold tests, and flotation technology evaluations.

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New Afton Operations British Columbia Technical Report Summary

Two main mineralization types will be treated over the life-of-mine (LOM): hypogene ore (including background material that is not classified as either hypogene, secondary hypogene, or supergene) and secondary hypogene ore. Hypogene ore and background material form the majority of the material to be processed at 95% while secondary hypogene ore makes up the remaining 5%. Predictive recovery formulas were developed (based on feed grades, grind size, and throughput rate) to forecast copper and gold recoveries. Based on operating experience, C-Zone hypogene copper recovery is capped at 92%. LOM copper and gold recovery rates are estimated to be approximately 88.4% and 83.9%, respectively.

The New Afton concentrate has historically been very clean and marketable. There are no known deleterious elements that could have a significant effect on economic extraction. Expected penalties associated with mercury and arsenic levels have been taken into account in the concentrate sales model.

1.10	Mineral Resource Estimation

1.10.1	Estimation Methodology

Two block models were generated to estimate mineral resources at New Afton. The two models cover the same extent but have different block sizes to provide more flexibility with choice of mining methods. A 10 x 10 x 10 m model was generated to estimate Mineral Resources for zones considered suitable for mining through block caving. A 5 x 5 x 5 m sub-blocked model was generated to test potential applicability of more selective underground mining methods.

Grade shells were modelled at specific grade thresholds. Mineralized grade shells were generated for all mineralized zones at a grade threshold of 0.2% copper equivalent (CuEq). Sub-domain grade thresholds were 5.0% CuEq for East Extension, 1.0% CuEq for HW1 and 0.8% for K-Zone. Estimation was also carried out in complementing lithological domains including monzonite dykes, latite dyke, and Nicola Group volcanic rocks. The picrite unit was assigned a grade of zero for all metals contained within. All domains were used as hard boundaries during the estimation process.

The block model grades for copper, gold, and silver were estimated using ordinary kriging (OK). The copper, gold, and silver estimates were conducted in a single pass using a search ellipsoid measuring 150 x 150 x 40 m for the 10 x 10 x 10 m model and a search ellipsoid measuring 150 x 150 x 20 m for the 5 x 5 x 5 m sub-blocked model.

The mineral resource estimates were reported assuming underground stope mining methods for East Extension and underground bulk mining methods, likely block caving, for all other zones. Constraining volumes were created to demonstrate the spatial continuity of the mineralization within a potentially mineable shape.

For underground bulk mining zones, mineral resources were reported within resource cave shapes created using a cut-off grade of 0.33% CuEq. Within the resource cave shapes, resources are reported for blocks above 0.30% CuEq for K-Zone, and above 0.15% CuEq for the other zones.

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New Afton Operations British Columbia Technical Report Summary

The following copper-equivalency is used:

•
Cu% + (Au g/t * Au Recovery * Au Payable * (Au Price - Refining) / 31.1035) + (Ag g/t * Ag Recovery * Ag Payable * (Ag Price - Refining) / 31.1035) / (22.046 * Cu Recovery * Cu Payable * (Cu Price - Refining).

The calculations are based on the following:

•
Au price: US$2,500/oz Au; Au recovery: 87.7%; Au payable: 97.0%; Au refining charge: US$6.00/oz; Ag price: US$30/oz Au; Ag recovery: 73.5%; Ag payable: 90.0%; Ag refining charge: US$0.50/oz; Cu price: US$4.40/lb Cu; Cu recovery: 86.4%; Cu payable: 96.4%; Cu refining charge: US$0.8/lb.

1.10.2	Mineral Resource Statement

Mineral resources are reported using the mineral resource definitions set out in S-K 1300, and are reported exclusive of those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
Estimates are current as at December 31, 2025. The reference point for the estimate is in situ.
Mineral resource estimates are summarized in Table 1‑1.
The Qualified Persons for the estimates are Mr. Vincent Nadeau-Benoit P.Geo., and Mr. Tyler Roberts, P.Eng., both Coeur employees.

1.10.3	Factors That May Affect the Mineral Resource Estimate

Factors that may affect the Mineral Resource and Mineral Reserve estimates include metal price and exchange rate assumptions; changes to the assumptions used to generate cut-off grades; interpretations of mineralization geometry and continuity of mineralized zones; changes to geological and mineralization shape and geological and grade continuity assumptions; density and domain assignments; geotechnical and hydrogeological assumptions; parameters used to derive cave resource shapes and stope shapes; assumptions related to cave mixing and dilution; changes to metallurgical recovery assumptions; changes to inputs to capital and operating cost estimates; and assumptions regarding the continued ability to access the site, retain mineral and surface rights, maintain environmental and other regulatory permits, and maintain the social and environmental license to operate.

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New Afton Operations British Columbia Technical Report Summary

Table 1‑1:   Measured, Indicated and Inferred Mineral Resource Statement

Zone	Category	Tonnes (t x 1,000)	Grade			Metal Content			Cut-off Grade	Metallurgical Recovery
			Au (g/t)	Ag (g/t)	Cu (%)	Au Ounces (oz x 1,000)	Ag Ounces (oz x 1,000)	Cu Pounds (lb x 1,000,000)	CuEq. (%)	Au (%)	Ag (%)	Cu (%)
B-Zone C-Zone D-Zone HW	Measured	29,843	0.58	1.78	0.62	552	1,707	408	0.15	87.7	73.5	86.4
	Indicated	25,611	0.28	1.04	0.28	230	859	158	0.15	87.7	73.5	86.4
	Sub-total measured and indicated	55,454	0.44	1.44	0.46	782	2,566	566	0.15	87.7	73.5	86.4
	Inferred	1,289	0.35	0.70	0.22	15	29	6	0.15	87.7	73.5	86.4
K-Zone	Measured	7,206	0.70	3.66	0.91	162	849	144	0.30	87.7	73.5	86.4
	Indicated	40,436	0.43	1.52	0.52	553	1,979	462	0.30	87.7	73.5	86.4
	Sub-total measured and indicated	47,642	0.47	1.85	0.58	715	2,827	606	0.30	87.7	73.5	86.4
	Inferred	5,877	0.45	1.64	0.59	86	309	77	0.30	87.7	73.5	86.4
East Extension	Measured	—	—	—	—	—	—	—	—	—	—	—
	Indicated	1,558	0.96	4.24	1.04	48	213	36	1.26	87.7	73.5	86.4
	Sub-total measured and indicated	1,558	0.96	4.24	1.04	48	213	36	1.26	87.7	73.5	86.4
	Inferred	—	—	—	—	—	—	—	—	—	—	—
Total	Measured	37,049	0.60	2.15	0.68	715	2,555	552	—	87.7	73.5	86.4
	Indicated	67,605	0.38	1.40	0.44	831	3,051	656	—	87.7	73.5	86.4
	Total measured and indicated	104,654	0.46	1.67	0.52	1,545	5,606	1,208	—	87.7	73.5	86.4
	Inferred	7,166	0.44	1.47	0.53	100	338	83	—	87.7	73.5	86.4

Notes to accompany mineral resource tables:

1.	The mineral resource estimates are current as at December 31, 2025, and are reported using the definitions in Item 1300 of Regulation S–K (17 CFR Part 229) (S-K 1300).

2.	The reference point for the mineral resource estimate is in situ. The Qualified Persons for the estimate are Mr. Vincent Nadeau-Benoit P.Geo., and Mr. Tyler Roberts, P.Eng., both Coeur employees.

3.	Mineral resources are reported exclusive of those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

4.
Mineral Resources are estimated using metal price assumptions of US$4.40 per pound of copper, US$2,500 per ounce of gold, and US$30 per ounce of silver, and a foreign exchange rate assumption of 1.30 C$/1.00US$.

5.
For underground bulk mining, mineral resources are reported within resource cave shapes created using a cut-off grade of 0.33% CuEq. Within resource cave shapes, resources are reported for blocks above 0.30% CuEq for K-Zone, and above 0.15% CuEq for the other zones. For stope mining, mineral resources are reported within mineable shapes created using a cut-off grade of 1.26% CuEq and include must-take material.

6.
The following copper-equivalency (CuEq%) formula is used: Cu% + (Au g/t * Au Recovery * Au Payable * (Au Price - Refining) / 31.1035) + (Ag g/t * Ag Recovery * Ag Payable * (Ag Price - Refining) / 31.1035) / (22.046 * Cu Recovery * Cu Payable * (Cu Price - Refining). The calculations are based on the following: Au price: US$2,500/oz Au; Au recovery: 87.7%; Au payable: 97.0%; Au refining charge: US$6.00/oz; Ag price: US$30/oz Au; Ag recovery: 73.5%; Ag payable: 90.0%; Ag refining charge: US$0.50/oz; Cu price: US$4.40/lb Cu; Cu recovery: 86.4%; Cu payable: 96.4%; Cu refining charge: US$0.8/lb.

7.	Rounding of tonnes, grades, troy ounces and pounds as required by reporting guidelines, may result in apparent differences between tonnes, grades, and contained metal contents.

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New Afton Operations British Columbia Technical Report Summary

1.11	Mineral Reserve Estimation

1.11.1	Estimation Methodology

C-Zone mineral reserves were estimated using the 10 x 10 x 10 m model. Measured and indicated mineral resources were converted to probable mineral reserves. Due to the uncertainty associated with estimating movement of material within the block caves, no proven mineral reserves were reported for C-Zone and East Extension. Mining of the B3 block cave is expected to be completed in Q1 2026. Material is continuing to be drawn from the B3 cave; however, this material is unclassified and is not included in the mineral reserves or mine plan in this Report.

East Extension mineral reserves were estimated using the 5 x 5 x 5 m sub-blocked model. Indicated mineral resources were converted to probable mineral reserves.

Mineral reserve block models were generated by adding an NSR attribute, in US$ per tonne, to each block in the resource block models. Blocks classified as inferred mineral resources, or without a resource classification, were set to zero grade and zero NSR.

Ore recovery in the block caves is assumed to be 100% of the mixed/diluted block model. Dilution assumptions for East Extension stopes are currently estimated at 10.8%, with 5.8% from hanging-wall and footwall overbreak at the block model grade and 5% backfill dilution at zero grade. n additional 93% mining recovery factor is applied to stope tonnes to account for un-blasted ore in the shoulders of the stopes and un-mucked ore remaining on the floor of the stopes.

1.11.2	Mineral Reserve Statement

Mineral reserves were classified using the mineral reserve definitions set out in S-K 1300. The reference point for the mineral reserve estimate is the point of delivery to the process plant.

Mineral reserves are current as at December 31, 2025.

Mineral reserves are reported in Table 1‑2.

The Qualified Person for the estimate is Mr. Tyler Roberts, P.Eng., a Coeur employee.

1.11.3	Factors That May Affect the Mineral Reserve Estimate

Factors that may affect the mineral reserve estimates include changes to the long-term copper, gold, and silver price and exchange rate assumptions; changes to the parameters used to derive the cave outlines and stope shapes and determine the cut-off values; changes to geotechnical and hydrogeological assumptions; changes to the cave mixing model and dilution estimates; changes to metallurgical recovery assumptions; changes to inputs to capital and operating cost estimates; and the ability to maintain the social and environmental license to operate.

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New Afton Operations British Columbia Technical Report Summary

Table 1‑2:      Proven and Probable Mineral Reserves Statement

Zone	Category	Tonnes (kt)	Grade			Contained Metal			Metallurgical Recovery (%)
			Au (g/t)	Ag (g/t)	Cu (%)	Au (koz)	Ag (koz)	Cu (Mlbs)
C-Zone	Proven	—	—	—	—	—	—	—	—
	Probable	35,212	0.65	1.62	0.72	739	1,837	556	88.5
	Sub-total proven and probable	35,212	0.65	1.62	0.72	739	1,837	556	88.5
East Extension	Proven	—	—	—	—	—	—	—	—
	Probable	962	1.31	8.5	1.63	41	264	35	87.6
	Sub-total proven and probable	962	1.31	8.5	1.63	41	264	35	87.6
Total	Proven & Probable	36,174	0.67	1.79	0.74	780	2,101	591	88.5

Notes to accompany mineral reserve table:

1.	The Mineral Reserve estimates are current as at December 31, 2025, and are reported using the definitions in Item 1300 of Regulation S–K (17 CFR Part 229) (S-K 1300).

2.	The Qualified Person for the estimate is Mr. Tyler Roberts, P.Eng., a Coeur employee.

3.
Mineral Reserves are estimated using metal price assumptions of US$3.50 per pound of copper, US$1,650 per ounce of gold, and US$20 per ounce of silver, and a foreign exchange rate assumption of C$1.30 : US$1.00.

4.
C-Zone block cave Mineral Reserves are reported at a cut-off NSR of US$24/t and East Extension Mineral Reserves are reported at a cut-off NSR of US$100/t, based on processing costs of US$9.00/t processed, G&A costs of US$3.50/t processed, block caving costs of US$11.50/t ore mined, and stoping costs of US$87.50/t ore mined. Metallurgical recoveries vary depending on ore type and grades.

5.	Rounding of short tonnes, grades, and troy ounces, as required by reporting guidelines, may result in apparent differences between tonnes, grades, and contained metal contents.

1.12	Mining Methods

The mineral reserve estimates are based on block caving and long-hole stoping underground mining methods. The B3 and C-Zones are mined using block caving, and the East Extension is planned to be mined using stoping methods. Mining of the B3 block cave is expected to be completed in Q1 2026. Material is continuing to be drawn from the B3 cave; however, this material is unclassified and is not included in the mineral reserves or mine plan in this Report. The LOM plan is based on the C-Zone block cave, and longitudinal stoping at the East Extension.

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New Afton Operations British Columbia Technical Report Summary

Stope stability analysis for East Extension was completed using empirical design. Stopes are scheduled to be backfilled with cemented rock fill shortly after they are mined to reduce stand-up time and overbreak. East Extension is not expected to cause additional subsidence.
The block cave mining method involves development of a footprint at the base of the cave that includes an undercut level for initiating the cave and an extraction level from which ore will be mucked from drawpoints for the duration of the cave.
The B3 block cave extraction level is approximately 160 m below the mined-out Lift 1 and 760 m below surface. The B3 footprint measures approximately 250 x 125 m for a footprint area of approximately 31,000 m2. B3 has a total of 65 drawbells spaced at 16.5 x 27.0 m, four longitudinal strike drives, and 111 drawpoints.
The C-Zone extraction level is located approximately 390 m below the B3 extraction level and 1,150 m below surface. The footprint of C-Zone measures approximately 460 x 120 m for an area of approximately 55,000 m2. The extraction level has seven transverse crosscuts, 91 designed drawbells spaced at 18.0 x 27.0 m, and a total of 177 drawpoints.
East Extension is located 120 m east of the C-Zone block cave, and 150 m above the C-Zone extraction level. East Extension Mineral Reserves extend approximately 200 m vertically and 140 m along strike. The current design has 10 levels, spaced at 20 m vertical intervals, with ramp access from the east. Each level has a single or second parallel ore drive running east-west, with dimensions of 5.0 m wide x 5.0 m high. There are 114 stopes designed in three panels to optimize scoop productivity; the panels are separated by 5 m thick sill pillars. Stopes were designed with dimensions of 14 m long x 20 m high and a width up to 20 m.
The underground mine is accessed by decline from a portal on surface located to the south of the processing plant. Emergency egress is available through a fresh-air raise equipped with an Alimak elevator and a staging area.
The materials handling system consists of ore passes, underground crushers, a conveyor system to surface, and underground truck haulage. All concrete and shotcrete products used underground are produced at the on-site batch plant. Shotcrete and concrete products are delivered via 4 or 6 m3 underground transmixers. Three explosives magazines are located on site: two on surface, and two underground.
The current ventilation layout is a push–pull system with six ventilation raises to surface: three intake raises and three exhaust raises. The intake raises (VR5, VR6, and VR7) are fitted with 800 hp axial fans. The exhaust shafts (VR2, VR3, and VR4) are fitted with 600 hp axial fans. The main conveyor portal also exhausts air from the mine.
Mining of the B3 block cave is expected to be completed in Q1 2026. Material is continuing to be drawn from the B3 cave from outside the stated proven and probable reserve, the material is unclassified and not represented in reserves. Draw will cease from the B3 cave at such a time as the observed grades become uneconomical or the approaching C-Zone cave induces safety risks.
C-Zone mining production is expected to ramp up to approximately 5.4 Mt of ore in 2026 and 5.4–6.0 Mt/a from 2026–2032. In periods when the mining rate exceeds the processing rate, intermediate-grade ore will be stockpiled on surface until it can be processed.

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New Afton Operations British Columbia Technical Report Summary

Development of the East Extension access ramp is scheduled to start from the top and bottom in 2028, and the first ore from East Extension is expected in 2028. From 2028–2031, the East Extension is expected to provide approximately 500 t/d of high-grade supplementary mill feed.

With the ramping up of C-Zone block cave, the processing rate is planned to increase from an average of 13,750 t/od at the start of 2026 to full capacity of approximately 16,000 t/d by the end of 2026. These processing rates were achieved in the past during mining of the Lift 1 block caves. Feed grades are planned to increase as C-Zone caving advances into the core of the deposit, peaking in 2027 and 2028.

The current mine life forecast is seven years, to 2032.

1.13	Recovery Methods

The New Afton process plant has been in operation since mid‐2012. The plant is a mineral concentrator. The process flowsheet consists of conventional crushing and grinding circuits, a flotation circuit, and a gravity circuit to produce a copper-gold concentrate.

Since initial commissioning, the process plant has undergone several major updates to increase processing capacity, maintain metallurgical recoveries, facilitate the processing of different ore types, and produce thickened and amended tailings.

The process facility uses one source of fresh water and multiple sources of reclaimed water. Water drawn from Kamloops Lake is used for applications requiring fresh rather than reclaimed water, as well as to make up any deficit in the site water balance.

Most of the power consumption at the mill occurs in the grinding circuit.

1.14	Infrastructure

The New Afton Mine is in operation and has all the required infrastructure to support the operation.

Surface infrastructure supporting the New Afton operation includes: a process facility, a thickened and amended tailings plant, maintenance workshops, warehouses, an assay laboratory, the integrated operations center, mine dry buildings, offices, explosives magazines, a concrete batch plant, ventilation fans and heaters, and electrical and pumping facilities.

During periods when mining rates exceed processing capacity, intermediate-grade ore may be stockpiled on surface for later processing. Intermediate-grade C-Zone Mineral Reserves may also be segregated and stockpiled on surface using a diverter on the conveyor as it exits the underground portal. All stockpile locations and volumes are permitted and approved through end of mine.

Waste rock produced by block cave mining at New Afton is deposited in the Afton Pit TSF or within designated block cave subsidence areas, both of which are classified as potentially acid generating (PAG) storage areas.

There are four TSFs on the New Afton mine site:

•	The Afton Pit TSF, which is the primary facility for LOM tailings deposition;

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New Afton Operations British Columbia Technical Report Summary

•	The New Afton TSF, which holds the Lift 1 and majority of B3 tailings ;

•	The Historical Afton TSF, which holds the tailings from the original Afton operation and has since been inactive;

•	The Pothook TSF, which acts as a site water reservoir, and currently does not receive any tailings.

The current LOM plan is to deposit 44 Mt in the Afton Pit TSF, which will use approximately 55–60% of the total storage capacity. Coeur has implemented a stringent subsidence monitoring and adaptive management plan during the stabilization and mining period to effectively manage TSF risks. Subsidence models and site observations are continually reviewed and used to confirm understanding of the timing of ground movements, and to verify that subsidence movement is projected to remain within the target stabilization areas of the affected facilities. All TSFs located on the New Afton Mine site undergo thorough review and oversight from qualified professionals.

Fresh water is drawn from Kamloops Lake and is used primarily for ore processing make-up water, as road dust suppressant, for vehicle wash-down, fire control, and drilling. The majority of mill process water is currently reclaimed from the tailings thickener overflow. Water balance modelling is used to track the inventory of water on site, as well as water consumption and water losses. Tailings seepage water is collected surface water management ponds, in the mine workings, or via interception wells prior to entering the underground workings. The water collected from these locations is pumped to the mill process water stream.

Currently, BC Hydro supplies the mine with 49.5 MW of electrical power via a connection located between the Savona Substation and the Douglas Substation. This connection consists of a 138 kV overhead line terminal and approximately 1.1 km of 138 kV transmission line to the site’s substation.

1.15	Markets and Contracts

1.15.1	Market Studies

The New Afton Operations produce a high-quality clean copper concentrate with typical copper grade, high gold grades, payable silver credits, and relatively low impurity levels. The current concentrate is readily marketable to any of several smelters or concentrate marketing firms. Smelting and refining terms are generally similar and include treatment charges and refining charges which are generally known, with penalty charges for contaminants such as arsenic and mercury in the concentrates. Penalty terms are generally more variable than the treatment and refining terms. Concentrates are typically sold through concentrate marketing firms, with long-term contracts that cover several years. Coeur has established contracts and buyers for the concentrate products, and has an internal marketing group that monitors markets for its key products.

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New Afton Operations British Columbia Technical Report Summary

1.15.2	Commodity Prices

Coeur uses a combination of analysis of three-year rolling averages, long-term consensus pricing, and benchmarks to pricing used by industry peers over the past year, when considering long-term commodity price forecasts.

Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry-accepted practice.

The long-term gold and copper price forecasts are:

•	Mineral reserves:

o	US$1,650/oz Au; US$3.50/lb;

•	Mineral resources:

o	US$2,500/oz Au; US$4.40/lb.

The economic analysis in Chapter 1.19 uses a reverting price curve.

1.15.3	Contracts

There are numerous contracts in place at the Project to support mine operations. Currently there are contracts in place to cover maintenance services, fuel, explosives, grinding media, and milling reagents. Coeur also has contracts in place for the transportation of concentrates, port services in Vancouver, and representation services related to concentrate analysis at delivery. The terms and rates for these contracts are within industry norms. The contracts are periodically put up for bid or re-negotiated as required.

Coeur entered into, and maintains, a cooperation agreement with the SSN First Nation.

1.16	Environmental, Permitting and Social Considerations

1.16.1	Environmental Studies and Monitoring

The New Afton Mine was reviewed and permitted as a major mine under the BC Mines Act in 2007 and received BC Environmental Management Act permits in 2010. The M-229 permit was issued under the Mines Act and is administered by the Ministry of Mining and Critical Minerals. The Effluent Discharge permit 100224 and Air Discharge permit 100223 were issued under the Environmental Management Act and administered by the Ministry of Environment and Parks.

The New Afton Operations are in compliance with all current permit conditions and requirements and there are no outstanding environmental issues. Environmental monitoring for air quality, ambient noise and vibration, geochemistry, surface water quality, groundwater quality, aquatic resources, flora and fauna, are completed regularly and reported per permit conditions.

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New Afton Operations British Columbia Technical Report Summary

1.16.2	Closure and Reclamation Considerations

The most recent reclamation liability cost estimate for the New Afton Operations, as submitted to the MCM on November 1, 2024, is approximately C$70.4 million (US$ 51 million). It assumes approximately C$30.4 million (US$ 22 million) for post-closure monitoring and maintenance over the following 100 years. Based on the standard regulatory discount rates applicable in British Columbia, the NPV of the post-closure monitoring and maintenance costs is approximately C$8.1 million (US$ 5.9 million), while the conventional closure works cost is not subject to discount. This gives a total NPV of approximately C$48.2 million (US$ 34.9 million). Since BC regulations will not allow discount of the total reclamation liability cost estimate below C$50 million (US$ 36.2 million); the current bonding for the site is fixed at C$50 million (US$ 36.2 million). All amounts were converted from Canadian dollars to United States dollars at a rate of US$1 to C$1.38.

1.16.3	Permitting

New Afton submitted a Mines Act Permit Amendment on January 12, 2026, seeking amendment to the M-229 Mines Act Permit. This authorization is to allow the stope mining of East Extension and includes the proposed K-Zone access ramp development. All other operations included in the LOM plan are fully permitted.

1.16.4	Social Considerations, Plans, Negotiations and Agreements

Coeur maintains strong relationships with Indigenous partners and collaborates with them on environmental and business matters. A Cooperation Agreement is in place with the SSN First Nation.

The mine is located approximately 10 km from the City of Kamloops, which has a growing population of approximately 97,000. New Afton employs most of its staff from the nearby communities.

1.17	Capital Cost Estimates

Capital cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%.

Capital costs are based on budget estimates and supplier and contractor quotes, engineering designs, maintenance strategies, production plans, and recent operating history. In later years, capital estimates are based on estimated annual operating requirements and are therefore classified as sustaining capital.

Total LOM capital is expected to be approximately US$212.6 million, including US$84.2 million of sustaining capital and $128.4 million of growth capital (Table 1‑3).

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New Afton Operations British Columbia Technical Report Summary

Table 1‑3:   LOM Sustaining Capital Cost Estimate

Category	2026	2027	2028	2029	2030	2031	2032	Total
Sustaining Capital
C-Zone	14.3	18.9	4.3	4.3	4.3	4.3	—	50.6
East Extension	—	—	1.1	2.0	—	—	—	3.1
Other	17.6	6.1	2.9	2.7	1.1	—	—	30.5
Total sustaining capital	32.0	25.0	8.4	9.0	5.4	4.3	—	84.2
Growth Capital
C-Zone	27.3	0.5	—	—	—	—	—	27.8
East Extension	0.4	1.2	34.0	—	—	—	—	35.5
K-Zone	17.6	21.7	21.2	—	—	—	—	60.5
Other	(0.6)	2.3	0.7	2.2	—	—	—	4.6
Total growth capital	44.6	25.8	55.9	2.2	—	—	—	128.4
Total Capital	76.6	50.8	64.2	11.2	5.4	4.3	—	212.6

Note: Numbers have been rounded.

1.18	Operating Cost Estimates

Operating cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%.

The basis for the operating cost estimate is the budget and LOM plan. The production plan drove the calculation of the mining and processing costs, as the mining mobile equipment fleet, workforce, contractors, power, and consumables requirements were calculated based on specific consumption rates. Consumable prices and labor rates are based on current contracts and agreements.

LOM operating costs are shown in Table 1‑4 and total US$1,085.6 M. Unit operating costs from 2026–2032 range from US$24.08–US$33.60/t.

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New Afton Operations British Columbia Technical Report Summary

Table 1‑4:   LOM Total Operating Cost Estimate

	Units	2026	2027	2028	2029	2030	2031	2032	Total/ Average
Operating Costs
Mining	US$ M	65.7	65.2	58.7	83.7	75.7	69.8	11.6	430.3
Processing	US$ M	45.3	41.6	41.2	40.5	39.8	36.1	5.0	249.4
G&A	US$ M	66.1	62.1	59.9	46.4	42.6	38.2	4.2	319.5
Other	US$ M	12.4	13.5	12.8	18.7	14.5	13.3	1.2	86.4
Total	US$ M	189.5	182.4	172.6	189.2	172.5	157.3	22.0	1,085.6
Unit Operating Costs
Mining	$/t mined	11.51	10.67	9.94	14.23	12.87	11.87	14.25	12.19
Processing	$/t milled	8.03	6.94	6.91	6.81	6.77	6.17	5.46	6.73
G&A	$/t milled	11.72	10.37	10.04	7.81	7.25	6.53	4.60	8.33
Other	$/t milled	2.21	2.26	2.14	3.14	2.46	2.27	1.28	2.25
Total	$/t milled	33.60	30.44	28.93	31.84	29.35	26.92	24.08	29.31

Note: Numbers have been rounded.

1.19	Economic Analysis

1.19.1	Forward-Looking Information

Results of the economic analysis represent forward- looking information that is subject to several known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those presented here.

Other forward-looking statements in this Report include, but are not limited to: statements with respect to future metal prices and concentrate sales contracts; the estimation of mineral reserves and mineral resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; costs and timing of the development of new ore zones; permitting time lines; requirements for additional capital; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and, limitations on insurance coverage.

Factors that may cause actual results to differ from forward-looking statements include: actual results of current reclamation activities; results of economic evaluations; changes in Project parameters as mine and process plans continue to be refined, possible variations in mineral reserves, grade or recovery rates; geotechnical considerations during mining; failure of plant, equipment or processes to operate as anticipated; shipping delays and regulations; accidents, labor disputes and other risks of the mining industry; and, delays in obtaining governmental approvals.

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New Afton Operations British Columbia Technical Report Summary

1.19.2	Methodology and Assumptions

Coeur records its financial costs on an accrual basis and adheres to U.S. Generally Accepted Accounting Principles (GAAP).

The financial costs used for this analysis are based on the 2026 LOM budget model, which was built on a zero-based budgeting process that was validated through a historical cost comparison from the previous financial year. Production figures in this Chapter are based on predicted equipment hours and manpower requirements needed to execute the mine plan using actual unit costs, labor rates and may vary from year to year depending on capital and production needs.

Consumables are based upon market projections and contract pricing. Experts and bids are used for capital purchases to ensure that all costs are included in the project to avoid unbudgeted expenditures.

All financial results are communicated to the site management team. This process results in refinements and agreements as to the validity of the cost, capital, and cash flow results. This is an ongoing process throughout the budget and provides consistency of the results and acceptance of both short- and long-term goals.

Capitalized exploration is determined annually through the corporate office, is discretionary, and therefore not included in the economic analysis. Management fees assessed through the corporate office are not included in the economic analysis.

The economic model metal price assumptions are outlined in Table 1‑5.

Royalties included in the cashflow analysis are based upon gold ounces mined or produced, depending upon the agreement. The analysis includes applicable mining-related and corporate income taxes based on current laws and regulations, which are subject to change. Currently, Coeur pays no federal income tax due to historic net operating losses.

1.19.3	Economic Analysis

The NPV at 5% is $2,485 M. As the cashflow is based on existing operations, considerations of payback and internal rate of return are not relevant.

A summary of the financial results is provided in Table 1‑6.

The active mining operation ceases in 2032; however, closure costs are estimated to be paid out through 2032. For the purposes of the financial model, all costs incurred beyond 2032 are included in the cash flow in the year 2032.

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New Afton Operations British Columbia Technical Report Summary

Table 1‑5:   Commodity Price Forecast Used in Cashflow Analysis

	Units	2026	2027	2028	2029	2030	2031+
Gold	US$/oz	4,550	4,000	3,800	3,600	3,100	3,100
Copper	US$/lb	5.00	5.00	5.00	5.00	4.50	4.50

Table 1‑6:   Cashflow Summary Table

Item	Units	Value
Revenue	US$ M	4,837.4
Production costs	US$ M	1,108.9
Exploration	US$ M	23.3
Accretion liability	US$ M	18.9
Total cost and expenses	US$ M	1,151.2
Interest income	US$ M	3.4
Intercompany	US$ M	27.7
EBITDA	US$ M	3,655.1
Depreciation, depletion and amortization	US$ M	4,580.4
Income before taxes	US$ M	(925.3)
Income tax expense (benefit)	US$ M	731.1
Net income	US$ M	(1,656.4)
Add back amortization	US$ M	4,580.4
Add back accretion	US$ M	(47.3)
Add back other non-cash items	US$ M	54.4
Operating cash flow before working capital changes	US$ M	2,931.2
Working capital	US$ M	28.6
Operating cash flow	US$ M	2,959.6
Investing activities	US$ M	(222.4)
Interest received	US$ M	0.4
Other	US$ M	(2.8)
Payments on capital leases	US$ M	(0.2)
Total cash flow	US$ M	2,734.7
Free cash flow	US$ M	2,737.2
NPV Pre-Tax/After-Tax @ 5%	US$ M	3132/2,484.6

Note: EBITDA = earnings before interest, taxes, depreciation, and amortization. Numbers have been rounded.

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New Afton Operations British Columbia Technical Report Summary

1.19.4	Sensitivity Analysis

The sensitivity of the Project to changes in metal prices, grade, capital costs, and operating cost assumptions was tested using a range of 30% above and below the base case values. The Project is most sensitive to copper and gold prices and metal grades, less sensitive to operating cost increases, and least sensitive to capital expenditure changes and exchange rates.

The primary sensitivity is to the world economy and the effect this has upon copper and gold pricing. With block caving being a low operating costs per tonne mining method, the project carries less world economy risk when compared to alternative underground mining methods.

1.20	Risks and Opportunities

1.20.1	Risks

Risks to the mineral resources and mineral reserves are discussed in Chapter 1.10.3 and Chapter 1.11.3.

The major risks to the New Afton Operations are associated with the following elements:

•	Negative variations to the copper and gold price assumptions;

•	Significant additional dilution or ore losses due to cave deviation or variations to the mine plan;

•	Oversized material or hung drawpoints during the early stages of C-Zone cave propagation, potentially limiting daily tonnage until additional drawpoints are blasted or drawpoints become free-flowing;

•	Significant delays to the completion of the tailings stabilization project, potentially impacting C-Zone production;

•	Changes in geotechnical conditions and modelling parameters, including but not limited to the following:

o	The extent and magnitude of subsidence affecting site infrastructure;

o	Convergence in underground production drifts exceeding expectations;

o	Cave growth deviation and induced stress from the C-Zone block cave impacting underground development and infrastructure.

1.20.2	Opportunities

The major opportunities are as follows:

•	Potential extension of mine life and improved production profile if mineral resources at the K-Zone, D-Zone, and HW Zone can be converted to mineral reserves with additional studies;

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New Afton Operations British Columbia Technical Report Summary

•	Potential to expand mineralization and identify new zones with additional drilling;

•	Further improvements in metallurgical recoveries with process plant improvements;

•	Further reduction in cement consumption in the thickened and amended tailings plant with additional testing and analysis;

•	Overperformance of drawpoints in C-Zone pulling in residual grade from the B3 cave post closure;

•	Conversion of some or all of the measured and indicated mineral resources currently reported exclusive of mineral reserves to mineral reserves, with appropriate supporting studies;

•	Upgrade of some or all of the inferred mineral resources to higher-confidence categories with additional studies.

1.21	Conclusions

Under the assumptions in this Report, the operations evaluated show a positive cash flow over the remaining LOM. The mine plan is achievable under the set of assumptions and parameters used.

1.22	Recommendations

As New Afton is an operating mine, the QPs have no material recommendations to make.

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New Afton Operations British Columbia Technical Report Summary

2.0	INTRODUCTION

2.1	Registrant

Mr. Tyler Roberts, P.Eng., Mr. Devin Wade, P.Geo., Ms. Jennifer Katchen, P.Eng., Mr. Vincent Nadeau-Benoit, P.Geo., Mr. Matthew Davis, P.Eng., and Ms. Emily O’Hara, P.Eng., prepared this technical report summary (the Report) for Coeur Mining, Inc. (Coeur), on the New Afton copper–gold mine (the New Afton Operations or the Project) in British Columbia (BC) (Figure 2‑1).

Coeur acquired the New Afton Operations in March 2026 through its acquisition of New Gold Inc. (New Gold).

2.2	Terms of Reference

2.2.1	Report Purpose

The Report was prepared to be attached as an exhibit to support mineral property disclosure, including mineral resource and mineral reserve estimates in Coeur’s Current Report on Form 8-K.

Mineral resources and mineral reserves are reported for the underground cave and stope mining zones.

2.2.2	Terms of Reference

Unless otherwise indicated, all financial values are reported in United States (US) currency (US$) including all operating costs, capital costs, cash flows, taxes, revenues, expenses, and overhead distributions.

Unless otherwise indicated, all financial values are reported in United States dollars (US$). The Canadian currency is the Canadian dollar (C$).

Unless otherwise noted, the Report uses metric units and US English.

Mineral resources and mineral reserves are reported using the definitions in Item 1300 of Regulation S–K (17 CFR Part 229) (S-K 1300) of the United States Securities and Exchange Commission.

Date: December 31,. 2025	Page 2-1

New Afton Operations British Columbia Technical Report Summary

Figure 2‑1:   Location of New Afton Mine

British Columbia
Alberta
Kamloops
Vancouver
New Afton
Mine
City of
Kamloops
City_Area
M-229 Permit Boundary
0
2.5
5 mi
New Afton Mine Location
COEUR MINING
1/19/2026

Note: Figure prepared by Coeur, 2026.

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New Afton Operations British Columbia Technical Report Summary

2.3	Qualified Persons

The following Coeur employees serve as the Qualified Persons (QPs) for the Report:

•	Mr. Tyler Roberts, P.Eng. Strategic Planning Superintendent, New Afton Mine;

•	Mr. Devin Wade, P.Geo. Chief Exploration Geologist, New Afton Mine;

•	Ms. Jennifer Katchen, P.Eng. Metallurgical Superintendent, New Afton Mine;

•	Mr. Vincent Nadeau-Benoit, P.Geo., Director, Mineral Resources at Coeur ;

•	Mr. Matthew Davis, P.Eng. Tailings and Surface Superintendent, New Afton Mine;

•	Ms. Emily O’Hara, P.Eng. Manager, Water Strategy and Stewardship at Coeur.

The QPs are responsible for, or co-responsible for, the Report Chapters set out in Table 2‑1.

2.4	Site Visits and Scope of Personal Inspection

2.4.1	Mr. Tyler Roberts

Mr. Roberts works directly at the mine site with required inspection visits underground to review the minable reserve plan and resource shapes used for the determination of mineral resources., he attends required meetings for reserve and life of mine strategy.

2.4.2	Mr. Devin Wade

Mr. Wade works directly at the mine site supervising all the exploration at New Afton. His main work at the site includes managing contractor compliance, review of the drill core, supervising New Afton employees, regular field visits, reviewing drilling results, and monitoring drilling and other field activities.

2.4.3	Ms. Jennifer Katchen

Ms. Katchen works directly at the mine site, and this familiarity with the mine operations serves as her personal inspection. Her role is to inspect and oversee process plant operations. Activities included direct oversight of plant performance, engagement with operations, metallurgical, and projects teams, and review of process control, throughput, and recovery performance in support of ongoing operational and planning objectives.

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New Afton Operations British Columbia Technical Report Summary

Table 2‑1:   QP Chapter Responsibilities

QP Name	Chapter Responsibility

Mr. Roberts
1.1, 1.2, 1.10.2, 1.10.3, 1.11.1, 1.11.1.2, 1.11.1.3, 1.11.2, 1.11.3, 1.12, 1.12.2, 1.15, 1.17, 1.18, 1.19, 1.20, 1.21, 1.22, 2.1, 2.2, 2.3, 2.4.1, 2.5, 2.6, 2.7, 7.4, 9.1, 9.2, 9.3.2, 9.4, 11.11, 11.12, 11.13, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.7, 13,8, 13.9, 13.10, 13.11, 16.1, 16.2, 16.3, 18.1, 18.2, 18.3, 19.1, 19.2, 19.3, 19.4, 19.5, 21, 22.1, 22.6, 22.7, 22.8, 22.9, 22.12, 22.14, 22.15, 22.16, 22.17, 22.18, 23, 24, 25.1, 25.2, 25.3

Mr. Wade
1.1, 1.2, 1.5, 1.6, 1.7, 1.8, 1.20, 1.21, 1.22, 2.1, 2.2, 2.3, 2.4.2, 2.5, 2.6, 2.7, 5.0, 6.1, 6.2, 6.3, 6.4, 7.1, 7.2, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 21, 22.1, 22.3, 22.4, 22.6, 22.17, 22.18, 23, 24, 25.1

Mr. Vincent Nadeau-Benoit
1.1, 1.2, 1.8, 1.10.1, 1.10.2, 1.10.3, 1.20, 1.21, 1.22, 2.1, 2.2, 2.3, 2.4.4, 2.5, 2.6, 2.7, 9.1, 9.2, 9.3.1, 9.4. 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12, 11.13, 21, 22.1, 22.3, 22.5, 22.7, 22.17, 22.18, 23, 24, 25.1

Ms. Katchen	1.1, 1.2, 1.9, 1.13, 1.20, 1.21, 1.22, 2.1, 2.2, 2.3, 2.4.3, 2.5, 2.6, 2.7, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 14.1, 14.2, 14.3, 14.4, 14.5, 14.6, 21, 22.1, 22.10, 22.17, 22.18, 23, 24, 25.1

Mr. Davis	1.1, 1.2, 1.14, 1.20, 1.21, 1.22, 2.1, 2.2, 2.3, 2.4.5, 2.5, 2.6, 2.7, 14.4, 15.1, 15.2, 15.3, 15.4, 15.8, 15.9, 15.10, 21, 22.1, 22.11, 22.17, 22.18, 23, 24, 25.1

Ms. Emily O’Hara
1.1, 1.2, 1.3, 1.4, 1.16, 1.20, 1.21, 1.22, 2.1, 2.2, 2.3, 2.4.6, 2.5, 2.6, 2.7, 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 4.1, 4.2, 4.3, 4.4, 5.0, 7.3, 13.11, 15.6, 15.7, 15.8, 17.1, 17.2, 17.3, 17.4, 17.5, 17.6, 20, 21, 22.1, 22.2, 22.13, 22.17, 22.18, 23, 24, 25.4, 25.1, 25.5, 25.6, 25.7

2.4.4	Mr. Vincent Nadeau-Benoit

Mr. Nadeau-Benoit visited the New Afton Mine on numerous occasions. The most recent site visits was from December 8 to December 11, 2025 and from February 2 to February 4, 2026 and was focused on K-Zone. Mr. Nadeau-Benoit visited the core shack and inspected and reviewed K-Zone drill core from the 2024 and 2025 exploration programs. Drill core from other zones were also reviewed. Discussions took place with on-site geologists on the topics of sampling and the logging procedure, and other protocols regarding the data collection for the drill hole database. Discussions and 3D review with the exploration team regarding the lithological and structural interpretation along the domaining strategies were completed.

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New Afton Operations British Columbia Technical Report Summary

2.4.5	Mr. Matthew Davis

Mr. Davis works directly at the mine site, his role is to supervise New Afton employees on any construction and maintenance of the tailing facilities, In addition, work with the New Afton Engineers of Record for the tailings facilities on site for all long- and short-term planning.

2.4.6	Ms. Emily O’Hara

Ms. O’Hara has visited the New Afton mine on numerous occasions. The most recent site tour was the week of the 27th of October, 2025. This was for the Independent Tailings Review Board and included visual inspections of all tailings and water storage facilities.

2.5	Report Date

Information in the Report is current as at December 31, 2025.

2.6	Information Sources and References

The reports and documents listed in Chapter 24 and Chapter 25 of this Report were used to support Report preparation.

2.7	Previous Technical Report Summaries

Coeur has not previously filed a technical report summary on the Project.

Date: December 31,. 2025	Page 2-5

New Afton Operations British Columbia Technical Report Summary

3.0	PROPERTY DESCRIPTION

3.1	Property Location

The New Afton Mine is located approximately 350 km northeast of Vancouver in the south-central interior of British Columbia. The property is 10 km from the regional hub of Kamloops and is readily accessible by the TransCanada Highway 1, a year-round paved road. The mine location and M-229 Mine Permit boundary was noted in Figure 2‑1.

The approximate center of the property is located at 50° 39' 39'' north, 120° 30' 54'' west. The nominal elevation of the property is approximately 700 meters above mean sea level (masl).

3.2	Ownership

Coeur wholly owns the New Afton Operations. Coeur acquired the operations as the result of an acquisition in March 2026, whereby a wholly-owned Coeur subsidiary acquired all of the issued and outstanding New Gold shares.

3.3	Mineral Title

3.3.1	Tenure Holdings

Mineral title in British Columbia is acquired and maintained under the Mineral Tenure Act and its predecessor Acts (the Mineral Act and the Placer Mining Act). The Mineral Titles Branch administers the legislation related to the acquisition, exploration, and development of mineral, placer mineral, and coal rights in British Columbia. In January of 2005, an internet-based Mineral Title administration system (Mineral Titles Online or MTO) became active and online staking became the only way to acquire new mineral tenure in British Columbia. There are three types of mineral tenure in British Columbia:

•	Legacy claims (staked in the field prior to January 2005);

•	Cell claims (staked online post January 2025);

•	Mining lease (application to the Ministry, payment of fee, legal boundary survey, annual maintenance payment).

Coeur’s mineral tenures in the mine area comprise cell claims, legacy claims, and a mining lease (Table 3‑1). Mineral claims cover a total area of approximately 21,714 ha, and the mining lease covers approximately 902 ha. A location plan showing the locations of the mineral tenures is provided in Figure 3‑1.

The Project area is defined by Coeur’s M-229 Mines Act Permit boundary; within this permit boundary, Coeur is authorized to complete approved surface works and mining operations as written in the M-229 Permit document.

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New Afton Operations British Columbia Technical Report Summary

Table 3‑1:	Mineral Tenure Summary Table

Title Number	Claim Name	Owner	Title Type	Title Subtype	Map Number	Expiry Date	Area (ha)
546063		282146 (100%)	Mineral	Lease	092I	2026/Nov/29	902.3
220090	Python No.16 FR.	282146 (100%)	Mineral	Claim	092I068	2025/Jul/15(P)	25
220275	Line No.3	282146 (100%)	Mineral	Claim	092I068	2025/Jul/15(P)	25
221488	Fay 1 FR	282146 (100%)	Mineral	Claim	092I068	2025/Jul/15(P)	25
372644	Afton 8	282146 (100%)	Mineral	Claim	092I068	2029/Mar/08	25
372645	Afton 9	282146 (100%)	Mineral	Claim	092I068	2029/Mar/08	25
372646	Afton 10	282146 (100%)	Mineral	Claim	092I068	2029/Mar/08	25
372647	Afton 11	282146 (100%)	Mineral	Claim	092I068	2029/Mar/08	25
378688	Afton 8	282146 (100%)	Mineral	Claim	092I068	2032/Mar/08	500
378918	Hugh 1	282146 (100%)	Mineral	Claim	092I068	2032/Jun/08	25
378919	Hugh 2	282146 (100%)	Mineral	Claim	092I068	2032/Jun/08	25
378920	Hugh 3	282146 (100%)	Mineral	Claim	092I068	2032/Jun/08	25
378921	Hugh 4	282146 (100%)	Mineral	Claim	092I068	2032/Jun/08	25
378922	Hugh 5	282146 (100%)	Mineral	Claim	092I068	2032/Jun/08	25
379304	Afton 19	282146 (100%)	Mineral	Claim	092I068	2032/Mar/08	25
406650	GM 69	282146 (100%)	Mineral	Claim	092I068	2029/Feb/01	500
513980		282146 (100%)	Mineral	Claim	092I	2025/Jul/15(P)	553.2
514167	Afton	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	225.1
514194		282146 (100%)	Mineral	Claim	092I	2032/Mar/08	1,637.8

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New Afton Operations British Columbia Technical Report Summary

Title Number	Claim Name	Owner	Title Type	Title Subtype	Map Number	Expiry Date	Area (ha)
517047	Afton	282146 (100%)	Mineral	Claim	092I	2027/Mar/08	41.0
517157	Afton	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	204.8
517259	Ajax	282146 (100%)	Mineral	Claim	092I	2025/Jul/15(P)	82.0
517263		282146 (100%)	Mineral	Claim	092I	2025/Jul/15(P)	20.5
517360	New Afton	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
521727	Ajax	282146 (100%)	Mineral	Claim	092I	2025/Apr/30(P)	451.7
521728		282146 (100%)	Mineral	Claim	092I	2025/Apr/30(P)	513.3
521729	Ajax	282146 (100%)	Mineral	Claim	092I	2025/Apr/30(P)	390.0
524303	Afton Dam	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
524304	Afton Dam 1	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
524305	Afton Dam 2	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
525508	Afton Dam 3	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
528243	Smelter	282146 (100%)	Mineral	Claim	092I	2027/Mar/08	20.5
529020	Copper Load	282146 (100%)	Mineral	Claim	092I	2032/Jan/31	20.5
534787	AF Ext 11	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
534788	AF Ext 12	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
537230	Afton Dam 3	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	41.0
537231	Afton Dam 2	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	41.0
549226	Afton NW 5	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	491.3
549268	Afton NW 6	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5

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New Afton Operations British Columbia Technical Report Summary

Title Number	Claim Name	Owner	Title Type	Title Subtype	Map Number	Expiry Date	Area (ha)
549270	Afton NW 7	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	81.9
552399	ML Ext 1	282146 (100%)	Mineral	Claim	092I	2026/Feb/20	20.5
552400	ML Ext 2	282146 (100%)	Mineral	Claim	092I	2026/Feb/20	20.5
594462	Afton EEA	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	184.4
595819	AJ-W	282146 (100%)	Mineral	Claim	092I	2025/Apr/30(P)	123.2
606247	Afton NW 8	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	81.9
642268	Afton NW 9	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
650330	Python NW Cell	282146 (100%)	Mineral	Claim	092I	2025/Jul/15(P)	20.5
654890	Iron Mask 1	282146 (100%)	Mineral	Claim	092I	2025/Jul/15(P)	20.5
654891	Iron Mask 2	282146 (100%)	Mineral	Claim	092I	2025/Jul/15(P)	20.5
765242	Hugh 6 Repl	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
830915	Afton NW 11	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
830920	Afton NW 12	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	40.9
830925	Afton NW 13	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	429.2
832096	Afton NW 15	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
835552	AJ Magnum W	282146 (100%)	Mineral	Claim	092I	2025/Jul/15(P)	41.0
837062	Afton West	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	430.3
855837	Afton NW 16	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	20.5
862155	Aftin NW 17	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	40.9
1011918	Afton NW 10	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	122.8

Date: December 31, 2025	Page 3-4

New Afton Operations British Columbia Technical Report Summary

Title Number	Claim Name	Owner	Title Type	Title Subtype	Map Number	Expiry Date	Area (ha)
1016942	Afton NW 18	282146 (100%)	Mineral	Claim	092I	2032/Feb/08	20.4
1023220	Bill1	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	655.9
1025173	Afton NW 19	282146 (100%)	Mineral	Claim	092I	2031/Jan/07	20.4
1026061	Dorado	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	102.5
1036944		282146 (100%)	Mineral	Claim	092I	2025/Jul/15(P)	20.5
1038487	Wood Property	282146 (100%)	Mineral	Claim	092I	2030/Mar/27	1,415.4
1038488	Wood Property	282146 (100%)	Mineral	Claim	092I	2032/Jan/08	451.0
1038489	Wood Property	282146 (100%)	Mineral	Claim	092I	2032/Jan/08	389.5
1042485	Ajax 2	282146 (100%)	Mineral	Claim	092I	2025/Apr/30(P)	389.8
1043220	Nedroberts	282146 (100%)	Mineral	Claim	092I	2032/Mar/08	61.5
1043271	Cherry1	282146 (100%)	Mineral	Claim	092I	2031/Mar/27	102.4
1043793		282146 (100%)	Mineral	Claim	092I	2032/Mar/08	41.0
1049040		282146 (100%)	Mineral	Claim	092I	2032/Jan/07	491.4
1049047		282146 (100%)	Mineral	Claim	092I	2032/Jan/07	102.4
1050395	Maxine 1	282146 (100%)	Mineral	Claim	092I	2032/Mar/07	122.7
1050396	Maxine 2	282146 (100%)	Mineral	Claim	092I	2032/Mar/07	327.1
1050397	Copper Jack	282146 (100%)	Mineral	Claim	092I	2032/Mar/07	163.7
1050398	Afton NW 1	282146 (100%)	Mineral	Claim	092I	2032/Mar/07	61.5
1050400	Afton NW 2	282146 (100%)	Mineral	Claim	092I	2031/Mar/07	1125.7
1050401	Afton NW 3	282146 (100%)	Mineral	Claim	092I	2032/Mar/07	1,206.8

Date: December 31, 2025	Page 3-5

New Afton Operations British Columbia Technical Report Summary

Title Number	Claim Name	Owner	Title Type	Title Subtype	Map Number	Expiry Date	Area (ha)
1050403	Afton NW 4	282146 (100%)	Mineral	Claim	092I	2031/Mar/07	633.9
1050405	Afton NW 5	282146 (100%)	Mineral	Claim	092I	2032/Mar/07	204.6
1055302	Aftom 1	282146 (100%)	Mineral	Claim	092I	2032/Oct/01	266.3
1056644	Akila	282146 (100%)	Mineral	Claim	092I	2026/May/25	41.0
1057595	Afton SW 1	282146 (100%)	Mineral	Claim	092I	2031/Jan/07	20.5
1059782	Cherry2	282146 (100%)	Mineral	Claim	092I	2031/Mar/08	41.0
1061368		282146 (100%)	Mineral	Claim	092I	2031/Jun/08	368.7
1066112		282146 (100%)	Mineral	Claim	092I	2027/Jan/10	328.2
1069836		282146 (100%)	Mineral	Claim	092I	2027/Jan/10	2,052.4
1069837		282146 (100%)	Mineral	Claim	092I	2027/Jan/10	842.0
1069850		282146 (100%)	Mineral	Claim	092I	2027/Jan/10	410.2
1071538	Kamloops-Beaton	282146 (100%)	Mineral	Claim	092I	2030/Sep/08	41.0
1091113		282146 (100%)	Mineral	Claim	092I	2027/Jan/26	41.0
1101275		282146 (100%)	Mineral	Claim	092I	2027/Jan/27	41.0
1101308		282146 (100%)	Mineral	Claim	092I	2025/Jan/27(P)	61.5
1107397		282146 (100%)	Mineral	Claim	092I	2026/Sep/14	82.0
1112659		282146 (100%)	Mineral	Claim	092I	2026/Apr/26	41.0
1114780	Ajax 3	282146 (100%)	Mineral	Claim	092I	2025/Aug/01(P)	20.5

Total area							21,714.2 ha
*(P) = Protected from expiry until March 31, 2026

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New Afton Operations British Columbia Technical Report Summary

Figure 3‑1:	Mineral Tenure Location Plan

Date: December 31, 2025	Page 3-7

New Afton Operations British Columbia Technical Report Summary

The New Afton deposit is within the M-229 permit boundary. The permit area encompasses most of the mining lease area, as well as a portion of several mineral claims.

3.3.2	Tenure Maintenance Requirements

The New Afton Mining Lease is valid until November 2036 and is renewed annually with a cash payment due on or before the November 29 anniversary date. Work completed within the mining lease boundary cannot be used for the annual lease renewal or on mineral claims that overlap the mining lease.

The remainder of the mineral tenure is renewed with either exploration work done on a mineral claim (including contiguous mineral claims) and submitted online in the form of a work report, or with a ‘cash in lieu of work’ payment on the BC Mineral Titles Online website.

3.4	Surface Rights

Coeur holds the surface rights plus a section of Crown property (Crown land in British Columbia is land owned by the provincial government) within and adjacent to the area covered by the M-229 Permit boundary (refer to Figure 3‑1). The area held under surface rights totals 5,620.5 acres (Table 3‑2).

Most of the surface holdings were obtained from Teck Resources Limited (Teck) and its subsidiary (Afton Operating Corp.) in September 2007. Other parcels have since been added via option and purchase agreements with several parties. The section of Crown property will revert to the Crown once Coeur’s reclamation responsibilities have been completed.

No additional rights are needed to support the life-of-mine (LOM) plan presented in this Report.

3.5	Water Rights

A water pipeline approximately 2.5 miles in length can deliver fresh water from Kamloops Lake to the mine site. The water pipeline and pump house facilities were purchased from Teck as part of the purchase agreement in 2007.

Coeur has four active water licenses to withdraw water from Kamloops Lake for mining and milling operations. Section 17.4 provides additional information on permitted water use.

3.6	Royalties

Coeur has engaged in several royalty agreements with various third parties on relatively small parcels within the broader overall property, with one proximal to the New Afton mine.

In 2007, a Land Purchase Agreement was signed between Teck, Afton Operating Corporation, and New Gold Inc. (Coeur). Part of this agreement was a 2% net smelter royalty (NSR) on ‘the lands subject to the agreement’ (see Figure 3‑2), which was payable to Teck or a C$12 M buyout at any time on the mineral rights. This royalty remains active, has changed hands twice, and would now be payable to Royal Gold Inc.

Date: December 31, 2025	Page 3-8

New Afton Operations British Columbia Technical Report Summary

Table 3‑2:	Surface Rights Summary Table

Property Location	Class	Parcel Identifier	Account Number/ Roll Number	Name	Area (ha)
Kamloops rural		012-988-731	724 000740.000	DL 551	48.6
Kamloops rural	Major industry	013-012-541	724 01005.000	DL 893/Pot Luck Mineral Claim (surface)	20.9
Kamloops rural	Major industry	013-012-550	724 01010.000	DL 894/Gold Mask MC (surface)	20.9
Kamloops rural	Major industry	013-012-568	724 01015.000	DL 895/Midnight MC (surface)	9.3
Kamloops rural	Major industry	013-012-576	724 01020.000	DL 896/Bonanza MC (surface)	20.3
Kamloops rural	Major industry	013-012-584	724 01025.000	DL 897/Boss MC (surface)	20.9
Kamloops rural	Major industry	013-012-592	724 01030.000	DL 898/Nighthawk MC (surface)	20.0
Kamloops rural	Major industry	013-012-614	724 01035.000	DL 899/Cliff MC (surface)	15.4
Kamloops rural	Major industry	013-012-622	724 01040.000	DL 900/Piper MC (surface)	10.4
Kamloops rural		014-388-421	724 012573.005		50.0
Kamloops rural		014-389-517	724 012573.010		14.7
Kamloops rural		014-388-391	724 012573.020		64.8
Kamloops rural		014-389-304	724 012582.055		15.4
Kamloops rural		014-389-347	724 012582.060		12.5
Kamloops rural		014-389-380	724 012582.065		9.3
Kamloops rural	Business/other	016-315-863	724 02075.000	DL 2017	50.2
Kamloops rural		No PID	724 02245.000	DL 2172	1.6
Kamloops rural	Major industry	014-421-666	724 12582.000		18.3
Kamloops rural	Farm	014-295-857	724 12585.000		129.5
Kamloops rural	Farm	014-295-903	724 12585.010		52.2
Kamloops rural	Major industry	004-603-222	724 12585.050		54.1
Kamloops rural	Farm	014-296-331	724 12586.000		129.5
Kamloops rural	Farm	014-296-543	724 12586.010		43.4
Kamloops rural	Farm	014-296-349	724 12586.020		64.8
Kamloops rural	Farm	014-297-230	724 12587.000		64.8
Kamloops rural	Farm	014-301-750	724 12593.000		129.5
Kamloops rural	Farm	014-301-806	724 12594.000		259.0
Kamloops rural	Farm	014-303-191	724 12595.000		64.8

Date: December 31, 2025	Page 3-9

New Afton Operations British Columbia Technical Report Summary

Property Location	Class	Parcel Identifier	Account Number/ Roll Number	Name	Area (ha)
Kamloops rural	Farm	014-308-711	724 12597.010		64.8
Kamloops rural	Farm	014-306-221	724 12597.030		58.1
Kamloops rural	Farm	014-314-371	724 12598.000		79.7
Kamloops rural	Farm	014-309-149	724 12598.020		64.8
Kamloops rural	Major industry	No PID, new in 2009	724 18517.000	Mine Permit Area	2.0
Kamloops rural	Farm	014-388-251	724 012570.000		66.4
Kamloops rural	Farm	014-388-260	724 012570.005		66.4
Kamloops rural	Farm	014-388-278	724 012570.015		132.7
Kamloops rural	Farm	014-388-294	724 012573.000		129.5
Kamloops rural	Farm	014-388-316	724 12572.030		66.0
Kamloops rural	Farm	014-388-308	724 12571.010		64.8
Kamloops rural	Farm	014-388-324	724 12571.000		64.8
Total area					2,274.54

Note: PID = parcel identification number

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New Afton Operations British Columbia Technical Report Summary

Figure 3‑2:	Lands Purchase Agreement Royalty

N

- M-229 Permit Boundary
- Afton Lands, 2% NSR
- Teck Lands, 2% NSR

New Afton Mine
The Lands Royalty

COEUR MINING®

0 0.5 1 mi

1/21/2026

Date: December 31, 2025	Page 3-11

New Afton Operations British Columbia Technical Report Summary

3.7	Agreements

Coeur is party to a Cooperation Agreement with the Stk'emlupsemc Te Secwepemc Nation (the SSN). The SSN consists of two First Nations communities, the Tk̓emlúps te Secwépemc and the Skeetchestn Indian Band. The Cooperation Agreement provides that a fixed royalty amount is paid annually until the full amount is reached on January 31, 2030.

3.8	Encumbrances

3.8.1	Permitting Requirements

The New Afton Operations submitted a Mines Act Permit Amendment (MAPA) on January 12, 2026, seeking an amendment to the M-229 Mines Act Permit. This authorization is to allow the stope mining of the East Extension area, and includes the K-Zone access development.

All other operations included in the LOM plan are fully permitted (see also discussion in Chapter 17.4).

3.8.2	Permitting Timelines

New Afton expects to receive authorization for mining of the East Extension and K-Zone access development in late Q3 2026.

3.8.3	Violations and Fines

There are no major violations or fines as understood in the mining regulatory context that have been reported for the New Afton Operations.

3.9	Significant Factors and Risks That May Affect Access, Title or Work Programs

To the extent known to the QP, there are no other known significant factors and risks that may affect access, title, or the right or ability to perform work on the properties that comprise the New Afton Operations that are not discussed in this Report.

Date: December 31, 2025	Page 3-12

New Afton Operations British Columbia Technical Report Summary

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1	Physiography

The landscape is characterized by hilly, till-covered terrain and dispersed small alkaline water bodies. The mine site is located at about 750 m above sea level, relief adjacent to Kamloops Lake located at 335 m above sea level. The most significant topographic features within the mining lease are the historical Afton and Pothook open pits and the reclaimed waste rock facilities (WRSFs) of the Afton Operating Corporation.

Kamloops Lake, a widening of the Thompson River, is located north of the mining lease and bisects the Afton mineral tenure.

Due to the continental semi-arid climate, vegetation consists of open grasslands and sparse pine forests. Higher elevations are more densely forested.

4.2	Accessibility

The New Afton Operations are located just west of the junction of the Trans-Canada Highway No. 1 with Coquihalla Highway No. 5, which both provide year-round road access. Access to the site is by a mine road located off the Trans-Canada Highway.

The Kamloops airport is served by regular scheduled flights to Vancouver and Victoria (British Columbia), and Calgary (Alberta).

The Canadian National Railway and Canadian Pacific Railway both pass through Kamloops.

4.3	Climate

The Kamloops area is located in the rain shadow of the British Columbia Coast Mountains and is characterized by a semi-arid climate. Precipitation is relatively modest, averaging approximately 257 mm annually (of which 175 mm is rainfall), with light winter snow and infrequent rain in the spring and fall. The area has warm summers, where temperatures can reach 38°C, and cool winters, during which temperatures tend to hover around the freezing mark. During the winter, short periods of cold weather can occur where temperatures drop to as low as -29°C.

Mining operations are conducted year-round.

4.4	Infrastructure

The New Afton Operations are located on the south side of the Thompson River Valley, on the site of the past-producing Afton Mine.

Kamloops is a major transportation hub for highway, air, and railroad. The local economy includes healthcare, tourism, education, forestry, and mining industries. The City of Kamloops has a population of approximately 100,000 people. The area has a ready supply of trained workers and professionals with suppliers and contractors to support heavy industry.

Date: December 31, 2025	Page 4-1

New Afton Operations British Columbia Technical Report Summary

British Columbia Hydro and Power Authority (BC Hydro) transmission lines, a FortisBC Inc. (FortisBC) natural gas pipeline, and a Pembina Pipeline Corporation (Pembina) oil pipeline traverse the mining lease north of the historical Afton pit.

A water pipeline approximately 2.5 miles in length can deliver fresh water from Kamloops Lake to the mine site. Coeur purchased the water pipeline and pump house facilities from Teck as part of the purchase agreement in 2007. Coeur has four active water licenses to withdraw water from Kamloops Lake for mining and milling operations.

The mine operates with a primarily employee-based workforce, supplemented by contractor support as required for project-related activities. Key socioeconomic benefits include sustained capital and operating expenditures, positive economic impacts to external contractors and suppliers, workforce continuity supported by the extension of mine life, and ongoing benefits generated through taxes and agreements. The New Afton Operations employ most of its staff from the nearby communities. As at December 31, 2025, the workforce totaled 652 employees, 81% of which (527 employees) were from the Kamloops region. A total of 169 of New Afton employees identify as Indigenous (26% of the workforce) and 38 are SSN members (6% of the workforce).

The New Afton Operations have all infrastructure in place to support mining and processing activities over the planned LOM. Supporting details, including water supply, electrical power, workforce, and consumables, are described in Chapters 13, 14, and 15 of this Report.

Date: December 31, 2025	Page 4-2

New Afton Operations British Columbia Technical Report Summary

5.0	HISTORY

Prior to Coeur’s Project interest, a number of companies had completed exploration and development activities.

Exploration in the area of the New Afton Mine began in the mid-1800s, as prospectors pushed into the interior of British Columbia following the Fraser and Caribou gold rushes. The Iron Mask property, staked in 1896, was the first in the Kamloops district. A 100 ft shaft was sunk on the Pothook deposit in 1898. Mining was carried out from the turn of the 20th century through until 1927 at several gold, copper, and silver mines including the Pothook, Iron King, Copper King, and Iron Mask. The Afton property claims were staked over the Pothook workings in 1949 by Mr. Axel Bergland. This was followed by sporadic, and largely unsuccessful, exploration work by a number of parties through the 1950s and 1960s. Mr. Chester Millar acquired the property in the mid-1960s and formed a private company called Afton Mines Ltd. (Afton Mines) to carry out exploration work.

The first significant mining-related activity in the Afton area commenced in 1970, when drilling by Afton Mines anomalous copper values in what ultimately became the Afton deposit. Over 45,700 m of drilling was carried out by a number of operators over the following three years.

Teck and Iso Mines Ltd. (Iso) acquired the Afton property in 1973 and initiated engineering and metallurgical studies. Commercial production commenced at the Afton open pit mine in late 1977. Mining took place at the Afton, Crescent, Pothook, and Ajax open pits. The operations closed in 1991, re-opened in 1994, closing finally in 1997.

In 1999, the Afton mining leases expired, and the ground was staked by Westridge Ltd. and Indogold Development Ltd. DRC Resources Corporation (DRC) acquired an option on the property, staked additional claims, and in 2000 began a concerted exploration program to test the potential for additional mineralization extending beyond the Afton open pit.

From late 2004 to September 2005, following several positive technical studies and further exploration drilling conducted by DRC, an exploration decline was developed from the south wall of the Afton pit to provide access for infill drilling, exploration drilling, and bulk sampling of the deposit. In May 2005, DRC changed its company name to New Gold Inc.

From 2005 to 2007, Hatch Ltd. (Hatch) completed a feasibility study (as defined in Canada) for a block cave mine (including East Cave, West Cave, and B3 Cave) and conventional grinding–flotation mill operation (Hatch, 2007), New Gold approved the project and commenced underground development in 2007.

During construction, exploration drilling extended the mineralization at depth to identify what is now referred to the C-Zone. Additional drilling conducted from 2012–2016 confirmed and delineated the zone, and the C-Zone feasibility study (as defined in Canada) was completed by New Gold in January 2015.

Since most of the significant and relevant exploration was conducted by New Gold or its predecessor, DRC, this work is described in Section 9. Table 5‑1 provides an exploration and development history summary.

Date: December 31, 2025	Page 5-1

New Afton Operations British Columbia Technical Report Summary

Table 5‑1:	Exploration and Development History Summary Table

Year	Operator	Comment
1896–1927
Staking of the Iron Mask property in the Kamloops area in 1896. A 30 m shaft was sunk on the Pothook deposit in 1898. Mining was carried out from the turn of the 20th century through until 1927 at several gold, copper, and silver mines including the Pothook, Iron King, Copper King, and Iron Mask

1949–mid-1960s
The Afton property claims were staked over the Pothook workings in 1949 by Mr. Axel Bergland. This was followed by sporadic, and largely unsuccessful, exploration work by a number of parties through the 1950s and 1960s.

Mid-1960s–1973
Mr. Chester Millar acquired the property in the mid-1960s and formed a private company called Afton Mines Ltd. (Afton Mines) to carry out exploration work. The first significant mining-related activity in the Afton area commenced in 1970

1973–1997	Teck Corporation (Teck); Iso Mines Ltd. (Iso)
Teck and Iso acquired the Afton property in 1973 and initiated engineering and metallurgical studies. Commercial production commenced at the Afton open pit mine in late 1977. Mining took place at the Afton, Crescent, Pothook, and Ajax pits. The mine closed in 1991, re-opened in 1994, closing finally in 1997. The Afton open pit mine processed approximately 23.0 Mt from 1977–1997 at average grades of 0.85% Cu and 0.52 g/t Au.

1999–2000	Westridge Ltd. (Westridge), Indogold Development Ltd. (Indogold), DRC Resources Corporation (DRC)
In 1999, the Afton mining leases expired and the ground was staked by Westridge and Indogold. DRC acquired an option on the property, staked additional claims, and in 2000 began a concerted exploration program to test the potential for additional mineralization extending beyond the Afton open pit.

2004–2005	DRC
An exploration decline was developed from the south wall of the Afton pit to provide access for infill drilling, exploration drilling, and bulk sampling of the deposit. In May 2005, DRC changed its company name to New Gold Inc. (New Gold).

2005–2007	New Gold	Feasibility study into block caving operation including East Cave, West Cave, and B3 Cave) to feed a conventional grinding–flotation mill operation.
2012	New Gold	Achieves commercial production in July 2012
2012–2016	New Gold	Addition drilling identifies the C-Zone, subject to a feasibility study in 2015. A mill expansion was completed in 2015.
2012–2022	New Gold	The East and West block caves, referred to as Lift 1, were mined from 2012 to 2022 and are depleted. The B3 block cave commenced in 2021 and is currently in full production.
2024–2025	New Gold	The C-Zone achieved commercial production in October 2024. K-Zone definition drilling started.
2026	Coeur	Coeur acquired the operations as the result of a takeover in March 2026, whereby a wholly-owned Coeur subsidiary acquired all of the issued and outstanding New Gold shares.

The bulk of exploration work undertaken at New Afton by New Gold consisted of diamond drilling of the New Afton underground deposit and, to a lesser extent, other targets on the New Afton land package.

Date: December 31, 2025	Page 5-2

New Afton Operations British Columbia Technical Report Summary

6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1	Deposit Type

The New Afton deposit is considered to be an example of an alkalic copper–gold porphyry deposit.

Porphyry deposits are subdivided into alkalic and calc-alkalic types based on the geochemical nature of the magma and the differences in rock chemistry and styles of alteration and mineralization. Geochemical characteristics of alkalic porphyry deposits may include the following features:

•	High contents of alkali metal oxides, such as sodium and potassium, relative to silica content;

•	Complex alteration paragenesis including sodic, potassic, and calc-potassic alteration;

•	Association with highly oxidized hydrothermal fluids, a magnetite-rich core, and distal hematite;

•	Locally enriched in gold and platinum-group elements.

6.2	Regional Geology

The geological history of the Canadian Cordillera has largely been shaped by collisional plate tectonics which resulted in the accretion of allochthonous terranes onto the North American plate. The New Afton Operations are hosted within Mesozoic rocks of the Quesnel Terrane, an island-arc assemblage that was accreted onto the continental margin of North America during the Late Triassic to Early Jurassic periods. The Quesnel Terrane forms part of the Intermontane Belt which extends from the United States border into the Yukon Territory (Figure 6‑1).

Bounded on both sides by Paleozoic to Mesozoic rocks—the Cache Creek Complex to the west and of the Kootenay Terrane to the east—the Quesnel Terrane records Late Triassic arc-related volcanism and magmatism followed by Early to Middle Jurassic thrusting and folding associated with docking of the island-arc complex onto the North American plate. Porphyry-related mineralization occurred mainly at the culmination stage of the island arc. Rocks of the Quesnel terrane were subsequently affected by episodic compressional events until the Cretaceous, and later by extensional deformation in the Eocene that resulted in the deposition of Tertiary sedimentary and volcanic rocks that unconformably overlie rocks of the Quesnel Terrane.

The Quesnel Terrane hosts several other porphyry-related producing mines, such as Copper Mountain, Highland Valley Copper, Mount Polley, and Mount Milligan.

Date: December 31, 2025	Page 6-1

New Afton Operations British Columbia Technical Report Summary

Figure 6‑1:	Regional Geology Map

Note: Figure modified by Coeur from British Columbia Geological Survey MapPlace, 2024

Date: December 31, 2025	Page 6-2

New Afton Operations British Columbia Technical Report Summary

6.3	Local Geology

6.3.1	Lithological Units

The New Afton deposit occurs within the Quesnel Terrane at the contact between volcanic rocks of the Nicola Group and alkaline intrusions of the Iron Mask Batholith seen in Figure 6‑2. A stratigraphic column is provided in Figure 6‑3 and the stratigraphic sequence is summarized in Table 6‑1.

6.3.2	Structure

Typically, no penetrative tectonic foliation is observed within the Nicola Group and Iron Mask Batholith, although rocks are generally folded and faulted. They were affected by several generations of deformation, including faulting during compression along northwest-trending shear zones related to the island arc subduction and subsequent accretion, and extensional and strike-slip faults associated with later crustal relaxation during the Eocene.

6.3.3	Metamorphism

Throughout the district, Nicola Group rocks are regionally metamorphosed to greenschist facies and locally metamorphosed to hornfels where in proximity to batholith-related intrusions.

6.3.4	Mineralization

Three styles of mineralization have been identified on the New Afton deposit:

•	Primary hypogene mineralization characterized by chalcopyrite ± bornite as disseminations, stringers, and matrix-fill to breccias along the edge of the monzonite intrusion;

•
Late hypogene mineralization overprinting the primary hypogene in narrow and discontinuous lenses along faults, characterized by tennantite-enargite ± tetrahedrite and traces of bornite and chalcocite;

•	Supergene native copper and lesser chalcocite formed by oxidation of the primary sulfides within upper portion of the deposit and along fault zones to about 500 m below the historic Afton open pit.

Copper–gold mineralization typically occurs as east–west subvertical tabular zones of disseminations, stringers, and fracture-filling sulfides within volcanic rocks of the Nicola Group and Pothook diorite. Host rocks have been altered and mineralized by multiple phases of monzodiorite and monzonite intrusions believed to be of Cherry Creek affinity. The monzonite intrusions are spatially associated with mineralization, although are not generally mineralized themselves whereas the monzodiorite dykes are often well mineralized.

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New Afton Operations British Columbia Technical Report Summary

Figure 6‑2:	Local Geology Map

Note: Figure modified by Coeur, 2026.

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New Afton Operations British Columbia Technical Report Summary

Figure 6‑3:	Stratigraphic Column, New Afton Deposit Area

Note: Figure modified by Coeur, 2026.

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New Afton Operations British Columbia Technical Report Summary

Table 6‑1:	Stratigraphic Table

Unit	Subunit	Description
Chilcotin Group		Miocene alkaline flood basalts and Miocene-Pleistocene basalt.
Kamloops Group	Tranquille Formation; Dewdrop Flats Formation
Pale to medium grey–brown. Vary in composition from mudstone to conglomerate. Pebble conglomerates are moderately sorted, clast- or matrix-supported, with rounded to subangular clasts. Pebbles consist of chert, mudstone, and interbedded volcanic and sedimentary rocks. Bedded siltstone, mudstone, and sandstone are locally interbedded with juvenile coal seams. The sedimentary rocks are likely derived from a proximal volcanic protolith of Eocene age. Unconformably overlie the Nicola Group and the Iron Mask Batholith.

Ashcroft Formation		Post-mineral Jurassic sedimentary units, interpreted to have been deposited in deep basins of the island-arc. Unconformably overlie the Nicola Group and the Iron Mask Batholith.
Latite
A late intrusive unit which crosscuts all mineralized intrusive and volcanic units. When fresh, the latite is a pale pinkish-beige though it is often altered to a pale grey or greenish-grey, and sometimes colored with the distinct bright blue-green of fuchsite. The Latite unit is fine grained distinguished by the abundance of very fine needles <1mm of plagioclase, though alteration will often obscure these; the unit also contains 5–10% anhedral mafic minerals up to 1 mm, which stand out against the often pale grey-green alteration. Geochemistry indicates the latite is fairly primitive and evolved in an anhydrous environment which was unrelated to mineralization and earlier intrusive and volcanic units. Xenoliths of high-grade metamorphic rocks are occasionally observed which are otherwise unknown within the region.

Iron Mask Batholith	Sugarloaf Diorite
Dykes and sills of the Sugarloaf Diorite are common towards and within the Pothook pit. This brown-grey diorite is fine- to medium-grained with 1–1.5 mm hornblende and plagioclase phenocrysts in a fine-grained groundmass of feldspar and magnetite. Regionally, this unit has considerable textural variation and is associated with albite alteration. Primarily found south of the New Afton deposit.

Lamprophyre
A dark, mafic intrusive unit which is late-to-post mineralization. This unit is frequently associated with strong carbonate veining and is often altered to chlorite and seen in and around major lithological contacts and faults. Petrographic analysis indicates this unit is predominantly fibrous amphibole, often altered to chlorite, with accessory magnetite and pyrite.

Cherry Creek Monzonite
in contact to the west and southwest with Nicola Group volcanic rocks and to the east and southeast with the Pothook diorite. The intrusion appears to narrow down plunge to the southwest and splits into several thinner dikes near surface. It is partially fault-bounded and trending east- northeast through the deposit area, bending on the east side of the property to a more southeasterly trend. The principal phase of the Cherry Creek monzonite is composed of subhedral to euhedral orthoclase, plagioclase, and biotite with accessory magnetite, hornblende, apatite, titanite, and rare zircon. Textures vary from porphyritic to fine-grained equigranular to trachytic. It is variably altered by K-feldspar, epidote, and magnetite ± actinolite alteration.

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New Afton Operations British Columbia Technical Report Summary

Unit	Subunit	Description
Monzodiorite
Light to dark orange–pink and mottled brown, porphyritic to sub-trachytic, and is primarily composed of subhedral to euhedral K-feldspar, white plagioclase laths, biotite, and hornblende, often with accessory leucoxene. It is strongly altered to pervasive or patchy K-feldspar and biotite, and patchy to fracture-controlled black biotite-chlorite-specularite. Interpreted to be the causative intrusive phase of high-grade bornite mineralization.

Pothook diorite
Grey–green, fine- to medium-grained, with crystal texture ranging from equigranular “salt and pepper” to seriate. It is primarily composed of subhedral to euhedral plagioclase, biotite, and pyroxene. Poikilitic biotite is diagnostic, although challenging to recognize when the diorite is moderately to strongly altered.

Nicola Group	Picrite unit
the picrite unit dips steeply to the north and is typically well foliated and with sheared contacts. It is dark blue-green to black, strongly magnetic and is composed of fine- to coarse-grained, subhedral to euhedral altered olivine crystals within moderate to strong chlorite-talc- tremolite-magnetite hornfels, with local porphyroblastic olivine ± scapolite and local zeolite-filled vesicles. Orthocumulate, autoclastic breccia, and peperite-like textures are common.

Non-fragmental rocks
Non-fragmental and mostly coherent crystal tuffs and andesite flows are dominated by very fine- and fine- to medium-grained subhedral to anhedral, broken and/or embayed phenocrysts of plagioclase ± pyroxene ± hornblende. They typically contain less than five percent by volume of coarse ash to lapilli lithic fragments within a variably altered fine-grained matrix.

Fragmental volcanic breccias
Fragmental volcanic breccias comprise poorly sorted, variably colored, massive to phyric, angular to sub-rounded, lapilli- to block-sized clasts hosted in a dark chloritic volcanic matrix. Breccias are monomictic to polymictic and contain clasts of porphyritic diorite, andesite, basalt, picrite, and aphyric volcanic rock, all enclosed within a coarse-grained crystal-rich matrix.

Nicola Group volcanic rocks dip moderately to steeply to the north; facies comprise polylithic and monolithic breccias, crystalline tuffs, and andesitic to basaltic flows. The unit can be subdivided into a fragmental and a non-fragmental subtype.

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New Afton Operations British Columbia Technical Report Summary

6.4	Property Geology

6.4.1	Deposit Dimensions

The Main Zone of the New Afton deposit occurs as a tabular, nearly vertical, southwest-plunging body measuring at least 1.4 km along strike by approximately 100 m wide, with a down-plunge extent of over 1.5 km. The deposit remains open to the west, to the east, and at depth.

6.4.2	Lithological Units

The New Afton deposit is located at the northwest end of the southern pluton of the Iron Mask batholith; it straddles the contact between the Pothook diorite and volcanic rocks of the Nicola Group (Figure 6‑4 and Figure 6‑5) The deposit is bounded to the south by a picrite unit, which is itself intruded by dikes of the Sugarloaf diorite.

Host rocks have been altered and mineralized by multiple phases of monzodiorite and monzonite intrusions believed to be of Cherry Creek affinity. The monzodiorite and monzonite intrusions are spatially associated with mineralization, although the monzonite is not generally mineralized themselves. The monzodiorite dykes are often well mineralized.

6.4.3	Structure

The New Afton mine area is crosscut by a series of arc-related regional-scale brittle–ductile shear zones of various orientations including northwest-, east-, and northeast-trending. The shear zones are commonly developed along the margins of intrusive bodies, and are interpreted to control the emplacement of the Iron Mask Batholith and related hydrothermal alteration and mineralization. They host copper sulfide disseminations, fracture filling, and stringer veinlets along volcanic and intrusive contacts.

Later episodes of post-mineral extension reactivated these structures, leading to dextral brittle faulting along pre-existing northeast-trending shear zones and to normal movement along pre-existing northwest-trending shear zones.

Narrow secondary structures were mineralized by an overprint of hypogene tennantite-tetrahedrite mineralization. The faulting and associated fracturing also provided conduits for meteoric waters, which gave rise to weathering and produced the supergene alteration of the primary sulfide mineralization.

6.4.4	Alteration

The alteration paragenesis consists of a complex sequence of potassic to calc-potassic and propylitic alteration, in turn overprinted by fault-controlled phyllic assemblages, followed by localized argillic alteration.

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New Afton Operations British Columbia Technical Report Summary

Figure 6‑4:	Geology Map, New Afton Deposit

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New Afton Operations British Columbia Technical Report Summary

Figure 6‑5:	Mineralized Zones Relative to Lithological Units

Note: Top: Horizontal section at 4390 m elevation mine grid. Left: longitudinal section looking north. Right: cross-section looking west, at 3350 mE, mine grid.

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New Afton Operations British Columbia Technical Report Summary

Copper–gold mineralization is directly related to biotite-dominant potassic/calc–potassic alteration in the central core of the system. Alteration assemblages are categorized and modelled into six principal alteration domains, as summarized in Table 6‑2

6.4.5	Mineralization

New Afton mineralized zones can be broadly categorized into three main areas: the Main Zone, Hanging wall (HW) zones, and Eastern zones (Table 6‑3 and refer to locations shown on Figure 6‑5).

The Main Zone is a southwest-plunging tabular zone located on the western edge of the Pothook diorite; the zone extends for over 550 m along strike and over 1.5 km down-plunge. It begins on surface as the Afton Pit and continues underground subdivided into Lift 1 East, Lift 1 West, B3, C-Zone, and D-Zone mining zones. The C-Zone mining zone of the Main Zone is the only zone currently being mined.

The HW zones are smaller satellite zones located along the southern margin of the Pothook diorite. They are roughly tabular and extend 325 m along strike and 800 m at depth.

The Eastern zones include East Extension, Upper K-Zone, and K-Zone Footwall, all located along the northern margin of the Pothook diorite. The East Extension is a tabular, southwest-plunging zone, that extends approximately 300 m along strike and 300 m at depth. Upper K-Zone has a similar style of mineralization as East Extension and connects with the K-Zone Footwall at depth which is currently being explored, and its absolute dimensions are not known. Its geometry follows a flower structure pattern where higher-grade lenses of hypogene mineralization are associated with focused sub-vertical fluid upflow pathways along structures and contrasting rheological boundaries. Currently K-Zone extends for over 650 m along strike, is greater than 250 m wide and over 900 m at depth.

The mineralized zones are grouped into three broad mineralization styles: hypogene, secondary hypogene (or mesogene), and supergene (Figure 6‑6).

Hypogene refers to primary sulfide mineralization which is characterized by the presence of chalcopyrite and bornite. Hypogene mineralization is defined for core logging purposes as containing >1% chalcopyrite or >0.5% bornite and is mainly associated with biotite alteration. Throughout the New Afton footprint, hypogene mineralization is subdivided in three distinctive styles:

•	Chalcopyrite-dominant mineralization hosted in Nicola Group volcanic rocks along the margins of the monzonite stocks (Main Zone and HW zones);

•
Bornite-dominant mineralization hosted in monzodiorite dikes, diorite, and volcanic rocks, located along the margins of the Pothook diorite. Monzodiorite is interpreted as causative intrusion phase for this style of mineralization (East Extension and Upper K-Zone);

•	Chalcopyrite-dominant mineralization hosted in Nicola volcanic rocks without identification of a neighboring causative intrusion (K-Zone Footwall).

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New Afton Operations British Columbia Technical Report Summary

Table 6‑2:	Alteration Types

Alteration Type	Description
Argillic
This alteration is characterized by narrow, discontinuous, buff-colored lenses of kaolinite, dolomite, and sericite that occur along faults that cut the ore body. Secondary hypogene mineralization is associated with this post-mineral style of alteration.

Phyllic
The phyllic alteration assemblage consists of dominantly patchy to pervasive sericite ± dolomite ± ankerite ± anhydrite ± albite, pyrite, tourmaline, and quartz. Phyllic alteration overprints earlier potassic and propylitic alteration at the periphery of the mineralized zones and flares outward and upward. At K-Zone Footwall significant densities of quartz, anhydrite, and carbonate veins infilling faults, breccias, and fractures constitute wide alteration envelopes surrounding major faults cross-cut earlier potassic alteration throughout the mineralized zone. Sericite-albite-quartz-pyrite also locally overprint potassic alteration locally destroying mineralization throughout the K-Zone Footwall area.

Propylitic
This alteration is characterized by pervasive and selective chlorite; patchy, selective to fracture- controlled epidote ± calcite replacing mafic crystals; and pyrite and magnetite throughout. It is common in fragmental and crystalline Nicola Group volcanic rocks where epidote selectively replaces fragments and crystals. Propylitic alteration forms the outer periphery of the potassic domain. The outer limit of this alteration is unknown.

K-feldspar- dominant potassic
K-feldspar alteration occurs mainly in vein selvages as pervasive and texture- destructive alteration containing accessory biotite ± magnetite. It is hosted in all rock types except picrite and late dykes. Commonly seen along selvages of specularite ± epidote veins, potassium feldspar alteration intensity increases with proximity to the monzonite contacts and is strongest within the monzonite. Weakly anomalous copper grades are common but not always present within the K-feldspar alteration envelope. Bornite and elevated copper grades occur within patchy K-feldspar-altered Nicola Group volcanic rocks throughout the mineralized zones.

Biotite- dominant potassic
Biotite textures range from selective mafic mineral replacement to pervasive and texturally destructive. Biotite alteration contains accessory K-feldspar ± magnetite, and can be hosted in all rock types except for post mineral dykes. It is most commonly hosted within Nicola volcanic rocks, diorite and monzodiorite units and is intimately associated with hypogene mineralization. Biotite alteration is present in the monzonite but is strongest immediately adjacent to its contacts. Biotite is variably overprinted by chlorite or propylitic alteration.

Calcic
The calcic alteration assemblage is characterized by early magnetite veins with epidote, and typically occurs within the Pothook diorite and Cherry Creek monzonite phases. Accessory minerals include apatite, actinolite, and traces of pyrite and chalcopyrite.

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Table 6‑3:	Mineralized Zone Characteristics

Resource Areas	Zone	Dominant Host Lithology	Causative Intrusion	Dominant Alteration	Dominant Mineralization
Main Zone	Lift 1 East	Diorite	Cherry Creek Monzonite	Oxidized, calc, potassic	Supergene
	Lift 1 West	Nicola Group volcanic rocks	Cherry Creek Monzonite	Potassic	Chalcopyrite–hypogene
	B3	Nicola Group volcanic rocks	Cherry Creek Monzonite	Potassic	Chalcopyrite–hypogene
	C-Zone	Nicola Group volcanic rocks	Cherry Creek Monzonite	Potassic	Chalcopyrite–hypogene
	D-Zone	Nicola Group volcanic rocks	Cherry Creek Monzonite	Potassic	Chalcopyrite–hypogene
Hanging wall Zones	HW 1	Nicola Group volcanic rocks	Cherry Creek Monzonite	Calc–potassic	Chalcopyrite–hypogene
	HW 2	Nicola Group volcanic rocks	Cherry Creek Monzonite	Calc–potassic	Chalcopyrite–hypogene
Eastern Zones	East Extension	Diorite	Monzodiorite	Potassic	Bornite–hypogene
	Upper K- Zone	Diorite and monzodiorite	Monzodiorite	Potassic	Bornite–hypogene
	K-Zone Footwall	Nicola Group volcanic rocks	Unknown	Potassic and Calc-potassic	Chalcopyrite-hypogene

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New Afton Operations British Columbia Technical Report Summary

Figure 6‑6:	Mineralization Domains within the New Afton Geological Model

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New Afton Operations British Columbia Technical Report Summary

Secondary hypogene mineralization is narrow, discontinuous, and commonly restricted to brittle faults. It is formed as a later overprint of tennantite–enargite + tetrahedrite, with bornite and chalcocite rimming primary sulfide mineralization.

Supergene mineralization consists of native copper and chalcocite that formed through oxidation of primary sulfides within the uppermost portions of the deposit that were exposed to weathering and erosion. It is defined for core logging purposes as containing 0.5% or more native copper, or, in the absence of native copper, intervals of strong oxidation (hematite and clay) with a threshold assay of 0.2% Cu. The supergene domain is roughly conical in shape and centered below the historical Afton pit.

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New Afton Operations British Columbia Technical Report Summary

7.0	EXPLORATION

7.1	Exploration

7.1.1	Grids and Surveys

Mine coordinates use a local mine grid coordinate system, in which mine grid north is rotated 50º west of UTM north (NAD83 Zone 10) and mine grid elevation (denoted by the abbreviation “MG”) adds 5000 m to the surface elevation in UTM.

7.1.2	Geological Mapping

Mapping of the open pit and available outcrops surrounding the pit was conducted from 2000 onwards at various scales on the order of 1:1,000 in areas of interest to broad regional mapping at a 1:10,000 scale. Mapping data was used to update the geological model and the district geology maps shown in Figure 7‑1 and Figure 7‑2.

Surface mapping and re-logging of core were conducted from 2012–2013 in support of the new geological model developed for the mineral resource estimate.

Detailed surface mapping in 2016 was also conducted to help inform updates to the geological model.

7.1.3	Geochemistry

Early-stage geochemical sampling data were superseded by drill data.

Current geochemical programs primarily relate to age dating:

In 2014 geochronology samples were submitted to Dr. Yakov Kaputsta of Actlabs in Ancaster, ON, for potassium–argon (K–Ar) dating of sericite from various lithological units affected by post-mineral faulting. Results returned values suggesting that hydrothermal fluid flow along post- mineral faults was much younger than the precipitation of porphyry-related mineralization.

In 2023, four samples were chosen for uranium–lead (U–Pb) geochronology analysis to discern absolute ages of pre-, syn-, and post-mineral intrusive rocks in East Extension and K-Zone. The samples were taken by the British Columbia Geological Survey whereby insufficient zircons were recovered making age dating not possible.

7.1.4	Geophysics

Airborne and ground-based geophysical surveys commenced in 2000. The details of these surveys are listed in Table 7‑1, and survey boundary locations are shown in Figure 7‑1.

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New Afton Operations British Columbia Technical Report Summary

Table 7‑1:	Geophysical Surveys

Year	Company	Type	Line- km	Comments
2003	Peter Walcott & Associates Ltd.	Induced polarization	18 (ground)	Measurements made along one long southeasterly traverse over New Afton and two northwesterly traverses over Pothook
2005	Fugro Airborne Surveys Corp.	DIGHEM	1,323 (airborne)	Northwest–southeast direction extending from Copper King through New Afton and towards Ajax
2008	Quantec Geoscience Ltd.	Magnetotelluric direct current resistivity and induced polarization	34.5 (airborne)	Oriented northwest over New Afton and extending into northlands (9 lines)
2011	Fugro Airborne Surveys Corp.	DIGHEM, magnetometer, and radiometric surveys	1,905 (airborne)	Flown over large northwest–southeast-oriented area including across Kamloops Lake, Copper King, Afton. Overlaps somewhat with 2005 survey
2016	Peter Walcott & Associates Ltd.	Magnetic and gravity	50.5 (ground) 22.5 (airborne)	Ground magnetics and gravity over Pothook and Williams Creek area
	SJ Geophysics	Volterra 3d induced polarization and borehole IP	22.5 (ground)	Three grids south and east of New Afton pit. Borehole induced polarization survey at 124 m depth in Pothook drill hole
2019	Dias Geophysics	Induced polarization	108.1 (ground)	Completed on west of New Afton mine at Cherry Creek
	SJ Geophysics	Induced polarization and electromagnetics	N/A	Completed on 977 m of a single borehole located underground with a surface electromagnetic loop located on the historical Afton TSF
2021	Simcoe Geoscience	Induced polarization	6.7 (ground)	Three lines across Cherry Creek, Northlands, and New Afton

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New Afton Operations British Columbia Technical Report Summary

Year	Company	Type	Line- km	Comments
	SJ Geophysics	Induced polarization	36.7 (ground)	Completed at Golden Corral. About 12 km southwest of New Afton mine
2023	SJ Geophysics	Induced polarization and electromagnetics	N/A	Downhole Volterra borehole electromagnetic and induced polarization survey was completed on a 1,250 m drill hole

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New Afton Operations British Columbia Technical Report Summary

Figure 7‑1:	Map of Geophysical Surveys

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New Afton Operations British Columbia Technical Report Summary

7.1.5	Exploration Drifts

Starting in November 2004, an exploration decline was developed from the south wall of the Afton open pit to provide access for underground bulk sampling and infill drilling, and for further exploration drilling needed determine the full extent of the mineralization. Since that time, several other exploration drifts have been developed to provide access for core drilling.

In 2022, an 85 m exploration drift was developed from the B3 level infrastructure (at mine grid elevation 4,800 m) and was used for Eastern Extension diamond drilling.

Early in 2024, a 407 m exploration drift was developed from the 5,000 m mine grid elevation to facilitate exploration drilling of the K-Zone and HW Zone. An additional 579 m exploration drift extending east from C-Zone development (4500m elevation; mine grid) began in November of 2024 and finished in May 2025, which was developed to facilitate diamond drilling east and at depth for K-Zone.

7.1.6	Other Studies

A number of petrographic and other studies were completed, as summarized in Table 7‑2.

7.1.7	Qualified Person’s Interpretation of the Exploration Information

The New Afton Operations area has been the subject of exploration and development activities since the mid-1970s, and a considerable information database developed as a result of both exploration and mining activities. Procedures are consistent with industry-standard practices at the time the work was performed.

7.1.8	Exploration Potential

There is strong exploration potential down dip and down plunge of the known mineralization as well as along lithological contacts between the Nicola Group volcanic rocks and intrusive phases of the Iron Mask Batholith (Pothook diorite and Cherry Creek monzonite).

Several of the targets proximal and laterally adjacent to the Main Zone mineralization (East Extension, K-Zone, etc.) are strongly structurally controlled by syn-mineral faults that are likely long-lived and have been reactivated with post-mineral fault displacement.

More work is needed to unravel the structural architecture of the near-mine geological environment and post-mineral structural framework, to quantify the amount of vertical and horizontal displacement, and to follow up on mineralization offset and displacement by post-mineral faults.

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New Afton Operations British Columbia Technical Report Summary

Table 7‑2:	Petrographic and Other Studies Completed

Year	Consultant	Note
2006	Vancouver Petrographics Limited	70 sample petrographic study on samples representing various mineralization and alteration styles from the 2005 core drilling program.
2013	Vancouver Petrographics Limited	34 sample petrographic study in May; 22 sample petrographic study in December. Samples were collected from the 2012 drilling program; the majority showed strong K-feldspar alteration.
Unknown
A 51 sample feldspar staining study was carried out during the 2013 drilling campaign. Samples selected for the study were stained by sodium cobalt nitrate and amaranth to determine if the samples had been altered by secondary potassium feldspar. Some samples were also submitted during the 2014 drilling program. The majority showed strong K-feldspar alteration.

2016– 2019	Actlabs
Sulphur-isotope analysis on 112 hand-picked samples with sulfide-bearing minerals. Values for δ34S ranged from -26.3–33.3 per mil (isotopic unit of measurement) and demonstrated a general zonation from depleted values proximal to mineralization to higher values with increasing distance from known mineralization

2020	Minerva Driver
Artificial intelligence study completed to gain a better understanding of the New Afton deposit and to provide vectors for further underground exploration. This model, in combination with a geochemical principal component analysis, was used to identify three broad target zones for additional investigation: the West Zone, the SE Zone, and the North Zone.

2023	Vancouver Petrographics Limited	22 sample petrographic study on samples collected from 2022–2023 core drilling at East Extension representing various lithological units, mineralization, and alteration styles
2024	Actlabs
24 samples of disseminated pyrite and anhydrite from underground drill core were collected within the haloes of phyllic-altered domains around porphyry copper–gold mineralization and processed and analyzed for sulphur isotopes. Twenty-four handpicked sulfide and sulphate samples returned δ34S values consistent with other studies, showing a depletion towards mineralization. This feature is being used as an exploration vector

2025	Vancouver Petrographics Limited
15 sample petrography study on samples derived from mainly higher levels of the deposit, where the study was conducted to differentiate moderately-strongly altered intrusive phases of monzonite-diorite.

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New Afton Operations British Columbia Technical Report Summary

7.2	Drilling

7.2.1	Overview

A total of 1,712 core, reverse circulation, piezo cone penetration, vertical seismic profiling, Odex, and sonic drill holes (601,145.21 m) have been completed in the Project area from 2000–2025. No drilling was conducted in 2004. Drilling includes drill holes completed for geotechnical, hydrogeological, metallurgical and exploration purposes. Drill holes are both surface and underground. A summary of this drilling is included in Table 7‑3 and includes all drilling completed on the Project with exception of service holes drilled for infrastructure. A drill collar location map for the Project area is included in Figure 7‑2.

Core drilling that supports mineral resource estimation is summarized in Table 7‑4. A collar location map and a cross section of drilling used for resource estimation can be found in Figure 7‑3 and Figure 7‑4, respectively.

Drilling has occurred on the Project prior to 2000 but is considered historic where records are incomplete and are not reported on, and are not used in the resource estimate. Only diamond drill holes are used for the purposes of mineral resource estimation. Distal exploration drill holes and geotechnical drill holes are also not used in estimation.

7.2.2	Drill Methods

Where known, drill contractors included Atlas Drilling Company (Atlas) based in Kamloops, Boisvenu Drilling Ltd. (Boisvenu) in Vancouver; Western Exploration Drilling Ltd. (Western) in Kamloops; FORACO Drilling Ltd. (FORACO) in Kamloops; and Connors Drilling Ltd. (Connors) in Kamloops.

Core sizes included PQ (85.0 mm), HQ (63.5 mm core diameter) NQ2 (50.6 mm), NA (47.63 mm), and BQ (36.4 mm).

Geotechnical and hydrogeological core, RC, piezo cone penetration, vertical seismic profiling, Odex, and sonic drilling were completed by Geotech Drilling Services Ltd. (Geotech) and Foraco Drilling Ltd.

7.2.3	Logging

Core boxes are transported to the logging building, laid out on racks, and washed with water to remove drilling mud. The core is pieced together to consolidate it, and footage markers are converted to meters. Core lengths are measured forward and backward from each block to check for missing intervals. Boxes are then marked with hole ID, box number, and “from” and “to” depths. The wet core is photographed while on the logging benches, with the boxes arranged in groups of four per image. Sample intervals are marked on the core using colored pencils, with sample tags stapled in the box alongside.

Core was logged into laptop computers using Maxwell Geoservices LogChief software until 2023. Subsequently, core logging information was recorded into Seequents’ MX Deposit software.

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New Afton Operations British Columbia Technical Report Summary

Table 7‑3:	Property Drill Summary Table

Year/Program	Collar Location	Drill Type	No. Holes	Meters
2000–2003	Surface	DDH	107	53,813.57
2005–2006	Surface	DDH	49	25,778.39
		ODEX	24	680.55
	Underground	DDH	105	43,969.76
2007–2008	Surface	DDH	46	24,655.76
	Underground	DDH	23	4,981.65
2009–2011	Surface	DDH	28	10,394.17
	Underground	DDH	58	8,677.24
2012–2014	Surface	DDH	41	11,081.56
		RC	50	3,134.93
		SONIC	23	840.45
		PCPT	18	694.10
	Underground	DDH	187	98,630.80
2015–2018	Surface	DDH	51	17,523.65
		RC	50	4,607.22
		SONIC	10	302.74
		PCPT	1	59.85
		VSP	50	1,000.00
	Underground	DDH	56	26,368.87
2019–2022	Surface	DDH	91	40,242.89
		RC	47	2,875.19
		SONIC	36	1,766.25
		ODEX	3	60.96
		PCPT	3	116.26
	Underground	DDH	270	86,934.00
2023–2025	Surface	DDH	49	22,162.65
	Underground	DDH	236	109,791.75
Totals			1,712	601,145.21

Note: DDH = diamond drill hole; RC = reverse circulation ; SONIC = sonic drilling , PCPT = piezo cone penetration testing ; VSP = vertical seismic profiling; ODEX = Odex drilling method

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New Afton Operations British Columbia Technical Report Summary

Figure 7‑2:	Drill Collar Location Plan, Project Area

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New Afton Operations British Columbia Technical Report Summary

Table 7‑4:	Drilling Used for Mineral Resource Estimation

Year/Program	Collar Location	Drill Type	No. Holes	Meters
2000–2003	Surface	DDH	93	47,066.38
2005–2006	Surface	DDH	14	11,160.51
	Underground	DDH	105	44,017.00
2007–2008	Surface	DDH	43	23,081.46
	Underground	DDH	23	4,981.65
2009–2011	Surface	DDH	23	7,746.13
	Underground	DDH	52	8,424.18
2012–2014	Surface	DDH	41	11,081.56
	Underground	DDH	183	98,469.20
2015–2018	Surface	DDH	8	3,491.34
	Underground	DDH	51	24,818.85
2019–2022	Surface	DDH	8	3,043.43
	Underground	DDH	272	86,803.85
2023–2025	Surface	DDH	19	11,062.05
	Underground	DDH	230	106,284.20
Totals			1,165	491,531.79

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New Afton Operations British Columbia Technical Report Summary

Figure 7‑3:	Collar Locations of Drilling used for Mineral Resource Estimation

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New Afton Operations British Columbia Technical Report Summary

Figure 7‑4:	Example Drill Section, Drilling Used In Mineral Resource Estimates

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New Afton Operations British Columbia Technical Report Summary

Core is geologically logged for lithology, texture, alteration, and mineralogy along with structural parameters using pre-set logging templates. Geotechnical logging includes magnetic susceptibility, specific gravity, rock quality designation (RQD), recovery, total number of joints, rock strength, joint filling, joint set angle, joint alteration, number of joint sets, joint aperture (gap separation), and joint roughness. For oriented core, a Boart Longyear TruCore and Axis orientation system have been used, and the core is assembled in a tray and aligned with the orientation marks. Structural orientation measurements are collected.

Magnetic susceptibility is read directly into MX Deposit via a hand-held sensor. Five measurements are taken every 30–50 cm along the core between the wooden depth markers. These values are then averaged for the block-to-block interval.

Once in every 50 m of core, a representative core specimen is taken for point load testing. The tests are conducted using a hand-operated PIL-7 point load tester. Pieces of broken core are collected after the test and returned to the core box.

Hyperspectral analysis of drill core began in 2019, using a Spectral Evolution OreXpress portable spectrometer that operates in the wavelength ranges of 350–2,500 nm. A white reflectance plate designed to be used as reference material is scanned every 10 samples, and at the beginning of the sample run. A hyperspectral sample is generally collected for every sample sent for assay (every 2 m); a total of 64,498 samples have been collected to date.

7.2.4	Recovery

Drill holes used in the resource contained a total of 15,730 runs of core with a recovery of 98.5%.

7.2.5	Collar Surveys

Before 2019, drill hole collar locations were surveyed by the mine survey team prior to drilling and re-surveyed by collecting the easting, northing, elevation, azimuth, and dip after drill hole completion. Since 2019, the orientation of the drill head is measured using a north-seeking rig alignment system such as an Imdex DeviAligner or a Reflex TN14 gyrocompass operated by the drill operator. After the rig is aligned the mine surveyor will survey for the easting, northing, and elevation, and azimuth and dip to confirm the rig alignment tool.

7.2.6	Down Hole Surveys

Downhole dip and azimuth data were also measured for core drill holes by the drill contractor using a DeviGyro Overshot Xpress (OX) downhole tool.

7.2.7	Drilling Since Database Close-out Date

Drilling was ongoing at the Report date, with five underground diamond drill holes totaling 1,1578 m completed since the database closeout date of January 8, 2026. The closing of the database was after the calendar year cut-off to allow all assay results from specific K-Zone exploration holes to be finalized. The post-close-out drilling was completed outside of the 2025 mineral resource constraining shapes and will have no impact on the grade or volume of the reported mineral resources.

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New Afton Operations British Columbia Technical Report Summary

7.2.8	Comment on Material Results and Interpretation

Drill holes are designed to intersect mineralization as perpendicular as possible. Since drilling is limited to underground drill bays a wide range of intercept angles are required to test the mineralization domains (intercept angles with mineralization range from 15–90º). Drill holes at low angles (below than 30º intersection with mineralization) were included in the mineral resource estimation process but had to be supported by additional drilling closer to perpendicular angle (or at least supported by crossing holes) to support the 3D interpretation, block modelling and final resource classification. Otherwise, classification was locally adjusted to reflect lower confidence.

Mineralized zones in the New Afton Operations are generally sub-vertical and can be adequately drilled with angled drill holes. A sufficient number of steep, shallow, and angled drill holes have been completed to test for vertical and horizontal controls on the mineralization.

Drilling and surveying were conducted in accordance with industry standard practices at the time, and provide suitable coverage of the mineralization. The collar and downhole survey methods used provide reliable sample locations. Logging procedures provide consistency in descriptions.

These data are considered to be suitable for mineral resource and mineral reserve estimation. There are no drilling factors known to the QP that could materially impact the accuracy and reliability of the results.

7.3	Hydrogeology

7.3.1	Sampling Methods and Laboratory Determinations

Prior to the start of mining operations, baseline groundwater quality measurements were derived from 11 groundwater samples collected in April 2006 and June 2006. Results indicated naturally elevated concentrations of sulphate, sodium, iron, arsenic, selenium, lead, molybdenum, and zinc which exceeded thresholds in the BC Approved Water Quality Guidelines for the Protection of Freshwater Aquatic Life. For most of the groundwater samples, pH values were consistently alkaline, indicating neutrality of groundwater near the mine site. This can be attributed to interactions between groundwater and the sedimentary rocks/overburden, or to high carbonate content of volcanic rocks, which has the effect of developing alkaline groundwater.

7.3.2	Comment on Results

The requirements for groundwater and surface water are well understood, and the monitoring program is sufficient to support the LOM plan.

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New Afton Operations British Columbia Technical Report Summary

7.3.3	Surface Water

The operations do not discharge operational contact water (effluent) from the active operations. Surface water runoff and groundwater seepage from the New Afton TSF, the Pothook TSF, and the concentrator building are captured in water management ponds, containment ponds, or the Afton Pit TSF capture zone via natural flow paths or engineered works designed to capture and transport water to these facilities.

Some off-site flow from the historical Afton operation areas includes seasonal surface water flow from East Slough to the northeast, seepage water from the northwestern portion of the historical Afton TSF to the Northwest Water Management Pond, and seasonal runoff from the historical northwest waste rock pile.

Surface water quality monitoring is conducted within and proximal to the mining operations as required by Permit 100224 and Permit M-229; it is summarized in Coeur’s annual reports to The BC Ministry of Environment and Parks and in the Annual Reclamation Report to the BC Ministry of Mining and Critical Minerals.

In accordance with surface water monitoring procedures, water samples are analyzed for general chemical parameters, anions, nutrients, and total and dissolved metals. ALS Environmental Services, a laboratory accredited by the Canadian Association for Laboratory Accreditation Inc., are contracted for all analytical work. Field blanks and duplicate samples are collected as part of the QA/QC program.

As there are no permit limits identified for water quality, surface water quality results are compared against the BC Approved Water Quality Guidelines for the Protection of Freshwater Aquatic Life as a point of reference. If an approved guideline is not available, the BC Working Water Quality Guidelines or Contaminated Sites Schedule 3.2 Generic Numerical Standards are used as a reference, where applicable.

Regional surface water quality is classified as basic circumneutral, beyond very hard, and high in sulphate. Generally, water quality on site and in the receiving environment reflects the regional water quality conditions. Some samples have yielded sulphate and selenium values exceeding thresholds set in the BC Approved Water Quality Guidelines for the Protection of Freshwater Aquatic Life.

7.3.4	Groundwater

The Afton open pit is identified as a groundwater sink, with groundwater flow vectors converging on the pit. The entire mine infrastructure is within this capture zone, with the exception of the western half of the inactive historical Afton TSF and the northwest waste rock storage location. The natural direction of groundwater flow at site is to the northwest.

Groundwater monitoring wells have been installed in overburden and bedrock horizons within the mine site at various periods prior to and during Coeur’s operations. Currently, groundwater quality monitoring is conducted as required by Permit 100224 and is summarized in annual reports to the BC Ministry of Environment and Parks.

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New Afton Operations British Columbia Technical Report Summary

Groundwater samples are collected as grab samples and then submitted to ALS Environmental Services for analysis. The Groundwater Management Plan includes 40 stations which are sampled quarterly or annually.

Regionally, groundwater is characterized as basic to circumneutral, beyond very hard, and high in sulphate. Groundwater water levels are generally stable with some decreasing water table elevations. There is no indication of mine-related influence on residential wells as measured at the Cherry Creek Estates treatment plant. Groundwater concentrations are compared to values presented in the Contaminated Sites Regulation; during sampling in 2023 values greater than regulated thresholds were identified in 34 wells as follows: sulphate (20 samples), molybdenum (18), fluoride (13), manganese (10), chloride (7), uranium (7), selenium (2), arsenic (1), chromium (1), and zinc (1). No remedial or mitigation actions were needed based on these results.

The local hydrostratigraphy includes natural unconsolidated (i.e. overburden) and bedrock formations and structures, and anthropogenic units such as waste rock, fills, and mine facility engineered structures. The interpreted groundwater seepage pattern is generally radial from the north, east, and south and converges toward the Afton Pit TSF, which is a groundwater sink. Most of the groundwater flow occurs within the unconsolidated materials, with the most significant flows occurring above the bedrock contact in paleochannels which have been infilled with coarse sediments. The primary source of groundwater to deeper bedrock which hosts the underground mine is regional groundwater flow. Due to the low porosity and permeability, significant water sources have not been identified in the bedrock unit.

7.4	Geotechnical

Geotechnical properties used for underground design are collected using laboratory testing, geotechnical core logging, and face mapping of the development rounds. The rock mass quality is classified using the following scales:

•	Rock quality designation (RQD);

•	Q’, after Barton et al. (1974);

•	Rock mass rating (RMR89), after Bieniawski (1989);

•	R Grade, after the International Society of Rock Mechanics (ISRM), using a dataset of unconfined compression strengths and point load testing.

Typical rock mass properties are shown with Q1 (25th percentile), Q3 (75th percentile) and median values per mining zone in Table 7‑5 and per lithology in Table 7‑6.

Median RMR89 values within the mineralized zones range from 61–63, indicating “good” rock quality. Q’ and RMR89 values are relatively consistent across the three mining zones included in the Mineral Reserve estimate. R Grade values of 3–4 indicate intact rock strengths of 25–100 MPa.

The Ashcroft Formation sedimentary and picrite units are classified as “Poor” and “Fair” quality,

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New Afton Operations British Columbia Technical Report Summary

Table 7‑5:	Geotechnical Properties By Mining Zone

Mining Zone	RQD (%)			Q’			RMR89			R Grade (intact strength estimates)
	Q1	Q3	Median	Q1	Q3	Median	Q1	Q3	Median	Q1	Q3	Median
B3 Cave	54	85	72	3.9	40.7	13.7	54	65	63	R3	R4	R3
C-Zone Cave	68	94	85	6.2	27.0	14.0	58	69	63	R3	R4	R3
East Extension	65	89	79	7.7	33.4	16.4	56	66	61	R3	R4	R3

Table 7‑6:	Geotechnical Properties By Lithology

Lithology	RQD (%)			Q’			RMR89			R Grade (intact strength estimates)
	Q1	Q3	Median	Q1	Q3	Median	Q1	Q3	Median	Q1	Q3	Median
Nicola Group volcanic rocks	61.8	90.8	83.2	6.3	24.9	12.6	57	71	65	R3	R4	R3
Diorite	57.9	87.5	75.4	6.2	32.6	14.0	55	69	63	R3	R4	R3
Fault	30.5	78.3	58.9	2.3	11.7	5.45	38	59	50	R1	R3	R2
Monzonite	53.8	84.9	71.1	4.6	16.6	8.2	55	68	62	R3	R4	R3
Picrite	55.6	89.2	76.7	4.8	23.3	11.25	48	68	59	R2	R3	R3
Ashcroft Formation sedimentary rocks	15.2	65.1	45.4	0.05	5.0	2.0	21	51	40	R1	R3	R2

respectively. They are located on the southern boundaries of the orebody, with rare occurrences of minor picrite rafts within the Nicola Group volcanic rock unit. The lithology of these units is of importance for cave growth and subsidence modelling due to their weaker rock mass properties and risk for ore dilution and changes to subsidence trends.

7.4.1	Sampling Methods and Laboratory Determinations

Laboratory rock testing including 228 unconfined compressive strength (UCS) tests were conducted on selected drill core samples to characterize the rock type intact strength properties.

In addition, point load tests provide an index for strength classification of rock material and thus provide a relative indication of intact rock strength. Point load testing is regularly conducted on drill core by the Exploration group totaling 14,035 tests. Is50 (point load index) calculated from the tests can be used to understand the spatial variability in the intact strength properties. The Is50 index may also be used to estimate the uniaxial compressive strength.

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New Afton Operations British Columbia Technical Report Summary

To support K-Zone characterization an WSP Canada was requested to perform 250 uniaxial compressive strength (with strain), 35 triaxial compression and 75 Brazilian tests with results expected Q22026.

7.4.2	In Situ Rock Mass Stress

The in-situ rock mass stresses were determined using two methods: the Hollow Inclusions Cells (HI-Cells) from the Commonwealth Scientific and Industrial Research Organization (CSIRO) and in-situ stress testing rock stress borehole testing from Sigra Pty. Ltd. The stress data are used for underground and surface numerical modelling work. Stress values, horizontal stress on the northeast–southwest axis (SH), horizontal stress on the northwest–southeast axis (Sh), and vertical stress (Sv), are modelled using the following formulas, using the mine grid and depth as the depth below surface in meters:

•	SH = 12.8 + 0.029 × depth;

•	Sh = 7.5 + 0.017 × depth;

•	Sv = 0.0265 × depth.

To support K-Zone characterization a downhole 3D stress measurement program is scheduled to be completed during 2026.

7.4.3	Comment on Results

A combination of historical and current geotechnical data, together with mining experience, is used in the operations. Face mapping and subsidence monitoring reviews also provide additional input to the rockmass and surface behavior.

This data along with the structural model has generated as a three-dimensional (3D) wireframe model containing the major structures that impact the mine. The model is updated regularly for exploration and geotechnical purposes by reviewing the structural data obtained from core logging, underground mapping, and light detection and ranging (LiDAR) scans. The structural model, along with the lithological model, is used in numerical models to refine the status of underground and surface geotechnical stability, cave growth, and subsidence.

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New Afton Operations British Columbia Technical Report Summary

8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY

8.1	Sampling Methods

Core samples were collected at intervals of 2–6 m, with additional samples taken at lithology breaks, from 2000 to 2003. From 2005 to 2011, samples were collected at intervals of 2 m. Trained staff cut all core samples in half with a manual saw from 2000 to 2011.

From 2012 onwards, core samples were selected at 2 m intervals and, starting in spring 2024, at lithology breaks as well. Core cutters used an Almonte automatic core saw to split samples in half.

8.2	Sample Security Methods

Sample collection from drill point to laboratory relied upon the fact that samples were either always attended to, or stored in the locked on-site preparation facility, or stored in a secure area prior to laboratory shipment. From 2012 onwards, transport of the samples from the site to the laboratory was done on a frequent basis and in a secure manner, either delivered to the laboratory by operations staff or picked up by Activation Laboratories Limited (Actlabs) staff.

Chain-of-custody procedures consist of sample submittal forms to be sent to the laboratory with sample shipments to ensure that all samples are received by the laboratory. In 2024, a chain of custody document was implemented to track sample transfers from the New Afton site to Actlabs staff.

Drill core is stored in core racks at New Afton Exploration site. Prior to 2012, rejects were kept at the Eco Tech Laboratories Limited (Eco Tech) office in Kamloops, British Columbia, and pulps were securely stored at the field office. Since 2012 pulps and coarse rejects are returned to the New Afton mine site periodically and stored in secure storage containers and crates, respectively.

8.3	Density Determinations

Selected samples from 2005–2011 were sent to Eco Tech for bulk density measurements using the water displacement method.

Selected samples from 2012–2014 and 2019–2022 drill campaigns were sent to Actlabs in Kamloops, British Columbia for specific gravity using wet immersion followed by wax immersion. No bulk density measurements were performed between 2015–2018. Laboratory measurements were conducted on a total of 1,829 drill core samples.

Beginning in 2023, specific gravity determinations were completed in-house every 50 m using a water bath and calculated according to Archimedes’ Principle, by weighing the sample when dry and then weighing it in water.

Specimens for bulk density measurements are collected every 10 m through the mineralized zones, starting at 50 m above the start of the zone. The samples consist of intact pieces of core measuring 10–15 cm in length. Bulk density measurements were conducted on a total of 2,642 drill core samples.

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New Afton Operations British Columbia Technical Report Summary

In 2025, a randomized 2% (50 samples) of in-house measured bulk density samples collected since 2023 were selected to verify in-house measurement accuracy. The remaining half core was sent to Actlabs to measure using the RX16-W specific gravity (wax) on friable samples method.

8.4	Analytical and Test Laboratories

Eco Tech was used as the primary laboratory for the 2000–2011 drill programs. Accreditations at the time are not recorded in the database. The laboratory was and is independent of New Afton and Coeur. Umpire laboratories used from 2000–2003 included Cominco Assay Laboratories (Cominco) and Acme Analytical Laboratories (Acme), both in Vancouver. Both laboratories were and are independent of New Gold and Coeur. Accreditation(s) at the time of the 2000–2003 programs are not known.

From 2012–2025, Actlabs in Kamloops, British Columbia (Actlabs Kamloops) is the primary laboratory used for sample preparation and analysis. The Actlabs Kamloops facility has ISO/IEC 17025:2017 accreditation and is independent of New Gold and Coeur. During 2024, while a new Kamloops facility was constructed, Actlabs Kamloops was responsible for sample preparation, and analysis was performed at the Actlabs laboratory in Ancaster, Ontario (Actlabs Ancaster). The Actlabs Ancaster facility has ISO/IEC 17025:2017 accreditation and is independent of New Gold and Coeur. The umpire laboratory is SGS Canada Incorporated, in Burnaby, British Columbia (SGS Burnaby). This laboratory is independent of Coeur, and holds ISO/IEC 17025 accreditations.

8.5	Sample Preparation

The 2000–2011 drill program samples sorted, documented, dried (if necessary), roll crushed to ‑10 mesh, split into 250 g sub-samples, and pulverized to 95% -140 mesh.

From 2012 onward, samples are dried, crushed to 80% passing 2 mm, riffle split to ~1 kg and pulverized to 95% passing 105 µm.

8.6	Analysis

For the 2000–2003 drill programs, samples for copper metallics assay were split and pulverized into additional 250 g sub-samples of -10 mesh material. Gold and palladium were sub-sampled to 30 g aliquots and analyzed by conventional fire assay using atomic absorption (AA) and/or inductively coupled plasma (ICP) finish. Minimum reported detection for gold and palladium was 0.005 g/t. Copper and silver content was determined by AA using aqua regia digestion. Metallic copper (when required) included two copper assays per sample.

From 2005–2011, all samples analyzed for copper, gold, silver and palladium. If native copper was reported on the sample sheets, a metallic screen analysis was run in addition to the regular assay. Pulps for one-in-five samples over selected intervals were run using aqua regia digestion with ICP mass spectrometer finish (ICP–MS) for 29 elements in 2005, 30 elements in 2006, and 35 elements for the 2007–2009 programs. In 2010 and 2011, a 45-element ICP–MS was performed on all samples.

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From 2012 onward, a 50 g pulp sample is analyzed for gold, platinum, and palladium by fire assay with an ICP optical emission spectroscopy (OES) finish with a lower detection limit of 2 ppb for gold and 5 ppb for platinum and palladium. When coarser gold is encountered and metallic screen is required, a representative 500 g split (from 1,000 g) is sieved at 100 mesh (149 µm). Fire assay with a gravimetric finish is performed on the entire +100 mesh and two splits on the -100-mesh fraction. The total amount of sample and the +100 mesh and -100 mesh fraction is weighed for assay reconciliation. When native copper is observed and metallic screen requested, a representative 100 g split is used following the same metallic screen preparation and analysis as described for gold. A 0.5 g sample is analyzed for 36 elements by four-acid digestion with an ICP–OES finish. If the copper assay value from 4A-ICPOES is >5,000 ppm, the sample is rerun using four-acid digestion and ore grade ICP–OES for a more accurate result. From 2012–present, mercury is analyzed by cold vapor flow injection mercury system. Mercury was removed from the 4A-ICPES analytical suite, and selenium was added, in July 2021.

8.7	Quality Assurance and Quality Control

From 2000 to 2003, one standard or certified reference material (standard) for copper, gold, silver, and palladium) and one blank were inserted into the sample stream approximately every 22–23 samples. There is no information on the sources of the blanks and standards. One in nine pulp samples were re-assayed as repeats and one in 25 reject samples were re-split and re-assayed by Eco Tech. Pulp duplicate external check samples were randomly selected and sent to Cominco and Acme.

From 2005–2011, a blank, standard, and duplicate were inserted into the sample stream every eight samples. Blanks were barren intersections of Nicola Group lithologies. Internal Eco Tech laboratory checks consisted of at least two repeats, one blank, two re-splits, and two or three reference standards, one for copper, one for silver, or one combined copper/silver and one for gold/palladium. Assay results and internal check results were reviewed and batches rerun if problems were observed.

Assay QA/QC measures from 2012 onward consisted of the insertion of standards for gold and copper and blanks into the sample stream at a rate of every 40 samples, together with duplicates of both pulp and coarse reject material every 20 samples. In spring 2024, the insertion rate was adjusted to include one of each QC sample type for every 30 samples, ensuring that a minimum of one standard is present in each batch of 35 fire assay samples. In addition, Actlabs inserts a cleaning blank every 50th sample and several certified standards to verify all elements analyzed. Approximately every 50th pulp is sent to SGS Burnaby for an external pulp duplicate check assay.

Standards for gold were primarily supplied by Geostats in Australia, and standards for copper were supplied by both Geostats (historically) and CDN Laboratories in British Columbia (CDN). Since 2024, as Geostats standards are depleted, they are replaced by CDN standards certified for both gold and copper. Coarse blanks are unmineralized material. Pulp preparation blanks are sourced from CDN. Both pulp and coarse blanks are added to the sample stream immediately following a high-grade core interval and at a rate of every 30 samples within larger zones.

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Standard and blank results are plotted against the confidence limits which are defined as three standard deviations from the certified expected value. If one standard sample plots between 2–3 standard deviations, it is flagged and closely monitored moving forward. Should two standard samples plot between 2–3 standard deviations, this is considered a failure. Any values >3 standard deviations are automatic failures. Failures are checked to confirm that there was no misidentification of QA/QC sample material. Once confirmed, failures are re-assayed along with five shoulder samples on either side in the sample stream until the standard is within the error limits. Should there be more than two failures in a batch, the entire batch is re-assayed. Failures and re-assays are always addressed immediately.

Where no high-grade intervals are noted, coarse blanks are added every 30 samples. Failures for blanks are defined as results greater than ten times the detection limit for gold and 100 times the detection limit for copper; these failures trigger the same protocols as those followed for failures of standards.

The current practice is for a QA/QC report to be generated at the conclusion of a drill program and for resource updates. Standards and blanks are plotted in chronological order on performance charts. For standards, lines are also plotted which represent the expected value, upper limit (+ three standard deviations), and lower limit (- three standard deviations). Pulp, coarse reject, and external check duplicate results are plotted on scatter diagrams to check for bias and on coefficient of variation diagrams to estimate the precision.

8.8	Database

In 2007, DrillView was established as the single master database to manage drill data. In 2012, to bring New Afton’s practices in line with corporate standards, New Gold personnel transferred the DrillView database to Maxwell Geosciences (MaxGeo) DataShed database. From 2012- 2019, the database was maintained and updated by a Database Administrator in Vancouver, BC. In 2019, database management was transferred to New Afton Exploration. The database itself was hosted in the Toronto corporate office, where it was backed up hourly and weekly backups were stored off-site at the corporate office. New Afton database administrators accessed the database through a secure remote desktop connection. In fall 2023, the database server was moved to the New Afton Operations.

Assay results are emailed from the laboratory to the database administrator as comma-delimited (CSV) files then imported directly into DataShed using a set import template. Stored procedures within the database process core and QC assay results into the appropriate tables and views. Once imported and processed, the database administrator validates the batch QC samples in QAQCR (a MaxGeo QC Program) with re-assays requested as needed. When all assay data have been imported, including re-assays and final QA/QC results, the validated database is exported to comma-delimited files and saved to the New Afton exploration server. The files are then used for geological interpretation and wireframe modelling.

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8.9	Qualified Person’s Opinion on Sample Preparation, Security, and Analytical Procedures

In the opinion of the QP, the sample preparation procedures, analytical methods, QA/QC protocols, and sample security for the samples used in mineral resource estimation are acceptable, meet industry-standard practice, and are acceptable for mineral resource and mineral reserve estimation and mine planning purposes.

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9.0	DATA VERIFICATION

9.1	Internal Data Verification

Sample QA/QC data from the underground drilling program were analyzed by Ron Konst, P.Geo., an independent consultant retained by New Afton in 2006 (Konst, 2006). Some blank and standard assays were noted to be outside acceptable error limits. These were investigated and re-assayed, if appropriate, and no material changes to the assay database were made. Internal duplicate data were analyzed to determine if any biases were present and to define the assay precision; no material biases were identified.

In 2012, New Afton personnel transferred the DrillView database to Maxwell Geosciences (MaxGeo) DataShed database, a commercial drill data management relational database system. During this process, the database was checked for errors and corrected where necessary. The pre-2012 assay data were compared to the assay certificates, and it was found that 11 certificates from the 2006 drilling had been improperly imported. Columns of data in the assay spreadsheets had been misidentified resulting in these columns being imported to the wrong fields in the database. This resulted in minor underestimation of gold and copper grades in some blocks in the model. New Afton reviewed the resource model and found that these errors had little impact on the mineral reserve estimate. Other errors found included overlapping intervals in some areas where re-assays had been carried out, and inconsistencies in downhole survey data, particularly where there were changes from one instrument to another. These inconsistencies were corrected.

A correction was applied in 2014 to the conversion of azimuths of downhole surveys measured from magnetic north to true north. Declination, or the difference in direction between magnetic north and true north, varies due to a continual drift of the north magnetic pole. The declination correction applied to the surveys had been kept constant throughout the history of the mine which had resulted in some significant errors in the orientation of recent holes. These were corrected in the database.

As part of a 2023 software upgrade, health check SQL scripts and recommendations were performed. Minor issues were encountered during the health check and no issues with assays were observed. A database maintenance plan was implemented in 2023 to execute integrity checks, rebuild indexes, clean up history, and backup the database daily and weekly.

Verification performed in support of validating the subset of the data used for resource estimation typically consists of spot-checking 10% of the assay data from a selection of drill holes that intersect the mineralized wireframe domains. Additional checks could include a comparison of the drill hole collar location data with the digital models of the surface topography and excavation models, visual inspection of the downhole survey information, and using validation routines in Leapfrog Geo, which consisted of checking for overlapping samples and duplicate records.

9.2	External Data Verification

A number of validation checks were performed in support of technical reports filed as a result of New Afton’s Canadian regulatory reporting requirements. These are summarized in Table 9‑1.

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New Afton Operations British Columbia Technical Report Summary

Table 9‑1:	External Data Reviews

Year	Company	Purpose
2003	Behre Dolbear	Support of technical report compilation.
2004
2006	Roscoe Postle Associates Inc. (RPA)	Mineral resource estimate and preparation of technical report.
2009		Database review, preparation of technical report.
2011
2020		Validation of pre-2018 QA/QC database
2023	SLR Consulting Ltd. (SLR)	Review of mineral reserve estimates, including mine designs and schedules, cut-off values, dilution estimates, cost estimates, and mine economics.
2024
Review of mineral reserve estimates, including mine designs and schedules, cut-off values, cave management discussion, production metrics, dilution reporting, reconciliation, cost estimates, and mine economics.
High level review of mineral resource estimates, including geological and domain modelling, key assumptions, parameters, and mineral resources constraining strategy

9.3	Data Verification by Qualified Person

9.3.1	Mr. Nadeau-Benoit

Mr. Nadeau-Benoit supervised the preparation of the mineral resource estimate, and the supporting data as summarized in this Report.

He completed site visits during the 2023, 2024 and 2025 drilling campaigns and discussed (on-site and remotely) the mineral resource estimation procedures, process and considerations of reasonable prospects of eventual economic extraction, and tabulated resource estimates with the on-site Chief Geologist, the Long-Term Planning Engineer, and Resource Geologist.

Mr. Nadeau-Benoit has undertaken verification that included site visits, core review (on core photos and at the coreshack), review of geological data collection and checks that the QA/QC procedures used by the New Afton Operations are consistent with standard industry practices.

He has reviewed previous database audits and QA/QC reports, and completed a validation of the current drill hole database; including a 10% cross validation checks for the 2023, 2024 and 2025 drill programs (database against raw data for assays, survey collars and downhole surveys).

9.3.2	Mr. Roberts

Mr. Roberts works directly at the mine site and has reviewed the resource shapes used for the determination of mineral resources, ensuring that the shapes are within achievable mining geometries and reflect reasonable prospects for eventual economic extraction.

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New Afton Operations British Columbia Technical Report Summary

9.4	Qualified Person’s Opinion on Data Adequacy

The process of data verification for the Project was performed by third parties and Coeur personnel, including the QPs. The QPs reviewed the appropriate reports. The QP considers that a reasonable level of verification has been completed, and that no material issues would have been left unidentified from the programs completed.

The QPs are of the opinion that the data verification programs for Project data adequately support the geological interpretations, the analytical and database quality, and therefore support the use of the data in mineral resource and mineral reserve estimation, and in mine planning.

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New Afton Operations British Columbia Technical Report Summary

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING

10.1	Test Laboratories

Construction of the process plant was completed in 2012 with commercial production of 11,000 t/d achieved the same year. Historical testwork on which the plant design were based included mineralogical studies, modal analysis, grinding tests, flotation tests, gravity tests, variability tests and dewatering tests. It was determined that conventional crushing, grinding and concentration processes were appropriate given the deposit mineralogy.

Changes were made to the plant in 2018–2019 to support processing of supergene ore, including adding gravity recovery capacity to the ball mill circuit and increasing gravity capacity in each of the tertiary and regrind circuits based on a pilot plant study at ALS Laboratories (ALS) in Kamloops. With mining of supergene ore being completed during the third quarter of 2022, the gravity circuit operation was adjusted in 2023 to focus on recovering gold rather than native copper.

The primary independent metallurgical testwork facility used for the most recent testwork on C-Zone, East Extension and D-Zone is also ALS. Work included chemical and mineralogical characteristics, comminution performance, and metallurgical performance of new zones to be processed through the plant. The ALS laboratory has its ISO 9001-2015 certification. ALS has also been engaged to complete preliminary metallurgical testing for K-Zone.

The New Afton Operations have an on-site analytical laboratory that assays concentrates for sales settlement, in-process samples, and geological samples. The on-site metallurgical laboratory is used for testing flotation reagents, grind analysis, and characterizing the behavior of new ores. The laboratory is not independent.

There is no international standard of accreditation provided for metallurgical testing laboratories or metallurgical testing techniques.

10.2	Metallurgical Testwork

10.2.1	C-Zone

In 2014, ALS completed testwork on one master and nine sub-composites to evaluate the amenability of C-Zone mineralization to the New Afton processing flowsheet.

Sample chemical and mineralogical properties included:

•	Chalcopyrite was the dominant sulfide mineral in most of the samples, followed by pyrite. Bornite was also present in some samples in minor amounts;

•
Tennantite/enargite was present in most of the samples. No arsenopyrite was identified, suggesting that most of the arsenic in the samples may be associated with the copper sulfide minerals tennantite and enargite;

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New Afton Operations British Columbia Technical Report Summary

The majority of the non-sulfide gangue in all of the samples occurred as feldspars, representing approximately 23–52% by weight of the feed in the composites.

Comminution tests showed:

•
The semi-autogenous mill comminution (SMC) tests derived A × b values ranging from 29–41, giving an average of approximately 36, indicating medium to hard feed material for semi-autogenous grinding (SAG);

•
Bond rod and ball mill work indices ranged from approximately 17–20 kWh/t, and 17–19 kWh/t, respectively. The Bond work indices indicated a moderately hard to hard feed material for rod or ball milling.

Recovery for the sub-composite samples was generally excellent, averaging approximately 94% for copper and 95% for gold. Gold recovery for the sub-composites samples generally tended to follow copper recovery trends. Copper recoveries of approximately 94% and 95% were achieved in repeat rougher testing. Gold recovery to the copper rougher concentrate ranged from 90% to 94% for the two repeat tests. A higher mass recovery corresponded to a higher gold recovery of approximately 4% in the rougher concentrate.

Kinetic tests indicated:

•
Master composite: the three-stage dilution cleaning test measured a copper recovery of approximately 85% at a copper grade of approximately 23%. Gold recovery in the copper concentrate was approximately 76% with the concentrate grading approximately 17.8 g/t Au;

•
Sub-composite: the three-stage dilution cleaning tests measured an average copper recovery of approximately 87% at an average copper grade of 23%. Similar to the kinetic cleaner tests, samples with higher copper grades performed relatively better than those with lower copper grades. Gold performance generally mirrored copper performance.

A single locked cycle flotation test was performed on the master composite sample, with the following results:

•	Regrind size was slightly finer, at approximately K80 31 μm;

•	Copper recovery measured approximately 90%, while the concentrate graded 25% copper;

•	Gold recovery measured 86%, while the gold grade in the copper concentrate measured approximately 19 g/t Au.

Arsenic in the copper concentrate graded approximately 0.4%.

C-Zone ores were found to be amenable to processing using the current New Afton flowsheet.

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New Afton Operations British Columbia Technical Report Summary

10.2.2	East Extension

One master and four sub-composites were generated in 2022 for the East Extension zone. The sub-composites were constructed to test recovery characteristics of the four observed types of copper mineralization: secondary hypogene, low-grade hypogene, bornite-dominant, and chalcopyrite-dominant. The testing was conducted at ALS Laboratories in Kamloops except where noted for specific comminution tests.

Comminution test results for the four sub-composites included:

•	Bond ball mill work indices ranged from 18.0–20.5 kWh/t, indicating a hard to very hard feed material for ball milling;

•
A 20 kg composite of the four sub-composites was constructed and sent to SGS Canada Inc. in Burnaby, BC, for SAG power index (SPI) with Comminution Economic Evaluation Tool (CEET) crusher index determination which measures amenability to crushing on minimum 20mm particles. The SPI was 90.4 minutes, which represents the time required to grind from P80 12.5 mm to P80 1.7 mm, at the 62nd percentile of the SGS database. The A × b value derived from the SMC test was approximately 47. The composite would be considered moderately hard in terms of SAG milling based on both the SMC and SPI tests. The CEET crusher index value was 27.5, indicating a high hardness in terms of crushing.

Recovery for the sub-composites was generally excellent, with rougher concentrate recoveries averaging 93.5% for copper and 90.5% for gold across the five composites.

A single locked cycle test was performed on the master composite. From the test, 92% of copper, 91% of gold and 62% of the palladium were recovered, producing a concentrate grade of 32.5% Cu, 16.5 g/t Au and 2.95 g/t Pd. Arsenic was also present in the concentrate, grading 0.13%.

Mineralization from the East Extension was found to be amenable to processing using the current New Afton flowsheet.

10.2.3	D-Zone

In 2024, one master composite and four sub-composites were tested. The sub-composites consisted of low-, medium- and high-grade hypogene mineralization and one secondary hypogene mineralization.

Test results showed:

•	Copper mineralization consisted primarily of chalcopyrite (more than 95%), with tennantite, enargite and bornite;

•
SMC tests were completed on the master and secondary hypogene composites and resulted in A × b values of 30.7 and 32.7, respectively, indicating high hardness in terms of SAG milling. SPI results for the four sub-composites ranged from 52–74 minutes, indicating medium to moderately high hardness in terms of SAG milling;

•	Bond ball mill work indices on the four sub-composites ranged from 18.0–21.0 kWh/t, indicating a hard to very hard feed material for ball milling;

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•
Recovery for the master and sub-composites was generally high, with combined recoveries from gravity and rougher concentrates averaging approximately 92.2% for copper and 92.9% for gold for the master and hypogene composites, and averaging 90.2% for copper and 90.8% for gold for the secondary hypogene sub-composite.

10.2.4	K-Zone

In late 2025, metallurgical testing started on five composites and 16 sub-composites from the K-Zone. The five main composites represented variations in zone (upper vs lower K-Zone), rock type (diorite, monzodiorite and Nicola Group volcanics) and mineralogy (primary vs secondary hypogene) for use in comminution and mineralogical testwork. The 16 sub-composites included variations in head grade within the above categories to assist in developing recovery vs head grade models using rougher and cleaner batch flotation tests. This first stage of metallurgical testing is expected to be completed in early 2026. Additional metallurgical tests to characterize K-Zone mineralization amenability to gravity recovery, locked-cycle flotation performance and dewatering characteristics are planned when additional drill core is available later in 2026.

10.2.5	Cleaner Circuit Upgrade

During 2024, alternative flotation technologies were evaluated for use in the cleaner flotation circuit.

Six flotation technologies from four different vendors were evaluated in the first phase which compared potential layouts, costs and estimated metallurgical performance. Two of these flotation technologies were selected for pilot testing at the New Afton concentrator.

Based on the results of this testwork, layout considerations and its extensive use in similar applications, a Jameson cell was chosen for the cleaner upgrade project. Both full and partial tank cell replacement flowsheets were considered. The selected flowsheet replaced the four third cleaner Metso 5 m3 tank cells with a single Jameson cell. The cell was commissioned in August 2025.

10.3	Recovery Estimates

Predictive recovery formulas were developed (based on feed grades, grind size, and throughput rate) to forecast copper and gold recoveries for the New Afton LOM plan and financial models.

Two main mineralization types will be treated over the LOM: hypogene ore (including background material that is not classified as either hypogene, secondary hypogene, or supergene) and secondary hypogene ore. Hypogene ore and background material form the majority of the material to be processed at 95% while secondary hypogene ore makes up the remaining 5%.

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The copper recovery formulae are:

•	Hypogene ore and background material:

o	Recovery = −1069.725745 × Cu2 + 28.082358 x Cu + 0.71954 + (160 − P80) x 0.0008;

•	Secondary hypogene ore:

o	Recovery = (−2.12308 x 10−9 x tpod[2] + 4.1 × 10−5 x t/od + 0.7218) + (−0.8 x (−0.051 − Cu) x 0.979).

The gold recovery formulae are:

•	Hypogene and background material:

o	Recovery = −0.14117 x Au2 + 0.34802 x Au + 0.65006 + (160 − P80) x 0.0008;

•	Secondary hypogene ore:

o	Recovery = (−3.22077 x 10−9 × tpod[2] + 5.84 × 10−5 x t/od + 0.6886285) + (−0.0308635 x A Au2 + 0.092243 x Au − 0.033668312)

In these equations, Cu is the process plant copper head grade in percent, Au is the process plant gold head grade in g/t, P80 is the tertiary hydrocyclone overflow P80 in µm, and t/od is the processing rate in tonnes per operating day.

Recovery curves for copper and gold are provided in Figure 10‑1 and Figure 10‑2 respectively.

Based on operating experience, hypogene recovery is capped at 92%. For copper grades >2%, copper recovery is constant at 85%. For gold grades >1.9 g/t, gold recovery is constant at 80%. LOM copper and gold recovery rates are estimated to be approximately 88.4% and 83.9%, respectively. East Extension hypogene copper recovery is capped at 90% due to the relatively high proportion of copper as bornite relative to C-Zone hypogene and the requirement to process East Extension and C-Zone ores in parallel using a common reagent scheme.

10.4	Metallurgical Variability

Samples selected for metallurgical testing during feasibility and development studies were representative of the various styles of mineralization within the different deposits. Samples were selected from a range of locations within the deposits. Sufficient samples were taken, and tests were performed using sufficient sample mass for the respective tests undertaken.

Variability assessments are supported by mill production plans in terms of throughput, grind size, head grades and mineralogy.

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New Afton Operations British Columbia Technical Report Summary

Figure 10‑1:	Copper Recovery Curves At 16,000 t/d Processing Rate

Note: mesogene = secondary hypogene.

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New Afton Operations British Columbia Technical Report Summary

Figure 10‑2:	Gold Recovery Curves At 16,000 t/d Processing Rate

Note: mesogene = secondary hypogene.

10.5	Deleterious Elements

The New Afton concentrate has historically been very clean and marketable. There are no known deleterious elements that could have a significant effect on economic extraction. Expected penalties associated with mercury and arsenic levels have been considered in the concentrate sales model.

10.6	Qualified Person’s Opinion on Data Adequacy

Testwork programs, both internal and external, continue to be performed to support current operations and potential improvements.

The testwork undertaken is of an adequate level to ensure an appropriate representation of metallurgical characterization and the derivation of corresponding metallurgical recovery factors for B3, C-Zone, and East Extension.

Metallurgical assumptions are supported by multiple years of production data.

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Recovery improvements resulting from the cleaner circuit upgrade are expected to partly offset the impact of a coarser grind size, as the processing rate returns to approximately 16,000 t/d.

Grade–recovery models for the various ore types were developed using processing throughput rates to inform the forecasting copper and gold recoveries for the LOM plan.

The QP reviewed the information compiled by New Gold and Coeur, as summarized in this Report chapter and performed a review of the reconciliation data available to verify the information used in the LOM plan.

Based on these checks, in the opinion of the QP, the metallurgical testwork results and production data support the estimation of mineral resources and mineral reserves and can be used in the economic analysis that supports the mineral reserves.

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New Afton Operations British Columbia Technical Report Summary

11.0	MINERAL RESOURCE ESTIMATES

11.1	Introduction

The database used for mineral resource estimation was closed on January 8, 2026. Closure of the database occurred after the 2025 calendar year to allow inclusion of all assay results from K-Zone exploration drill holes.

Software used for estimation include Seequent’s Leapfrog Geo v.2025.1.1 (Leapfrog) and its Edge extension (Edge).

Two block models were generated to estimate mineral resources at New Afton. The two models cover the same extent but have different block sizes to provide more flexibility with choice of mining methods. A 10 x 10 x 10 m model was generated to estimate mineral resources for zones considered suitable for mining through block caving; these include B3, C-Zone, D-Zone, K-Zone and HW Zone. A 5 x 5 x 5 m sub-blocked model was generated to test potential applicability of more selective underground mining methods.

11.2	Exploratory Data Analysis

The deposit was subject to exploratory data analysis methods, which could include histograms, cumulative probability plots, box and whisker plots, and contact analysis. Statistics were compiled and compared for length weighted drill hole intersects, raw assay data, capped assay data, composites, and declustered composites to ensure that the grade distribution and true mean of the system were conserved throughout the different steps of the estimation process.

Drilling programs have tested the mineralized zone to depths approaching 2,000 m below surface. Although the general nature of the mineralization stays relatively consistent independently of depth, there are subtle differences in the distributions of metals and other elements. To account for this variation, data were segregated above and below 4,900 m elevation (approximately the elevation of the B3 cave footprint) during the variography analysis and the treatment of outlier samples for the broader resource domains (Main Zone, Monzonite, and Other domains). This artificial boundary at 4,900 m is considered a soft boundary as data are mixed across during block grade interpolation.

11.3	Geological Models

Three-dimensional models for lithology, structures, alteration assemblages, and mineralization styles were created in Leapfrog. Of importance are specific lithological units that host mineralization (Pothook diorite, monzodiorite dykes, latite dikes and Nicola Group volcanic rocks), versus others that are generally barren (picrite unit) or not significantly mineralized (monzonite dikes).

The resource domains are grade shells modelled at specific grade thresholds. The geometry of these grade shells follows other geological elements modelled independently of grade; these include lithological contacts, structures, and alteration and mineralization styles. The high density of drilling information commonly limits the degree of freedom in the interpretation of the grade shells.

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New Afton Operations British Columbia Technical Report Summary

Mineralized grade shells were generated for all mineralized zones at a grade threshold of 0.2% CuEq (Figure 11‑1).

In addition, sub-domains were modelled for East Extension, HW1 and K-Zone to better constrain higher-grade mineralization associated with bornite and/or chalcopyrite mineralization during the estimation. Sub-domain grade thresholds were 5.0% CuEq for East Extension, 1.0% CuEq for HW1 and 0.8% for K-Zone.

In addition, estimation was also carried out in complementing lithological domains which include monzonite dykes, latite dyke, and Nicola Group volcanic rocks. The picrite unit was assigned a grade of zero for all metals contained within. All domains were used as hard boundaries during the estimation process.

11.4	Density Assignment

Analysis of the measurements indicates that density tends to increase with depth. Density values in the block models, attributed as "SG", were applied by elevation. These values ranged from 2.60 t/m3 above the 5,050 m elevation to 2.78 t/m3 below the 4,450 m elevation. Supergene mineralization was assigned a slightly lower density of 2.55 t/m3.

11.5	Grade Capping/Outlier Restrictions

Outlier samples were identified using histograms and probability plots of the distribution of copper, gold, and silver. A visual review of their location relative to the surrounding data was also conducted. Outlier samples were controlled by using traditional capping directly in the composite database and by limiting the influence of outlier samples in the grade interpolation.

The capped composites above the outlier threshold grade were restricted to a maximum distance of influence of 17% of the search ellipsoid for the K-Zone and the HW1 estimation domains (their respective low-grade domains and sub-domains. For the East Extension estimation domains (low grade domain and sub-domains), they were restricted to a maximum distance of influence of 10% of the search ellipsoid. For the other domains, their capped composites above the outlier threshold grade were restricted to a maximum distance of influence of 10% of the search ellipsoid above an elevation of 4,900 m mine grid, and 17% below an elevation of 4,900 m mine grid.

Capping values for copper range from 2–15% Cu. Capping values for gold range from 5–15 g/t Au and from 10–90 g/t Ag for silver.

Outlier threshold grades range from 1.5–8% Cu for copper, 1.5–7 g/t Au for gold, and 6–50 g/t Ag for silver.

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New Afton Operations British Columbia Technical Report Summary

Figure 11‑1:	Low-Grade Estimation and Mineral Reserves-Constraining Shapes

2750E
3000E
3250E
3500E
3750E
4000E
4250E
5750L
5500L
5250L
5000L
4750L
4500L
4250L
4000L
3750L
HW2
Lift 1
(Depleted)
B3
HW1
EE
East
Extension
C-Zone
MAIN
K-ZONE

Source: Coeur Mining Dec. 2025
Longitudinal View Looking North (Mine Grid)

COEUR MINING®

Note: Low-grade estimation domains = Main, K-Zone, East Extension, HW1, HW2; mineral reserves-constraining shapes = C-Zone, East-Extension.

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New Afton Operations British Columbia Technical Report Summary

11.6	Composites

Sample interval lengths are relatively consistent in the database. A total of 96% of samples in the vicinity of the New Afton deposit measure exactly 2 m long. Drill hole composites were length-weighted and were generated as 2 m long, down-the-hole, with estimation domains acting as a hard boundary.

11.7	Variography

Continuity analysis was completed separately for copper, gold, and silver on a domain-by-domain basis using the capped 2 m composites. The spatial models were aligned in the general plane of the domains and refined using 2D radial continuity plots to fine-tune the orientation of dip, dip azimuth, and pitch. The nugget was determined using a combination of the downhole variogram and the major axis correlogram. Two spherical structures were used to fit the spatial models.

11.8	Estimation/interpolation Methods

The block model grades for copper, gold, and silver are estimated using ordinary kriging (OK). All grade estimations used length-weighted composited drill hole assay data.

The copper, gold, and silver estimates were conducted in a single pass using a search ellipsoid measuring 150 x 150 x 40 m for the 10 x 10 x 10 m model and a search ellipsoid measuring 150 x 150 x 20 m for the 5 x 5 x 5 m sub-blocked model. The search ellipsoids used to estimate the blocks assigned to the monzonite or the ‘other’ domain were oriented subparallel to their general trend, with a dip of 85° and a dip azimuth of 167° relative to mine grid. The other domains used variable orientations to align the variograms and the search ellipsoids. Midplanes specific to each domain were used to guide the search ellipsoids.

The interpolation parameters, summarized in Table 11‑1, include the search ellipsoid axes, and the minimum and maximum number of composites used per blocks. The maximum composites per drill hole were adjusted to accommodate the change of block size between the two models.

11.9	Validation

The block models were validated using the following methods:

•	Visual inspection at different grade thresholds in cross-section view, plan view, and in 3D;

•	Comparison of model statistics to drill data;

•	Swath plots.

•	Reconciliation against sampling at the underground cave drawpoints and against mill.

These validation procedures indicate that geology and resource models are acceptable to support mineral resource estimation.

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New Afton Operations British Columbia Technical Report Summary

Table 11‑1:	Interpolation Parameters

Model	Domain	Search Ellipse Range (m)			Number of Composites
		X	Y	Z	Min/ Block	Max/ Block	Max/ Drill Hole	Max/ Octant
10 x 10 x 10 m	Main > 4,900 m	150	150	40	5	54 (36 for Ag)	9	9
	Main < 4,900 m	150	150	40	5	36 (45 for Au)	9	9
	All other domains	150	150	40	5	36	9	9
5 x 5 x 5 m sub-blocked	All domains	150	150	20	3	15	3	3

11.10	Confidence Classification of Mineral Resource Estimate

11.10.1	Mineral Resource Confidence Classification

Criteria for mineral resource confidence classification are:

•
Measured: blocks with copper, gold, and silver grades estimated by a minimum of three drill holes located within a distance of 30 m or less. This is achieved with drill holes at a nominal spacing (drill spacing) of approximately 50 m;

•
Indicated: blocks with copper, gold, and silver grades estimated by a minimum of three drill holes and located within a distance of 50 m or less. This is achieved with drill holes at a nominal spacing (drill spacing) of approximately 80 m;

•	Inferred: blocks that do not meet the criteria for measured or indicated mineral resources but are within a maximum distance of 50 m from a single drill hole.

The East Extension area was classified using the same criteria as the other zones even though it is reported through a stope mining method and is drilled with a tighter spacing of approximately 20 m between drill holes. Optimized stopes that were initially classified as measured for East Extension were downgraded to indicated because of lower grade continuity at stope mining cut-off grade.

11.10.2	Uncertainties Considered During Confidence Classification

Following the drill spacing analysis that classified the mineral resource estimates into the measured, indicated, and inferred confidence categories, uncertainties regarding sampling and drilling methods, drilling angles to the mineralization, data processing and handling, geological modelling, and estimation were incorporated into the classifications assigned. The areas with the most uncertainty were assigned to the inferred category, and the areas with fewest uncertainties were classified as measured.

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New Afton Operations British Columbia Technical Report Summary

11.11	Reasonable Prospects of Economic Extraction

11.11.1	Input Assumptions

For each resource estimate, an initial assessment was undertaken that assessed likely infrastructure, mining, and process plant requirements; mining methods; process recoveries and throughputs; environmental, permitting, and social considerations relating to the proposed mining and processing methods, and proposed waste disposal; and technical and economic considerations in support of an assessment of reasonable prospects of economic extraction.

The mineral resource estimate is reported assuming underground long-hole stoping mining methods for East Extension and underground bulk mining methods, likely block caving, for all other zones. Constraining volumes were created to demonstrate the spatial continuity of the mineralization within a potentially mineable shape.

For mineral resources reported with a long-hole stoping mining method, stope optimization was completed using Deswik Stope Optimizer at a cut-off grade of 1.26% CuEq. The stopes were constrained to a minimum mining shape of 20 m along the strike, height of 20 m, and 5 m width. Mineral reserves were subtracted from the mineral resource optimized stope shapes. Mineral resources are reported within the optimized stope shapes using a cut-off grade that includes the must-take material below cut-off.

For underground bulk mining zones, mineral resources are reported within resource cave shapes created using a cut-off grade of 0.33% CuEq. Within the resource cave shapes, resources are reported for blocks above 0.30% CuEq for K-Zone, and above 0.15% CuEq for the other zones.

11.11.2	Commodity Price

The copper, gold, and silver prices used in resource estimation is based on analysis of long-term consensus pricing, and benchmarks to pricing used by industry peers over the past year. An explanation of the derivation of the commodity prices is provided in Chapter 16.2.

The estimated timeframe used is seven-year mine life that supports the mineral reserves estimates. The gold price forecast for the mineral resource estimate is US$4.40/lb Cu, $2,500/oz Au, and $30/oz Ag.

11.11.3	Cut-off Grades

Cut-off grades were first established for each extraction scenario. These cut-off grades are based on the input parameters and assumptions detailed in Table 11‑2, but with metal prices increased to US$4.40/lb Cu, $2,500/oz Au, and $30/oz Ag.

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Table 11‑2:	Cut-off Input Assumptions

Item	Parameter	Units	Value
NSR assumptions	Gold price	US$/oz	2,500
	Copper price	US$/lb	4.40
	Silver price	US$/oz	30
	Exchange rate	C$:US$	1.30
	Gold recovery	%	variable
	Copper recovery	%	variable
	Silver recovery	%	variable
	Gold payable	%	97.4
	Copper payable	%	95.8
	Silver payable	%	90.0
	Gold refining charge	US$/oz	5.05
	Copper refining charge	US$/lb	0.061
	Silver refining charge	US$/oz	0.454
	Total treatment cost	US$/dmt concentrate	61
	Total transport cost	US$/wmt concentrate	141
Cut-off grade parameters	Mining cost – block caving	US$/t processed	11.50
	Mining cost – stoping	US$/t processed	87.50
	Processing cost	US$/t processed	9.00
	G&A cost	US$/t processed	3.50
	Block caving cut-off grade	% CuEq	0.15
	Stoping cut-off grade	% CuEq	1.26

Mineral resources potentially amenable to underground bulk mining were reported using a cut-off grade of 0.30% CuEq for K-Zone and using a cut-off grade of 0.15% CuEq for the other zones. Mineral resources potentially amenable to stope mining were reported using a cut-off grade of 1.26% CuEq.

The following copper-equivalency is used:

•
Cu% + (Au g/t * Au Recovery * Au Payable * (Au Price - Refining) / 31.1035) + (Ag g/t * Ag Recovery * Ag Payable * (Ag Price - Refining) / 31.1035) / (22.046 * Cu Recovery * Cu Payable * (Cu Price - Refining).

The calculations are based on the following:

•
Au price: US$2,500/oz Au; Au recovery: 87.7%; Au payable: 97.0%; Au refining charge: US$6.00/oz; Ag price: US$30/oz Au; Ag recovery: 73.5%; Ag payable: 90.0%; Ag refining charge: US$0.50/oz; Cu price: US$4.40/lb Cu; Cu recovery: 86.4%; Cu payable: 96.4%; Cu refining charge: US$0.8/lb.

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11.11.4	QP Statement

The QP is of the opinion that any issues that arise in relation to relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work. The mineral resource estimates are performed for deposits that are in a well-documented geological setting. Coeur is very familiar with the economic parameters required for successful operations in the New Afton area; and Coeur has a history of being able to obtain and maintain permits, social license and meet environmental standards. There is sufficient time in the seven-year timeframe considered for the commodity price forecast for Coeur to address any issues that may arise, or perform appropriate additional drilling, testwork and engineering studies to mitigate identified issues with the estimates.

11.12	Mineral Resource Statement

Mineral resources are reported using the mineral resource definitions set out in S-K 1300.

Mineral resources are reported exclusive of those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

The mineral resource estimates are current as at December 31, 2025. The reference point for the estimate is in situ.

The Qualified Persons for the estimates are Mr. Vincent Nadeau-Benoit P.Geo., and Mr. Tyler Roberts, P.Eng., both Coeur employees.

Mineral resources are summarized in Table 11‑3.

11.13	Uncertainties (Factors) That May Affect the Mineral Resource Estimate

Factors that may affect the mineral resource estimates include:

•	Metal price and exchange rate assumptions;

•	Changes to the assumptions used to generate the gold equivalent grade cut-off grade;

•	Changes in local interpretations of mineralization geometry and continuity of mineralized zones;

•	Changes to geological and mineralization shape and geological and grade continuity assumptions;

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Table 11‑3:	Measured, Indicated, and Inferred Mineral Resources Statement

Zone	Category	Tonnes (t x 1,000)	Grade			Metal Content			Cut-off Grade	Metallurgical Recovery
			Au (g/t)	Ag (g/t)	Cu (%)	Au Ounces (oz x 1,000)	Ag Ounces (oz x 1,000)	Cu Pounds (lb x 1,000,000)	CuEq. (%)	Au (%)	Ag (%)	Cu (%)
B-Zone C-Zone D-Zone HW	Measured	29,843	0.58	1.78	0.62	552	1,707	408	0.15	87.7	73.5	86.4
	Indicated	25,611	0.28	1.04	0.28	230	859	158	0.15	87.7	73.5	86.4
	Sub-total measured and indicated	55,454	0.44	1.44	0.46	782	2,566	566	0.15	87.7	73.5	86.4
	Inferred	1,289	0.35	0.70	0.22	15	29	6	0.15	87.7	73.5	86.4
K-Zone	Measured	7,206	0.70	3.66	0.91	162	849	144	0.30	87.7	73.5	86.4
	Indicated	40,436	0.43	1.52	0.52	553	1,979	462	0.30	87.7	73.5	86.4
	Sub-total measured and indicated	47,642	0.47	1.85	0.58	715	2,827	606	0.30	87.7	73.5	86.4
	Inferred	5,877	0.45	1.64	0.59	86	309	77	0.30	87.7	73.5	86.4
East Extension	Measured	—	—	—	—	—	—	—	—	—	—	—
	Indicated	1,558	0.96	4.24	1.04	48	213	36	1.26	87.7	73.5	86.4
	Sub-total measured and indicated	1,558	0.96	4.24	1.04	48	213	36	1.26	87.7	73.5	86.4
	Inferred	—	—	—	—	—	—	—	—	—	—	—
Total	Measured	37,049	0.60	2.15	0.68	715	2,555	552	—	87.7	73.5	86.4
	Indicated	67,605	0.38	1.40	0.44	831	3,051	656	—	87.7	73.5	86.4
	Total measured and indicated	104,654	0.46	1.67	0.52	1,545	5,606	1,208	—	87.7	73.5	86.4
	Inferred	7,166	0.44	1.47	0.53	100	338	83	—	87.7	73.5	86.4

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Notes to accompany mineral resource tables:

1.	The Mineral resource estimates are current as at December 31, 2025, and are reported using the definitions in Item 1300 of Regulation S–K (17 CFR Part 229) (S-K 1300).

2.	The reference point for the mineral resource estimate is in situ. The Qualified Persons for the estimate are Mr. Vincent Nadeau-Benoit P.Geo., and Mr. Tyler Roberts, P.Eng., both Coeur employees.

3.	Mineral resources are reported exclusive of those mineral resources converted to mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

4.
Mineral Resources are estimated using metal price assumptions of US$4.40 per pound of copper, US$2,500 per ounce of gold, and US$30 per ounce of silver, and a foreign exchange rate assumption of 1.30 C$/1.00US$.

5.
For underground bulk mining, mineral resources are reported within resource cave shapes created using a cut-off grade of 0.33% CuEq. Within resource cave shapes, resources are reported for blocks above 0.30% CuEq for K-Zone, and above 0.15% CuEq for the other zones. For stope mining, mineral resources are reported within mineable shapes created using a cut-off grade of 1.26% CuEq and include must-take material.

6.
The following copper-equivalency (CuEq%) formula is used: Cu% + (Au g/t * Au Recovery * Au Payable * (Au Price - Refining) / 31.1035) + (Ag g/t * Ag Recovery * Ag Payable * (Ag Price - Refining) / 31.1035) / (22.046 * Cu Recovery * Cu Payable * (Cu Price - Refining). The calculations are based on the following: Au price: US$2,500/oz Au; Au recovery: 87.7%; Au payable: 97.0%; Au refining charge: US$6.00/oz; Ag price: US$30/oz Au; Ag recovery: 73.5%; Ag payable: 90.0%; Ag refining charge: US$0.50/oz; Cu price: US$4.40/lb Cu; Cu recovery: 86.4%; Cu payable: 96.4%; Cu refining charge: US$0.8/lb.

7.	Rounding of tonnes, grades, troy ounces and pounds as required by reporting guidelines, may result in apparent differences between tonnes, grades, and contained metal contents.

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•	Density and domain assignments;

•	Changes to geotechnical, mining, and metallurgical recovery assumptions;

•	Changes to the input and design parameter assumptions that pertain to the assumptions for the mineable shapes and cut-offs constraining the estimates;

•	Assumptions as to the continued ability to access the site, retain mineral and surface rights titles, maintain environment and other regulatory permits, and maintain the social license to operate.

There are no other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the Qualified Person that would materially affect the estimation of mineral resources that are not discussed in this Report.

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12.0	MINERAL RESERVE ESTIMATES

12.1	Introduction

Mineral reserves were estimated for C-Zone, and East Extension mining zones (Figure 12‑1). The B3 Zone is an operating block cave. Mining of the B3 block cave is expected to be completed in Q1 2026. Material is continuing to be drawn from the B3 cave; however, this material is unclassified and is not included in the mineral reserves or mine plan in this Report. The C-Zone is a block cave in the production ramp-up phase, with commercial production achieved in the fourth quarter of 2024. East Extension is planned as a long-hole stoping zone and is not yet in production.

C-Zone mineral reserves were estimated using the 10 x 10 x 10 m model. Measured and indicated mineral resources were converted to probable mineral reserves. Due to the uncertainty associated with estimating movement of material within the block caves, no proven mineral reserves were reported for C-Zone.

East Extension mineral reserves were estimated using the 5 x 5 x 5 m sub-blocked model. Indicated mineral resources were converted to probable mineral reserves.

Mineral reserve block models are generated by adding an NSR attribute, in US$ per tonne, to each block in the resource block models. Blocks classified as inferred mineral resources, or without a resource classification, were set to zero grade and zero NSR.

12.2	Development of Mining Case

C-Zone block cave mineral reserves were estimated using GEOVIA PCBC software, designed specifically for the planning and scheduling of block cave mines. PCBC generates vertical or inclined draw columns above each drawpoint (referred to as slice files) for which properties are derived from the block model. In block caving, the height of draw refers to the vertical height above the drawpoint from which material is extracted. At New Afton, a minimum height of draw of 50 m is applied for block cave mineral reserves and the maximum height of draw parameter for C-Zone is set at 450 m.

Through the application of the cut-off NSR and caving parameters—which include minimum and maximum height of draw, fragmentation assumptions, drawpoint geometry, and mixing characteristics—the PCBC model estimates the tonnes and properties of material to be extracted from each drawpoint. The model incorporates dilution from the top of the columns and the side walls of the cave, depending on the assumed mixing characteristics. PCBC mixing parameters and options have been refined over 12 years of experience at New Afton operating the Lift 1 and B3 block caves. Several PCBC models are generated using a range of parameters to assess the level of confidence in the model outputs. PCBC then uses historical production, the applied maximum height of draw, and the mixing parameters to predict the production tonnage and grade.

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New Afton Operations British Columbia Technical Report Summary

Figure 12‑1:	Final Mine Layout Plan

2750E
3000E
3250E
3500E
3750E
4000E
5750L
5500L
5250L
5000L
4750L
4500L
Afton
Pit
Lift 1
(Depleted)
B3 Block Cave
East
Extension
C-Zone
Block Cave
0
250
metres
newgold

Source: New Gold Nov. 2024
Longitudinal View Looking North (Mine Grid)

Mineral reserves for the East Extension, planned as a stoping zone, were estimated using Deswik mine planning software. Deswik Stope Optimizer was first used to define potential stoping zones, based on a cut-off NSR of US$100/t and stope dimensions of 20 m high x 14 m long. Stope widths were variable, ranging from 5–20 m. Overbreak of 0.58 m and 0.29 m was applied to the hanging wall and footwall, respectively. Deswik CAD software was used to design mining drifts to access the stoping areas and other mine infrastructure.

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Stopes were analyzed for inclusion into the mineral reserve tabulation by analyzing capital costs, considering the development required to enable mining of the designed stopes and other mining infrastructure requirements. Deswik Scheduler was used to generate the development and production schedules.

12.3	Cut-offs

An NSR was calculated for each block in the block model using the parameters listed in Table 12‑1. Metallurgical recoveries are variable based on the grade–recovery curves for each ore type, and concentrate costs and refining charges are variable depending on the smelter. The values shown are LOM averages.

Mineral reserves were reported above a break-even NSR cut-off value equal to the total site operating cost per tonne in US dollars, which includes mining, processing, and general and administrative (G&A) costs. The NSR cut-off value for block caving and stoping is US$24/t and US$100/t, respectively.

Because block cave drawpoints on the extraction level are positioned in a single plane, material below the cut-off NSR must sometimes be mined from the draw column to access higher-grade ore located higher in the draw column, or to maintain a cave shape and size suitable for caving. However, Coeur is capable of segregating waste from the drawpoints by removing it using a belt plow on surface before it reaches the crushed ore stockpile. The C-Zone LOM plan includes 369 kt of waste mined from the drawpoints but not processed, and this material is excluded from the mineral reserve estimates.

Intermediate-grade C-Zone mineral reserves can also be segregated and stockpiled on surface.

12.4	Ore Loss and Dilution

Block cave dilution is simulated dynamically within PCBC, based on the geometry of the cave, mixing parameters, and mining sequence. Total dilution over the life of the C-Zone block cave is estimated at 28.6%, which includes 4.6% internal dilution. A key objective for the C-Zone mine design and draw sequence is to minimize dilution from the picrite zones. As such, early cave growth is prioritized on the north side of the footprint, away from the picrite contact. The cave back will be brought back to a more even height at mid-height of draw. Ore recovery in the block caves is assumed to be 100% of the mixed/diluted block model.

Dilution assumptions for East Extension stopes are based on the outputs of Matthew’s empirical stope stability model, considering the rock mass quality and planned stope dimensions. Dilution is currently estimated at 10.8%, with 5.8% from hanging-wall and footwall overbreak at the block model grade and 5% backfill dilution at zero grade. Longitudinal stopes are planned for the extraction of the high-grade core of the deposit, within a lower- grade halo. Therefore, hanging wall and footwall overbreak dilution is expected to be low grade. The mine design allows for 3 m wide rib pillars between the backfilled stopes to minimize backfill dilution. An additional 93% mining recovery factor is applied to stope tonnes to account for unblasted ore in the shoulders of the stopes and unmucked ore remaining on the floor of the stopes.

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Table 12‑1:	NSR Parameters

	Parameter	Units	Value
NSR assumptions	Gold price	US$/oz	1,650
	Copper price	US$/lb	3.50
	Silver price	US$/oz	20
	Exchange rate	C$:US$	1.30
	Gold recovery	%	variable
	Copper recovery	%	variable
	Silver recovery	%	variable
	Gold payable	%	97.4
	Copper payable	%	95.8
	Silver payable	%	90.0
	Gold refining charge	US$/oz	5.05
	Copper refining charge	US$/lb	0.061
	Silver refining charge	US$/oz	0.454
	Total treatment cost	US$/dmt concentrate	61
	Total transport cost	US$/wmt concentrate	141
Cut-off value parameters	Mining cost – block caving	US$/t processed	11.50
	Mining cost – stoping	US$/t processed	87.50
	Processing cost	US$/t processed	9.00
	G&A cost	US$/t processed	3.50
	Total block caving cost	US$/t processed	24.00
	Total stoping cost	US$/t processed	100.00

12.5	Commodity Price

The gold price used in mineral reserve estimation is based on analysis of three-year rolling averages, long-term consensus pricing, and benchmarks to pricing used by industry peers over the past year. An explanation of the derivation of the commodity prices is provided in Chapter 16.2.

The estimated timeframe is the seven-year LOM that supports the mineral reserve estimates.

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New Afton Operations British Columbia Technical Report Summary

12.6	Mineral Reserve Statement

Mineral reserves were classified using the mineral reserve definitions set out in S-K 1300. The reference point for the mineral reserve estimate is the point of delivery to the process plant.

Mineral reserves are reported in Table 12‑2 and are current as at December 31, 2025.

The Qualified Person for the estimate is Mr. Tyler Roberts, P.Eng., a Coeur employee.

12.7	Uncertainties (Factors) That May Affect the Mineral Reserve Estimate

Factors that may affect the mineral reserve estimates include:

•	Changes to the long-term copper, gold, and silver price and exchange rate assumptions;

•	Changes to the parameters used to derive the cave outlines and stope shapes and determine the cut-off values;

•	Changes to geotechnical and hydrogeological assumptions;

•	Changes to the cave mixing model and dilution estimates;

•	Changes to metallurgical recovery assumptions;

•	Changes to inputs to capital and operating cost estimates;

•	Continued ability to access the site, retain mineral and surface rights titles, maintain environmental and other regulatory permits, and maintain the social license to operate.

There are no other mining, metallurgical, infrastructure, permitting, or other relevant factors known to the Qualified Person that would materially affect the estimation of mineral reserves that are not discussed in this Report.

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Table 12‑2:	Proven and Probable Mineral Reserves Statement

Zone	Category	Tonnes (kt)	Grade			Contained Metal			Metallurgical Recovery (%)

			Au (g/t)	Ag (g/t)	Cu (%)	Au (koz)	Ag (koz)	Cu (Mlbs)

C-Zone	Proven	—	—	—	—	—	—	—	—
	Probable	35,212	0.65	1.62	0.72	739	1,837	556	88.5
	Sub-total proven and probable	35,212	0.65	1.62	0.72	739	1,837	556	88.5
East Extension	Proven	—	—	—	—	—	—	—	—
	Probable	962	1.31	8.5	1.63	41	264	35	87.6
	Sub-total proven and probable	962	1.31	8.5	1.63	41	264	35	87.6
Total	Proven & Probable	36,174	0.67	1.79	0.74	780	2,101	591	88.5

Notes to accompany mineral reserve table:

1.	The Mineral Reserve estimates are current as at December 31, 2025, and are reported using the definitions in Item 1300 of Regulation S–K (17 CFR Part 229) (S-K 1300).

2.	The Qualified Person for the estimate is Mr. Tyler Roberts, P.Eng., a Coeur employee.

3.
Mineral Reserves are estimated using metal price assumptions of US$3.50 per pound of copper, US$1,650 per ounce of gold, and US$20 per ounce of silver, and a foreign exchange rate assumption of C$1.30 : US$1.00.

4.
C-Zone block cave Mineral Reserves are reported at a cut-off NSR of US$24/t and East Extension Mineral Reserves are reported at a cut-off NSR of US$100/t, based on processing costs of US$9.00/t processed, G&A costs of US$3.50/t processed, block caving costs of US$11.50/t ore mined, and stoping costs of US$87.50/t ore mined. Metallurgical recoveries vary depending on ore type and grades.

5.	Rounding of short tonnes, grades, and troy ounces, as required by reporting guidelines, may result in apparent differences between tonnes, grades, and contained metal contents.

Date: December 31, 2025	Page 12-6

New Afton Operations British Columbia Technical Report Summary

13.0	MINING METHODS

13.1	Introduction

The mineral reserve estimates are based on block caving and long-hole stoping underground mining methods. The B3 and C-Zones are mined using block caving, and the East Extension is planned to be mined using stoping. Mining of the B3 block cave is expected to be completed in Q1 2026. Material is continuing to be drawn from the B3 cave; however, this material is unclassified and is not included in the mineral reserves or mine plan in this Report.

13.2	Geotechnical Considerations

13.2.1	Caveability and Fragmentation

Cave monitoring systems indicated that the transition from cave construction into sustainable caving occurred when the drawbell hydraulic radius was 23 m for West Cave, 21 m for East Cave and 23 m for the B3 Zone. In general, the C-Zone geology is similar to that of the West and B3 Caves. Empirically, its critical hydraulic radius was estimated to be between 21–23 m, which was proved successful during C-Zone cave initiation. Numerical modelling work by Itasca Consulting Inc., and Beck Engineering Ltd. (Beck) was completed and produced similar estimates. Review of the Lift 1 and B3 cave monitoring system indicated that the transition to sustainable caving was evidenced by an increase in microseismic events vertically above the drawpoints and by the observation of cumulative breaks over production intervals on the time-domain reflectometry systems.

When a drawbell is initially developed and blasted rock is mined out, fragmentation from the caving process is generally coarse. As the draw column matures, the rock fragmentation becomes finer due to secondary fragmentation. Hang-ups occur when broken rock, either single or multiple large rocks, within the drawbell fails to flow out of the drawpoint as intended, causing a blockage. However, most hang-ups typically occur on the cave boundaries along the footprint perimeter. They can also occur in early draw column height within the moderately fractured rock. As anticipated, random hang-ups also occur over the life of extraction within the regular highly fractured rock and mature drawbells. Coeur tracks hangups each shift and has a mobile rock breaker and blasting practice developed for hangup occurrences.

13.2.2	Stope Stability

Stope stability analysis for East Extension is based on results from geotechnical mapping of drill core. Data collection is conducted using Q-Index and then processed by the empirical modified stability-graph method (after Potvin, 1988; Nickson, 1992; and Hadjigeorgiou et al., 1995). During development, geotechnical mapping will be conducted in the access drives to validate the stope design criteria and ground support requirements. Stopes are scheduled to be backfilled with cemented rock fill shortly after they are mined to reduce stand-up time and overbreak.

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Stope locations in East Extension have been numerically modelled to evaluate their proximity to the C-Zone cave influence area. Geotechnical offsets were applied to ensure that stress impacts remain outside the anticipated C-Zone caving zones.

To further mitigate potential risks, the mine design incorporates a longitudinal mining method. This method involves retreating eastward, away from the C-Zone cave area, during resource extraction. By adopting this approach, this design safeguards critical ramps and stope access against any unforeseen cave deviations within the C-Zone, enhancing operational reliability and safety.

13.2.3	Surface Subsidence

Surface subsidence was initially observed in 2011 as the West Cave progressively migrated and broke through to the surface, creating a depression in the topography. This was followed by the breakthrough of the East Cave into the open pit. Mining within West and East caves was completed in April 2021 and February 2022, respectively. Observed subsidence rates decreased following closure of Lift 1 and prior to the onset of influence from B3. Mining of B3, the second lift, commenced mid-2021.

The timing and extent of B3 cave progression and initial subsidence expression are attributed to the pre-existing broken and mobilized material within the West Cave muck pile and its associated subsidence zone. Initial subsidence deformations were observed across the existing West Cave subsidence zone as the B3 cave propagated into the intact ore body portion located adjacent to the West Cave in mid-2022. The progression of the B3 cave triggered the limited mobilization of the overlying Lift 1 extraction level and associated muck pile, and was accompanied by increasing surface subsidence, particularly along its westernmost boundary.

The influence of subsidence is recorded by a very robust automated instrumentation program and is also monitored using visual observations, aerial photography, and amplitude-based satellite InSAR. This extensive fully automated monitoring dataset is available to on-site staff, external consultants, and to the TSF Engineers of Record for routine interpretation of subsidence trends and monitoring of several key mine infrastructure areas.

Numerical modelling is also used to help forecast underground performance and progression of subsidence for long-range planning and to assess and mitigate potential impacts to mine infrastructure. Beck provides a subsidence forecast model based on input from New Afton and their consultants. Beck updated the latest subsidence model in August, 2023. Coeur uses the numerical model solely for planning purposes and continues to rely on the observational method, instrumentation data, and remote sensing data to monitor the progression of subsidence at the mine site.

Mining subsidence from C-Zone, which is located approximately 1,150 m below surface, has been numerically modelled and forecasted using existing geotechnical and geology datasets. C-Zone is expected to initially breakthrough into the pre-existing B3 and Lift 1 West Cave subsidence influence areas; monitoring will continue using the existing programs in place for B3 cave mining, with additional monitoring installations as required by the site or TSF Engineers of Record.

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East Extension is not expected to cause additional subsidence as the longitudinal stopes are to be backfilled with cemented rock fill, and geotechnical spans will be minimized to reduce the occurrence of caving stopes.

13.2.4	Mud Rushes

The Mudrush Risk Management Procedure ensures safe working conditions in the event of potential mudrush events caused by cave-groundwater interactions. These safe working conditions are achieved by implementing a drawpoint classification matrix and a Standard Operations Procedure (SOP). Routine drawpoint inspections are conducted by draw control, geotechnical, and geology personnel to monitor moisture content and fragmentation. Observed changes in drawpoint moisture during active production are reported by the operators. A mudrush risk-status board is maintained underground to communicate immediate changes in risk to those working on the level, and a weekly mudrush risk map is published to the underground and technical teams, summarizing data from inspections over the previous week. Regular priority meetings with underground personnel ensure clear communication of the mudrush status and associated risk categories. In cases where a drawpoint is classified as high risk, automated or remote production scoops are used to prevent personnel exposure to potential mudrush material flow. In the C-Zone, similar to B3 and Lift 1, if a mudrush risk is present, production will primarily be carried out using a fleet of automated scoops. No mudrush occurrences were observed during the mining of the C-Zone or B3 cave.

13.2.5	Air Blast

An air gap is the void space between the intact rock at the cave back and the top of the broken rock muckpile. This void forms as production begins and material is extracted through the drawpoints. During the caving process, stress changes cause the intact rock at the cave back to break onto the muckpile, gradually filling the void. However, if the stress changes are insufficient to break the intact rock at the cave back, the air gap can grow larger as production continues to pull the muckpile down. A larger air gap increases the risk of instability, as it allows larger blocks or volume of intact rock to fall over an increased air gap height. The larger blocks or volume of falling material can compress the trapped air, causing it to escape at high velocities through connected workings and potentially result in an airblast, which may pose a significant risk to both personnel and equipment.

Coeur actively interprets and manages the risk of air blasts through the application of its Cave Management Plan, by inputting production numbers and monitoring data from geotechnical instrumentation. To mitigate potential risks, air blast bulkheads have been installed at existing and anticipated connections that may develop during the caving process. Once the cave has broken through to the surface, the risk of an air blast is eliminated, as material from the caving process has filled any significant void space.

The East and West Caves from Lift 1, as well as the B3 cave, have broken through to the surface and no longer pose an air gap risk. Air gap analysis and monitoring are ongoing as caving progresses in the C-Zone with breakthrough to the B3 level expected by late-2026 to mid-2027.

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13.2.6	Support Systems

The primary ground support system for standard development comprises fiber-reinforced shotcrete, tendon reinforcements (such as rebar bolts or MD bolts), and welded wire screen.

Ground support for the extraction level includes a primary support system, consisting of fiber-reinforced shotcrete, MD bolts or dynamic rebar bolts, and screen; followed by secondary support comprising long tendon support (cable bolts and self-drilling anchors) and reinforced strapping (OSRO straps and pillar wrapping), with an additional layer of mid- to low-wall shotcrete cover to protect equipment from damage.

Ground support for the development of East Extension will be based on the existing ground support standards for fair to good ground conditions. On the ore drives, cable bolts were planned for the brows of all stopes and for all permanent intersections; they will also be placed in selected areas of hanging wall, footwall, and backs of stopes.

All major long-term infrastructure, such as conveyor transfer chambers and crusher stations, were located outside of the mining footprint to minimize their exposure to the induced strain and stress changes caused by the caving process. Given the significant span (>6 m) and long service life anticipated for these excavations, secondary support systems such as long tendon support (cable bolts) and straps were used to reinforce the rock mass in addition to the primary support system.

Multi-point borehole extensometers are used to measure the in situ displacement of the rock mass near an opening and to assess the performance of the installed ground support. They are typically installed in the back and sidewalls in a cable-bolted intersection or area of larger span. Handheld LiDAR scanning is also completed to provide a background dataset that can be used for comparative purposes for determining how much deformation has occurred due to regional mine closure over time. An area can be chosen for monitoring based on the importance, excavation quality, geology type, structural complexity, and/or anticipated stress conditions.

13.2.7	Monitoring

A large array of instrumentation has been installed for all caves. In the current operating caves, B3 and C-Zone, a microseismic system is used to capture mining-induced seismicity. The system used for the B3 cave was expanded with the development of the C-Zone mine, allowing for the source-location of microseismic events caused by ongoing caving activity. Seismic tomography is also utilized with the seismic system to assist with cave profile interpretation.

Metallic and fiber-optical time-domain reflectometry systems are co-axial or fiber-optic cables, grouted in a drill hole, that can be used to determine rock-mass response to mining. Reflections in the cable are generated by cable deformation, abrasions, water, or severing caused by ground movement. They are used to track and monitor the cave profile as the mining front advances to surface and along the footprint.

A wireless battery-powered system for cave monitoring (Geo4Sight from Elexon Mining) is also used where the use of cabled monitoring systems is not possible, or where cables are at high risk of being damaged by moving ground. The system provides a more robust and versatile alternative to wired cave-monitoring systems, as the data are transmitted wirelessly through rock, and thus is not vulnerable to hole shearing/dislocation.

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Cave tracker and beacons provide real-time insight into cave flow and cave propagation. This technology uses magnetic beacons which are embedded in the ore body. They emit a magnetic field pulse on a set time period. The beacons that are embedded can be tracked in 3D as they move with the fragmented rock of the orebody. The ability to track beacon movement allows mine engineers to determine which parts of the cave are moving. These beacons are built to withstand the rigors of the underground cave environment.

13.3	Hydrogeological Considerations

The Lift 1 underground dewatering system consists of two vertical sumps located at the bottom of the Lift 1 development. Each sump has a capacity of approximately 240 m3 and its outflow is connected to a single dewatering system of three booster stations arranged along a 200 mm dewatering line. The dewatering system is fully automated. One of the two sumps is kept empty as reserve capacity. The maximum design pumping rate of the system is 184 m3/h and the system currently operates at approximately 110 m3/h.

The B3 and C-Zone underground dewatering system consists of a single settlement sump which collects all water. Water from the clean side of the sump is pumped using a single 150 hp pump through a dedicated line into the Lift 1 vertical sumps.

The C-Zone underground dewatering system uses a similar setup to the Lift 1 system, with the same design capacity of 184 m3/h. It uses two 240 m3 vertical sump tanks, pumps, 200 mm steel dewatering line, and booster stations. The C-Zone dewatering line drains into the Lift 1 sump tanks for pumping to surface.

13.4	Operations

13.4.1	Mining Method

The block cave mining method involves development of a footprint at the base of the cave that includes an undercut level for initiating the cave and an extraction level from which ore will be mucked from drawpoints for the duration of the cave. Block caving initially requires up-front capital investment in development and footprint construction; however, the subsequent production period requires minimal capital investment which is why block caving is considered the underground mining method with the lowest unit mining costs. Other benefits of block caving include high production rates and low environmental impacts.

The mining plan for East Extension, located east of C-Zone, is to use a longitudinal long-hole stoping method. The method involves the development of drifts along the strike of the ore body at regular level intervals, followed by drilling and blasting of stopes between levels, and mucking the broken ore from the lower level using load–haul–dump vehicles (LHDs). After completion of ore extraction, stopes will be backfilled using a combination of rockfill and cemented rockfill.

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13.4.2	Access

The underground mine is accessed by decline from a portal on surface located to the south of the processing plant. From surface to a depth of 650 m below surface, a single 5.5 m wide x 6.0 m high decline is used for both vehicle access and the conveyor, which is suspended from the back of the decline. From this elevation to the bottom of C- Zone at 1,150 m below surface, the mine has two declines: a 5.5 m wide x 5.8 m high access decline and a 5.5 m wide x 6.0 m high conveyor decline.

An exploration ramp was developed from the New Afton open pit to provide early access for Lift 1 development and construction but is no longer accessible since the East Cave breakthrough to surface. Emergency egress is available through a fresh-air raise equipped with an Alimak elevator and a staging area.

13.4.3	B3 Cave

The B3 block cave extraction level is approximately 160 m below the mined-out Lift 1 and 760 m below surface. The B3 footprint measures approximately 250 x 125 m for a footprint area of approximately 31,000 m2; this is smaller than the Lift 1 and C-Zone block cave footprints. The B3 cave has a total of 65 drawbells.

Ramp development from Lift 1 to the B3 cave area began in 2015. The advanced-style method of undercutting commenced in the western footprint extent in December 2020, with drawbell development beginning in June 2021. The initial interaction of the B3 caved zone with the Lift 1 extraction level is interpreted to have occurred in August 2022 and construction of the B3 cave was completed in the fourth quarter of 2022.

The B3 extraction level is designed with four longitudinal strike drives and 111 drawpoints arranged in a straight-through (El Teniente-style) pattern. Drawbell spacing is 16.5 x 27.0 m. Ore passes are located on the level’s east side.

The undercut level was designed 18 m above the extraction level (floor-to-floor) with five undercut strike drives. An apex level was developed in the expected critical hydraulic radius (the expected hydraulic radius required for the cave to self-propagate) to de-risk initial caving; it was successfully omitted from the remainder of the footprint to reduce development costs. A haulage level where haul trucks are loaded from chutes at the bottom of the ore passes is located 20 m below the B3 extraction level.

13.4.4	C-Zone

The C-Zone extraction level is located approximately 390 m below the B3 extraction level and 1,150 m below surface. The footprint of the C-Zone measures approximately 460 x 120 m for an area of approximately 55,000 m2. Development of the dual decline from the B3 area to the C-Zone commenced in 2019 and reached the C-Zone footprint in the second quarter of 2022. Undercut blasting commenced in mid-2023 and the first C-Zone drawbell was blasted in October 2023. Coeur achieved commercial production at C-Zone in the fourth quarter of 2024, with the materials handling system coming online and the cave footprint reaching the targeted empirical hydraulic radius for self-cave propagation.

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Following the success of the reduced apex level at the B3 cave, the apex level was omitted from the C-Zone design, eliminating approximately 2,000 m of development originally planned in the feasibility study design.

The undercut level is 20 m above the extraction level; it includes 18 undercutting drives that are designed to sit directly above the 18 lines of the drawbells on the extraction level. The southern end of each undercut drive includes a wider section for the purpose of slot blasting. The undercut level features two ore passes connecting down to the haulage level and one temporary vent raise to the extraction level.

The extraction level has seven transverse crosscuts, 91 designed drawbells, and a total of 177 drawpoints arranged in a herringbone layout with a drawbell spacing of 18.0 x 27.0 m. The north–south alignment of the strike drives allows for targeting of the ore contact on the south border of the cave, and provides increased flexibility and improved automation capability. The extraction level has four access drives that connect the extraction footwall drive to the main C-Zone footwall drive, itself located to the north of the footprint. The extraction footwall drive features seven ore-passes and one ventilation raise that each connect to the haulage level below.

The haulage level is located north of the cave footprint and 25 m below the extraction level. The haulage level contains the gyratory crusher in the center of the level, multiple large muck storage areas, battery bays on either side of the level, and a motor room access drive. The level has three accesses to the main C-Zone footwall drive as well as seven ore passes and two ventilation raises connecting to levels above and below.

The ventilation level lies 20 m below the extraction level and runs east–west across the footprint, with 17 ventilation raises connecting up to the southern ends of the 17 extraction crosscuts.

The dewatering level is located at the lowest elevation of the C-Zone level and connects to the bottom of the conveyor declines. This level includes a ventilation raise up to the haulage level, the C-Zone conical sumps, and the main dewatering infrastructure.

13.4.5	East Extension

The East Extension is located 120 m east of the C-Zone block cave, and 150 m above the C-Zone extraction level. East Extension mineral reserves extend approximately 200 m vertically and 140 m along strike. The current design has 10 levels, spaced at 20 m vertical intervals, with ramp access from the east. Each level has a single or second parallel ore drive running east–west, with dimensions of 5.0 m wide x 5.0 m high.

There are 114 stopes designed in three panels to optimize scoop productivity; the panels are separated by 5 m thick sill pillars. Based on geotechnical core data and stope stability analysis, stopes were designed with dimensions of 14 m long x 20 m high and a width up to 20 m. Stoping is sequenced bottom-up within each panel and retreats eastward to the ramp access on each level. After the ore is mucked out, stopes will be backfilled using a combination of rockfill and cemented rockfill. Cemented rock fill will be mixed within designated mixing sumps at a target cement content of 7%. Other potential options for cemented rock fill mixing are being investigated using a mobile mixer. Material testing of the cemented rock fill may allow for adjustments to the cement content.

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Development of the East Extension ramp is scheduled to commence in 2028, and ore production is planned to take place concurrently with production from the C-Zone block cave from 2028–2032.

13.5	Materials Handling

The materials handling system consists of ore passes, underground crushers, a conveyor system to surface, and underground truck haulage.

13.5.1	B3 Cave

At the B3 cave, LHDs muck and tram the ore from the drawpoints to ore passes on the extraction level. B3 ore passes are 34.5 m high with a storage capacity of approximately 950 t. Ore is then hauled up-ramp to the Lift 1 gyratory crusher using 45 and 50 t articulated dump trucks, for a one-way haulage distance of approximately 1,400 m. No mineral reserve is estimated for the B3 cave (see discussion in Chapter 13.9).

13.5.2	C-Zone

C-Zone ore passes transfer broken ore from both undercut and extraction levels to the haulage level. Extraction-level ore passes are spaced such that the maximum tram distance from any drawpoint is ≤150 m. Grizzlies are installed on the ore passes to size material prior to crushing, and oversized material is either handled at the drawpoint or in a remuck with a mobile rock breaker. The ore passes link the undercut level and extraction level to the haulage level.

Development waste is handled through the same production ore passes but separately, using strict procedures and communication between extraction- and haulage-level workers. A waste storage bay on the haulage level is used to stockpile waste for batch crushing and conveying. All ore and waste is transported to surface via the crushing and conveying system. The system consists of two FLSmidth 1,100 x 1,800 mm gyratory crushers, located on the Lift 1 and C-Zone haulage levels. The C-Zone crusher is located outside of the anticipated cave-induced abutment stress zone.

Trucks and LHDs dump directly into the gyratory crushers; both crushers have two dump points to increase dumping efficiency and shorten cycle times. Each crusher is equipped with a remotely controlled rock breaker. Below the crushers are 800 t surge bins that feed crushed material onto the conveyor belt system. The two gyratory crushers can feed the conveyor system simultaneously by adjusting their respective apron feeder speeds at the bottom of the ore bins.

The Lift 1 conveyor system consists of five conveyors and transfer stations to surface. The C-Zone conveyor system consists of four conveyors and transfer stations, tying into the Lift 1 conveyor system at its first transfer station. Conveyors are suspended from the back of the conveyor declines to allow vehicle traffic underneath. The entire materials handling system is controlled by one operator from a control cab at the crusher and two employees who perform system checks and empty the tramp steel bin. The system is also equipped to run remotely on surface from the Integrated Operations Centre.

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A jaw crusher installed during Lift 1 mine development is available as a back-up crusher and has a capacity of 6,700 t/d. Additionally, an MMD GPHC Ltd. 625 mineral sizer was installed as a temporary crusher in the C-Zone conveyor decline to improve material handling efficiency during development and construction of C-Zone and is now moved to a permanent location to additionally reduce material size and optimize mill grinding efficiency and metal recovery at full production from C-Zone.

The peak conveyor capacity is 1,200 t/h, although an average operating rate of 1,000 t/h is typical. Through shift change, the conveyor system is operated remotely from the Integrated Operations Center providing an extra hour of conveying. Once the belts are emptied, the system can be shut down to conserve energy.

13.5.3	East Extension

East Extension materials handling will be managed by trucking ore from the stopes to the primary crusher location on C-Zone. Remote-enabled 15 t LHDs are planned for East Extension production, with 50 t haul trucks for material movement to the crusher. The average haul distance for trucks from the level will be approximately 2,000 m from level to crusher, down a 13% ramp.

13.6	Underground Infrastructure

13.6.1	Maintenance and Workshops

All maintenance work can be performed underground in the 2,500 m2 maintenance shop. The main shop consists of one high-bay equipped with a 40 t overhead crane, three smaller bays, one welding bay, one parts storage bay, and an access drift. Up to six underground haul trucks can be worked on simultaneously in the large high bay. Oil and grease are stored in an adjacent bay equipped with a fire door and pumped throughout the shop to dispensing racks.

A second underground maintenance shop is under development for C-Zone, with construction scheduled for completion in 2026. It will consist of one high bay equipped with a 20 t overhead crane, three smaller maintenance bays, a lunch/office room, a warehouse, an electrical room, tool and storage rooms, and a lube room.

Battery charging bays are in select locations across Lift 1, B3 and C-Zone to support the battery electric fleet. Battery charging bays are typically equipped with 2 t back-mounted monorails and can hold four batteries at a time for charging. Small auxiliary service bays on the B3 and C-Zone levels currently accommodate minor equipment repairs.

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13.6.2	Fuel Bay

A single underground fuel bay is located adjacent to the lift 1 haulage level, with two satellite fuel bays located on the B3 footwall and C-Zone decline. The fuel bay contains two 5,000 L fuel tanks each mounted on a cassette-style mobile platform. The fuel tanks are placed inside a containment area equipped with an automatic fire door. Once per day, the fuel cassette is loaded onto a multi-purpose cassette carrier and driven to surface to be filled. In addition to fuel, the fuel bay stores grease, washer fluid, and other supplies needed for equipment maintenance.

13.6.3	Batch Plant

All concrete and shotcrete products used underground are produced at the on-site batch plant. The truck-mix-style plant can produce over 80 m3 of product per shift. Control of the plant is through a dedicated system that has pre-programmed recipes for each product required. Shotcrete and concrete products are delivered via 4 or 6 m3 underground transmixers.

13.6.4	Refuge Stations

Underground refuge stations are provided throughout the mine to safeguard personnel during emergencies. Coeur uses a combination of permanent constructed refuge chambers within each block cave production footprint, and semi-portable containerized refuge stations elsewhere.

13.6.5	Utility and Fire Water

Fresh water from Kamloops Lake is provided to the underground mine for both utility and fire water use. Underground water supply is via a 6-inch (approximately 15 cm) steel pipeline suspended from the back of the main conveyor declines and distributed throughout the mine. The crushers and conveyor systems and primary underground maintenance shops are outfitted with fire detection and sprinkler suppression systems.

13.6.6	Compressed Air and Electricity

Compressed air is run throughout the mine and is supplied by compressors located near the portal. Smaller auxiliary compressors installed underground provide additional compressed air locally for high-use applications. Electrical power is reticulated through the mine at 13.8 kV via a ring main system. Permanent and portable underground substations step power down to 600 V for service equipment.

13.6.7	Communications

The mine site runs an extensive communication system that comprises a fiber-optic network, two-way Tetra radio system and wi-fi. This configuration enables services such as process control, automated LHD operations, business data, seismic monitoring, closed circuit television, security access, and fire alarm network, private long-term evolution network on surface and underground, and two-way voice communication.

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13.7	Ventilation

The current ventilation layout is a push–pull system with six ventilation raises to surface: three intake raises and three exhaust raises. The intake raises (VR5, VR6, and VR7) are fitted with 800 hp axial fans. The exhaust shafts (VR2, VR3, and VR4) are fitted with 600 hp axial fans. The main conveyor portal also exhausts air from the mine, as shown in Figure 13‑1.

The three intake raises supply approximately 1,150,000 cfm of fresh air to the top of the access decline, where air is split into two sections, with approximately 600,000 cfm directed down the access decline and 550,000 cfm directed down the fresh air intake. The conveyor decline exhausts approximately 250,000 cfm from the mine with the remainder flowing through the exhaust raises. Primary air flows are monitored and tracked via the on-site distributed control system.

Development faces and temporary access areas (such as the undercut level) are ventilated using auxiliary fans with ventilation ducting, while major production areas (such as the extraction levels) are ventilated using either flow- through ventilation or via a fan in a bulkhead design.

The B3 cave ventilation circuit feeds from and exhausts into the existing mine ventilation circuit. B3 has fresh air delivered to the working area via the B3 cave access ramp. The lower portion of the haulage ramp where trucks are loaded will be fed from a fan and ducting. The air then flows into the footwall drive. Flow continues to the west side of the B3 cave footprint where it then flows east across the extraction strike drives. The air from the B3 cave extraction then exhausts up two vertical raises on the eastern side of the footprint to the existing mine return air circuit.

Ventilation to the C-Zone is supplied through a push-pull system, using the same main surface fans currently supplying air to Lift 1 and B3, as well as booster fans in the C-Zone exhaust air path. Fresh air enters the footwall drive from the Lift 1 access decline via a 4.0 m diameter vertical raise from the top of the C-Zone decline. It then flows through the extraction crosscut drives before entering the return air circuit. Fresh air is provided to the undercut level using auxiliary fans and flexible ducting from the footwall drive. Fresh air to the haulage level flows through each haulage leg from the footwall drive and travel to the extraction level to be exhausted into the return air circuit. The conveyor drives and a second 4.0 m diameter raise exhausts all the air up to the Lift 1 return air circuit, which exhausts the air out of the mine.

The East Extension is estimated to require 275 kcfm of airflow. During development, 135 kcfm will be provided to the upper and lower ramp by two 200 hp fans in parallel. Once the main access ramp is connected, 275 kcfm will be redirected from the C-Zone to flow through the East Extension.

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Figure 13‑1:	Ventilation Schematic

Note: Figure prepared by Coeur, 2026.

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13.8	Blasting and Explosives

Three explosives magazines are located on site: two on surface, and two underground. The surface magazines hold ammonium nitrate fuel oil (ANFO), bulk emulsion, and caps and boosters. Development mining explosives and production explosives are held in separate areas. The underground magazine has four separate bays, capable of holding all types of explosives. Deliveries are received weekly and placed in the appropriate storage area.

13.9	Production Schedule

The LOM plan is based on the C-Zone block cave, and longitudinal stoping at the East Extension.

Mining of the B3 block cave is expected to be completed in Q1 2026. Material is continuing to be drawn from the B3 cave from outside the stated proven and probable mineral reserves. This material is unclassified and is not included in the mineral reserve estimates. Draw will cease from the B3 cave at such a time as the observed grades become uneconomical or the approaching C-Zone cave induces safety risks.

C-Zone mining production is expected to ramp up to approximately 5.4 Mt of ore in 2026 and 5.4–6.0 Mt/a from 2026–2032. In periods when the mining rate exceeds the processing rate, intermediate-grade ore will be stockpiled on surface until it can be processed.

Development of the East Extension access ramp is scheduled to start from the top and bottom in 2028, and the first ore from East Extension is expected in 2028. From 2028–2031, the East Extension is expected to provide approximately 500 t/d of high-grade supplementary mill feed.

With the ramping up of C-Zone block cave, the processing rate is planned to increase from an average of 13,750 t/od at the start of 2026 to full capacity of approximately 16,000 t/d by the end of 2026. These processing rates were achieved in the past during mining of the Lift 1 block caves. Feed grades are planned to increase as C-Zone caving advances into the core of the deposit, peaking in 2027 and 2028.

The current mine life is to 2032, based on the production plan shown in Table 13‑1. A cross-section through the mine showing the final mine layout was provided in Figure 12‑1.

13.10	Equipment

The required mobile mining equipment to support current block cave production and C-Zone development is in place. Mining activities are carried out by Coeur personnel using Owner equipment. Mining contractors can be employed if required; this is mostly to support C-Zone cave construction. The purchase of additional mining equipment is included in the LOM plan to facilitate the C-Zone production ramp up and mining of the East Extension zone.

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Table 13‑1:	LOM Production Plan

Item	Units	2026	2027	2028	2029	2030	2031	2032	Total
Underground Mining
B3 ore tonnes mined	kt	—	—	—	—	—	—	—	—
C-Zone ore tonnes mined	kt	5,705	6,112	5,780	5,520	5,628	5,650	817	35,212
East Extension ore tonnes mined	kt	—	—	120	360	252	230	—	962
Total ore tonnes mined	kt	5,705	6,112	5,900	5,880	5,880	5,880	817	36,174
Lateral development	m	357	—	4,183	1,689	—	—	—	6,229
Vertical development	m	116	—	—	—	—	—	—	116
Processing
Ore processed	kt	5,641	5,993	5,966	5,942	5,877	5,844	913	36,176
Gold feed grade	g/t	0.68	0.81	0.83	0.74	0.58	0.42	0.31	0.67
Copper feed grade	%	0.79	0.88	0.89	0.80	0.64	0.49	0.35	0.74
Silver feed grade	g/t	1.87	2.13	2.08	2.01	1.57	1.27	0.80	1.79
Gold recovery	%	83.8	84.6	84.9	84.6	82.9	81.6	80.4	83.72
Copper recovery	%	87.9	88.9	89.3	89.0	87.7	86.9	86.3	88.28
Silver recovery	%	74.9	75.5	75.9	75.3	73.6	72.6	69.8	74.48
Gold production	koz	104.13	132.17	134.36	120.24	90.15	64.93	7.34	653.32
Copper production	Mlb	87.40	103.64	104.00	93.33	72.63	54.73	6.17	521.90
Silver production	koz	256.74	309.46	302.57	288.78	217.80	173.24	16.48	1,565

When the C-Zone block cave is in full production, ten diesel LHDs (Sandvik LH410) will operate on the extraction level to muck and tram ore from the drawpoints to the ore passes. These LHDs will have the capability to be automated. In addition, five CAT R1300G LHDs will support the fleet in smaller tunnels.

On the C-Zone haulage level, four large battery-electric LHDs (Sandvik LH518iB) will be used for tramming the ore from the bottom of the ore passes to the C-Zone gyratory crusher.

East Extension mining will require three LHDs and two trucks during production. The levels will have two remucks located within 40 m of the main access ramp to be used as mixing bays and truck loading areas. Along the main access ramp, remucks will be spaced every 150 m to facilitate development. The development fleet for East Extension will include four jumbos, five bolters, four scissor lifts, two ANFO loaders, four LHDs, and three trucks.

Following completion of B3 mining, and C-Zone development, existing mining equipment will be transferred to the East Extension. This includes haul trucks, drill jumbos, bolters, shotcrete sprayers, production drills, an ANFO loader, and transmixers. The LOM plan includes the purchase of four LHDs, an additional haul truck, and an additional ANFO loader.

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A list of the major mobile mining equipment, showing the current fleet and additional requirements to achieve the LOM plan, is provided in Table 13‑2.

13.11	Personnel

As of the end of 2025, the workforce totaled 652 employees, 81% of which (527 employees) were hired from the Kamloops region. A total of 169 of New Afton employees identify as Indigenous (26% of the workforce) and 38 are SSN members (6% of the workforce). This does not include fixed-term contracts, part-time employees and includes active and inactive employees.

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Table 13‑2:	Key Equipment List

Type	Model	Current Quantity (Dec 2025)	Additional LOM Requirements

Drill jumbo	Sandvik two boom	4	—
Rock bolter	Sandvik bolters	8	—
LHD	Sandvik LH410	10	—
LHD	Sandvik LH518iB	4	—
LHD	CAT R1600	6	—
LHD	Large diesel LHDs (15t +)	6	2
LHD	CAT1300	3	2
Truck	CAT AD45	4	1
Long hole drill	Sandvik DL 420 & 430	4	—
Explosives	Emulsion & ANFO loaders	2	1
Concrete mixer	Transmixers	8	—
Shotcrete	Normet & Macleans prayers	4	—
Utility	Scissor deck, boom truck & other	15	—
Utility	Maclean blockholer	1	1
Utility	CAT skid steer	5	—
Utility	CAT 120/140 M grader	2	—
Utility	CAT TH407 / TL943 telehandler	7	—
Utility	CAT 930G IT loader	4	—
Utility	MineMaster tractor	3	—

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14.0	RECOVERY METHODS

14.1	Process Method Selection

The process plant design is conventional and has no novel parameters. The plant design was based on the testwork discussed in Chapter 13. Optimization activities completed since plant startup in 2012 have assisted in increasing capacities and efficiencies.

The processing flowsheet consists of conventional crushing and grinding circuits, a flotation circuit, and a gravity circuit to produce a copper–gold concentrate. Run-of-mine ore is crushed at the two underground gyratory crushers and underground sizer (C-Zone only) and transported via conveyor belts to the crushed ore stockpile on surface.

14.2	Flowsheet

A flow diagram for the process plant (excluding the underground crush-convey system) is provided in Figure 14‑1.

14.3	Throughput

In 2025, the New Afton Mine processed 46.06 Mt with average metallurgical recoveries of 85.65% for gold, 89.24% for copper, and 75.35% for silver, including a small amount through ore purchase agreements. The processing plant throughput is currently limited by mine production and, with C-Zone ramping up over the next few years, the New Afton Mine intends to take advantage of the existing processing capacity at the mill to process up to 16,400 t/d.

14.4	Plant Design

14.4.1	Crushing

Run-of-mine ore is crushed to minus 150 mm through one of two 1,100 x 1,800 mm FLSmidth gyratory crushers located underground at the Lift 1 and C-Zone cave haulage levels. In the case of C-Zone, a secondary stage of crushing is performed by an MMD S625 sizer to produce minus 75 mm feed for the processing plant. The ore is then transported to surface via conveyor belts. Ore is discharged onto a 120,000 wmt crushed ore stockpile.

Waste and low-grade ore are diverted from the mill feed to the WRSFs and low-grade stockpile, respectively.

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Figure 14‑1:	Process Flowsheet

Note: Figure prepared by Coeur, 2026.

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14.4.2	Grinding

Located beneath the crushed ore stockpile, two 1.8 x 11 m apron feeders regulate the flow of ore onto the SAG mill feed conveyor. The SAG mill is an 8.5 m diameter x 4 m long Farnell-Thompson mill, driven by a 5,220 kW GE motor with a variable speed drive. The SAG mill discharge is screened over a 2.4 x 6.1 m Deister double-deck screen with 7 x 28 mm apertures on the lower deck. The screen-deck was upgraded from single to double deck in 2015. Both the upper and lower deck oversize are recycled to the SAG mill-feed conveyor, with the option of crushing this recycle stream using an FLSmidth XL600 Raptor cone crusher.

Secondary grinding is accomplished using a 5.5 m diameter x 9.8 m long Farnell-Thompson fixed-speed ball mill driven by a 5,220 kW motor, in closed circuit with seven (five operating) Krebs GMax-26 hydrocyclones.

Approximately 7% of the cyclone feed can be diverted to a Gekko inline pressure jig and magnetic separation circuit for native copper and gold recovery and magnetite rejection, with concentrate reporting to the concentrate thickener. While still available, the jig circuit is not currently in use for B3 and C-Zone processing due to the primary hypogene mineralization. Approximately 8% of the cyclone feed reports to a Metso Skim- Air 500 flash flotation cell with concentrate reporting to the regrind circuit, the fine tails reporting to the ball mill cyclone feed pump-box and the coarse tails reporting to the ball mill feed. The cyclone overflow reports to the tertiary circuit.

The tertiary grinding circuit was added in 2015. Tertiary grinding is accomplished using a Metso Vertimill 3000 in closed circuit with seven (five or six operating) Krebs GMax-26 hydrocyclones. The tertiary cyclone overflow reports to the rougher flotation cells. Approximately 10% of the tertiary cyclone feed can be diverted to a continuous CVD42 Knelson concentrator for native copper and gold recovery with concentrate reporting to the cleaner inline pressure jig feed. While still available, the CVD42 circuit is not currently in use for B3 and C-Zone processing due to the primary hypogene mineralization. Both the SAG and ball mill circuit control is supported with an expert control system.

14.4.3	Flotation

The tertiary grinding cyclone overflow flows by gravity into the rougher flotation circuit, which consists of two staged flotation reactor cells in series followed by six 100 m3 flotation tank cells in series. The two staged flotation reactor cells were commissioned in 2017. The concentrate from the rougher flotation cells is collected in launders and flows by gravity to the regrind circuit; the tailings from the final rougher cell is discharged into the tailings pump-box.

The regrind circuit grinds the flash and rougher flotation concentrates, decreasing the particle size to 80% passing 35 μm to 40 μm prior to upgrading in the cleaner flotation cells. The regrind circuit consists of a 932 kW Vertimill in closed circuit with the regrind cyclopac. The regrind cyclopac consists of six (five operating) Krebs GMax-15 hydrocyclones.

The underflow stream from two of the operating regrind cyclones is processed through two XD-40 Knelson concentrators to recover liberated gold from the regrind circuit. The Knelson concentrate discharges to the final concentrate pump-box, where it is pumped to the concentrate thickener. The Knelson concentrator tailings are discharged back to the regrind cyclone feed pump-box. The regrind cyclone overflow discharges to the cleaner flotation circuit and the tailings flow to cleaner scavenger flotation. Cleaner scavenger tailings report to the tailings pump-box.

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Three staged flotation reactor cells were added to the head of cleaner flotation in 2015 to increase cleaner flotation capacity. The concentrate from these three cells is combined with the inline pressure jig final concentrate (when operating), Jameson concentrate, and regrind Knelson concentrates to produce the final bulk copper–gold–silver concentrate for dewatering.

14.4.4	Dewatering

The final concentrate is pumped to the concentrate thickener which achieves an underflow slurry density of approximately 55% solids. The slurry is pumped to an agitated tank and subsequently pumped into one of the two filter presses, where it is dewatered to approximately 8% moisture.

The dewatered concentrate is discharged from the filter presses directly into the concentrate storage shed, before truck transportation to either the DP World Fraser Surrey Docks (DP World) container port for ocean shipment to a smelter, or to the Ashcroft terminal for transportation by rail to a smelter in Quebec.

In the case of DP World, concentrate is loaded into containers (two per truck) at the New Afton shed. These containers are stored at the port then emptied into the bulk hold of the ship. Empty containers are returned to site for reloading.

In the case of Ashcroft, the concentrate is loaded into side-dump trucks at the New Afton shed then stored in stockpiles at the Ashcroft terminal before loading into railcars.

14.4.5	Tailings

The rougher and cleaner-scavenger flotation tailings are combined in the mill and pumped to the thickened and amended tailings plant which includes a 45m Metso paste thickener. The slurry discharges to the thickener feed tank. Flocculant is added at the feed tank and/or the thickener feedwell. The slurry exits the bottom of the feedwell into the thickener and is separated into two streams: supernatant thickener overflow and sedimented thickener underflow. The thickener underflow solids concentration is typically maintained in the 61–65 wt% solids range.

The thickener underflow is pumped out from the bottom of the thickener using a centrifugal pump. The pump discharges to a distribution header which splits the flow equally between the operating cement mixing and tailings pump trains. There are two operating pump trains and one on standby. Each pump train consists of a paste mixer, a pump-box, a centrifugal charge pump and a high-pressure positive displacement pump. The positive displacement pumps discharge into a combined line, with the deposition location(s) controlled at a valve yard close to the TSF. Tailings can be discharged to the New Afton TSF or at one of four spigot points along the Afton Pit TSF.

The thickener overflow exits at the top of the thickener via a weir into a collection launder. The launder discharges to a pipe which feeds the thickener overflow pump-box. The water is returned to the mill process water system to maintain the mill operational water balance. Anti-scalant is added to control calcium carbonate buildup resulting from lime addition in the process plant and the relatively high temperature of the recirculating process water.

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Thickening the tailings reduces the amount of water placed in the Afton Pit TSF and ultimately reduces the amount of water that will percolate into the underground workings. The cement amendment process transitions the tailings from a fluid-like state to a soft-soil-like state within seven days of placement. This control guards against tailings exfiltration through the broken cave-material associated with the Lift 1 East Block cave.

The TSF facilities are discussed in Chapter 15.

14.5	Equipment Sizing

The major equipment used in the process includes:

•	SAG mill; Farnell-Thompson 8.5 x 4.0 m; 5220 kW; variable speed;

•	Cone crusher; FLSmidth Raptor XL600; 447 kW;

•	Ball mill; Farnell-Thompson 5.5 x 9.8m; 5220 kW;

•	Tertiary mill; Metso VTM3000; 2,237 kW;

•	Regrind mill; Svedala VTM1250; 932 kW;

•	Ball mill cyclones; Krebs 7 x 66 cm gMax;

•	Tertiary cyclones; Krebs 7 x 66 cm gMax;

•	Regrind cyclones; Krebs 6 x 38 cm gMax;

•	Flotation recovery units:

o	1 x Metso SkimAir 500;

o	5 x Woodgrove staged flotation reactors (two in rougher and three in cleaner circuit);

o	6 x Metso TC 100;

o	7 x Metso TC 20;

o	5 x Metso TC 5;

•	Gravity recovery units:

o	2 x Knelson XD40 batch concentrators;

o	1 x Knelson CVD42;

o	2 x Gekko inline pressure jigs;

•	Concentrate thickener; Metso:Outotec 18 m high rate thickener;

•	Concentrate filter; 2 x IPM MCFH filter presses;

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•	Tailings thickener; Metso 45 m paste thickener;

•	Metso Courier 6X SL on-stream analyzer and PSI 300 particle size analyzer;

•	Delta V distributed control system.

14.6	Power and Consumables

14.6.1.1	Power

Most of the power consumption at the mill occurs in the grinding circuit. With a SAG mill that requires an average of 4.5 MW, a ball mill requiring an average of 5.45 MW, a tertiary mill requiring an average of 2.1 MW and a regrind mill requiring an average of 0.45 MW, an average consumption of 105,000 MWh per annum is needed to grind the ore to the optimal grind size for flotation and gravity separation.

14.6.1.2	Water

Water drawn from Kamloops Lake is used for applications requiring fresh rather than reclaimed water, as well as to make up any deficit in the site water balance. Water is periodically reclaimed from the pond generated by consolidating tailings in the New Afton TSF as required to maintain a low water inventory and transported via the Pothook TSF for use as mill process water. The dewatering system for the underground mine is also used as mill process water. The majority of mill process water is currently reclaimed from the tailings thickener overflow. Minor sources of process water include the Historical Afton TSF wells and the dewatering system for the Afton Pit TSF.

14.6.2	Consumables

The major consumables used in processing include cement, grinding media, lime, collector (potassium amyl xanthate), and frother.

14.6.3	Personnel

The personnel requirements for the LOM average is 75 personnel within the Processing department including the surface, tailings, metallurgy, and assay laboratory areas.

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15.0	INFRASTRUCTURE

15.1	Introduction

The New Afton Mine is in operation and has all the required infrastructure to support the operation. A plan of the mine site is shown in Figure 15‑1.

15.2	Surface Buildings and Facilities

The following administration and technical offices, as well as operations and maintenance facilities support the New Afton operations:

•	Security and first aid buildings equipped with an ambulance. First aid personnel are available full-time at the mine;

•	Emergency services building, equipped with two fire engines and mine rescue equipment. Mine rescue personnel are available full-time at the mine;

•	Ore concentrator (mill) building;

•	Assay laboratory;

•	Thickened and amended tailings plant;

•	Millwright shop, mobile maintenance shop, and tire shop;

•	Warehouse buildings and laydowns;

•	Integrated operations center that centralizes key mine planning, operations, and maintenance personnel;

•	Office buildings house the administration, mine operations and technical services, capital projects and i.t., safety/training, and environment/permitting departments;

•	Mine dry and contractor dry buildings;

•	Batch plant near the mine portal that produces the concrete and shotcrete required for mining operations;

•	Explosives magazines for ANFO, bulk emulsion, caps, and boosters;

•	Exploration and core cutting buildings;

•	Twinned 138 kV site transformers and substations;

•	Main surface ventilation fans and heaters;

•	Kamloops Lake pumphouse and pipeline.

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New Afton Operations British Columbia Technical Report Summary

Figure 15‑1:	Infrastructure Layout Plan

120°33'W
120°32'W
120°31'W
120°30'W
50°40'N
50°39'N
N
New Afton West Site
- Mill
- TAT Plant
- Integrated Operations Center
- Emergency Services Building
- First Aid
- Mine Dry Facility
- Millwright Shop
- Batch Plant
- Tire Shop
- Twinned 138kV Transformer Station
- Office Buildings
TRANS-CANADA HIGHWAY
TAT PLANT
MILL
IG Stockpile
APTSF
Ventilation Fans
Waste Rock Stockpile
New Afton East Site
- Administration Office
- Mobile Maintenance Shop
- Warehouse
- Main Laydown Area
- Assay Lab
Exploration Camp
- Exploration Building
- Core Cutting Building
- Core Shacks
HATSF Tailings Stabilization Area
B3
C-Zone
PTSF
NATSF Tailings Stabilization Area
HATSF
NATSF
HIGHWAY 5 SOUTH
HIGHWAY 5 NORTH
Mine Permit Boundary
Site Main Electrical Supply
BC Hydro Transmission Line
Mine Portal
0
1
2
3
km

Source: New Gold Inc., Feb. 2025

COEUR MINING®

Note: TAT = thickened and amended tailings; APTSF = Afton Pit TSF; HATSF = historical Afton TSF; PTSF = Pothook TSF; NATSF = New Afton TSF.

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New Afton Operations British Columbia Technical Report Summary

15.3	Roads and Logistics

Mine access is discussed in Chapter 4.2. A paved road staffed with a security gate connects the highway to the mine offices. A network of roads on the site service the various mine facilities.

15.4	Stockpiles

Run-of-mine ore is discharged onto a 120,000 wmt stockpile. Two 1.8 m × 11 m apron feeders located beneath the crushed ore stockpile regulate ore flow onto the SAG mill feed conveyor.

During periods when mining rates exceed processing capacity, intermediate-grade ore may be stockpiled on surface for later processing.

Intermediate-grade C-Zone mineral reserves may also be segregated and stockpiled on surface using a diverter on the conveyor as it exits the underground portal. All stockpile locations and volumes are permitted and approved through end of mine.

15.5	Waste Rock Storage Facilities

Waste rock produced by block cave mining is deposited in the Afton Pit TSF or within designated block cave subsidence areas, both of which are classified as potentially acid generating (PAG) storage areas.

Several historical waste rock dumps developed from the Afton pit between 1974 and 1977 are located south and west of the pit and were covered and revegetated at mine closure in 1997 using glacial till and topsoil. Portions of these historical dumps have since been overlain by permitted tailings and dam infrastructure, and an additional historical waste rock pile located northwest of the historical Afton TSF was also reclaimed in 1997.

Select historical waste rock is reused as construction material where appropriate, and all excavated waste rock is geochemically characterized in accordance with the site metals leaching/acid rock drainage (ML/ARD) management plan, with material exhibiting a neutralization potential ratio of <2.0 placed in the subsidence zone or co-deposited in the Afton Pit TSF.

15.6	Tailings Storage Facilities

There are four TSFs on the New Afton mine site:

•	The Afton Pit TSF, which is the primary facility for LOM tailings deposition;

•	The New Afton TSF, which holds the Lift 1 and majority of B3 cave tailings;

•	The historical Afton TSF, which holds the tailings from the original Afton operation and is inactive;

•	The Pothook TSF, which acts as a site water reservoir, and currently does not receive any tailings.

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15.6.1	Afton Pit TSF

The Afton Pit TSF is a historical open pit that was mined from 1977 to 1997 and is now used for storage of thickened and cement-amended tailings. An overview of the thickened and cement amended tailings plant is provided in Chapter 14.4.5. Tailings have been deposited into the Afton Pit TSF since late-2022; commencing after Lift 1 caving activities ceased. No active caving is currently occurring vertically underneath areas of thickened and cement-amended tailings deposition to reduce the risks of fines and dilution entering the cave.

The thickened and cement amended tailings are currently discharged into the Afton Pit TSF from three discharge points along the west side of the pit rim, and from a fourth deposition point on the southeast side of the pit rim. The overall deposition objective is to form a tailings surface that slopes to the northeast to maintain potential surface ponding away from the B3 and C-Zone cave footprints and to direct surface drainage towards the water reclaim infrastructure situated along the Afton Pit TSF access road.

As at December 31, 2025, 8.8 Mt were deposited into the Afton Pit TSF. The current LOM plan is to deposit 44 Mt in the facility, which will use approximately 55-60% of the total Afton Pit TSF storage capacity. The total open volume below the pit rim is 72 Mt and subsidence is expected to generate an additional 6.5 Mt capacity around the pit area. The final allocated amount that can be deposited in the Afton Pit TSF depends on the density of the tailings (assumed 1.3 t/m3) and how C-Zone subsidence ultimately affects the Afton Pit TSF geometry.

15.6.2	New Afton TSF

The New Afton TSF is located approximately 1 km south of the Afton Pit TSF. Containment is provided by natural topography and five dams (A, B, C, South, and West dams). The starter dams were initially constructed in 2011, and the facility was raised annually until 2021. Full time tailings deposition ceased in 2022, when the Afton Pit TSF came online.

The facility partially overlies a historical WRSF that is up to 70 m thick and covered by a geomembrane liner. Seepage through the dams and runoff from the downstream shells is collected using ditches and water management ponds located downstream of each dam.

Block cave induced subsidence is expected to affect a portion of the facility. To control the risk of tailings release, a stabilization program was developed. The New Afton TSF has nominal remaining capacity of approximately 2 Mt, however there are no plans to actively deposit in this facility to align with the overall stabilization objectives although small volumes of tailings may be placed throughout the life of mine to support water management and closure grading activities.

15.6.3	Historical Afton TSF

Containment at the historical Afton TSF is provided by two rockfill dams constructed with till cores (the East and West dams) and by natural topography formed of glacial sediments and bedrock. Portions of the downstream slope of the East Dam are partially buried under waste rock placed during historical operations. Block cave induced subsidence is expected to affect a portion of the facility. To control the risk of tailings release, a stabilization program was developed.

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The impoundment contains an estimated 37 Mt of tailings that were hydraulically deposited from spigots on the north side of the impoundment.

15.6.4	Pothook TSF

The facility is located approximately 200 m northeast of the New Afton TSF and is used as a water storage reservoir with a capacity of approximately 300,000 m³. No additional tailings deposition is planned to reserve this capacity to store excess stormwater volumes and to buffer water volumes required to support processing operations. Storage containment is provided by one dam (Pothook TSF dam) and by natural topography that was modified by historical mining of the Pothook open pit.

No tailings deposition is expected until site closure, when tailings deposition may be used to support desired surface grading activities. The Pothook TSF currently acts as a water reservoir for site requirements. Water is transferred from the New Afton TSF to the Pothook TSF where it is then reclaimed for milling process via a reclaim intake located near the right abutment at the north side of the facility. Water transfer from the New Afton TSF pond, including discharge from the New Afton TSF stabilization dewatering wells, report to the south end of the Pothook TSF.

15.6.5	Tailings Facility Stabilization

C-Zone caving induced subsidence is projected to overlap with Dam C of the New Afton TSF and East Dam of the historical Afton TSF. The projected ground movement from the block cave is well understood, this has led to the successful development of monitoring and stabilization plans during the Lift 1 and B3 cave mining for the New Afton TSF and historical Afton TSF. Stabilization strategies for both the New Afton TSF and historical Afton TSF include pond removal, dewatering/depressurization of the in-situ tailings, and consolidation of in situ tailings before mining induced subsidence is expected to affect the facilities.

The historical Afton TSF stabilization objectives were achieved, and no additional mitigation plan is necessary at the Report date. The New Afton TSF stabilization activities are materially completed and will receive verification from the Engineer of Record by the 2026 target date, which is approximately two years earlier than the forecast C-Zone mining-induced subsidence is expected to impact the New Afton TSF.

With respect to maintaining the stabilized state of these facilities, ongoing dewatering, deformation monitoring, and subsidence progression monitoring and forecasting continues to be a tailings management priority. Quantifiable performance objectives were set for each facility, and verifications are completed monthly to ensure objectives continue to be met.

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15.6.6	Monitoring

Coeur has implemented a stringent subsidence monitoring and adaptive management plan during the stabilization and mining period to effectively manage risk. The stabilization program involves New Afton TSF and historical Afton TSF Engineers of Record, and additional consultant review, following industry best practices for worker safety and operations.

The New Afton TSF, historical Afton TSF and Afton Pit TSF and block cave induced subsidence is monitored/tracked through a combination of InSAR (a radar satellite imagery technique), drone-based photogrammetry, and a comprehensive suite of surface and subsurface geotechnical instrumentation.

Subsidence models and site observations are continually reviewed and used to confirm understanding of the timing of ground movements, and to verify that subsidence movement is projected to remain within the target stabilization areas of the affected facilities. The stabilization objectives are managed through quantifiable performance objectives and Trigger Action Response Plans, and are updated as new information becomes available.

15.6.7	Performance Reviews

All TSFs located within the New Afton Operations area undergo thorough review and oversight from qualified professionals including, at minimum, the following evaluations:

•	Weekly inspections by trained surveillance inspectors;

•
Quarterly inspections from the New Afton Mine TSF Qualified Person. (The TSF Qualified Person is a required role under to the Health, Safety and Reclamation Code for Mines in British Columbia. This role is currently fulfilled by the New Afton Tailings and Surface Superintendent.)

•	Annual inspections from facility Engineers of Record;

•	Twice annual site and technical review from the Independent Tailings Review Board (ITRB);

•	Dam safety reviews performed every five years;

•	Third-party reviews as required by regulators.

15.7	Water Management

The mine is characterized as having a net negative water balance (even in wet years); it relies on water pumped from Kamloops Lake to offset the water balance deficit.

Coeur has developed a Site Water Management and Monitoring Plan which addresses how water is managed during operation and closure; the most recent update was completed on November 14, 2023. This management plan covers physical water management on site, as well as monitoring of surface water to provide surveillance and early identification of potential off-site impacts or variations from predicted water quality values.

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Tailings seepage water is collected surface water management ponds, in the mine workings, or via interception wells prior to entering the underground workings. The water collected from these locations is pumped to the mill process water stream. Pond water from ongoing consolidation in the New Afton TSF is also reclaimed for reuse in the mill.

Seepage water from the historical Afton TSF flows west from the northwestern portion of the facility to a seepage collection pond that maintains control of the water through evaporation and pump-back for processing.

The mine site potable water treatment plant provides water to washrooms, kitchens, change room showers, and sinks across the site. Bottled potable water is brought on-site for drinking.

15.8	Water Supply

Fresh water is drawn from Kamloops Lake and is used primarily for ore processing make-up water, as road dust suppressant, for vehicle wash-down, fire control, and drilling. The majority of mill process water is currently reclaimed from the tailings thickener overflow. Minor sources of process water include the Historical Afton TSF wells, the New Afton TSF wells, site dewatering wells, reclamation of consolidation water from the New Afton TSF, and the surface water reclaim system for the Afton Pit TSF.

Water balance modelling is used to track the inventory of water on site, as well as water consumption and water losses.

15.9	Camps and Accommodation

There is no onsite accommodation. Employees reside in adjacent communities.

15.10	Power and Electrical

Currently, BC Hydro supplies the mine with 49.5 MW of electrical power via a connection located between the Savona Substation and the Douglas Substation. This connection consists of a 138 kV overhead line terminal and approximately 1.1 km of 138 kV transmission line to the mine site substation.

A BC Hydro transmission upgrade was completed in 2024 to increase the site demand capacity from 34.5 MW to 49.5 MW to support C-Zone production, in addition to operation of the B3 block cave, new tailings thickener systems, water evaporators, and potential C-Zone fleet electrification. A new 40/53 MVA transformer and substation were installed at the mine in mid-2024, twinning the existing site substation to provide site power supply redundancy, energize the underground, and to provide capacity for battery electric equipment and future expansions.

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16.0	MARKET STUDIES AND CONTRACTS

16.1	Markets

The New Afton Operations produce a high-quality clean copper concentrate with typical copper grade, high gold grades, payable silver credits, and relatively low impurity levels.

The current concentrate is readily marketable to any of several smelters or concentrate marketing firms. Smelting and refining terms are generally similar and include treatment charges and refining charges which are generally known, with penalty charges for contaminants such as arsenic and mercury in the concentrates. Penalty terms are generally more variable than the treatment and refining terms. Concentrates are typically sold through concentrate marketing firms, with long-term contracts that cover several years.

Coeur has established contracts and buyers for the concentrate products, and has an internal marketing group that monitors markets for its key products.

Together with public documents and analyst forecasts, these data support that there is a reasonable basis to assume that for the LOM plan, that the key products will be saleable at the assumed commodity pricing.

There are no agency relationships relevant to the marketing strategies used.

Product valuation is included in the economic analysis in Chapter 19, and is based on a combination of the metallurgical recovery, commodity pricing, and consideration of processing charges.

16.2	Commodity Price Forecasts

Coeur uses a combination of analysis of three-year rolling averages, long-term consensus pricing, and benchmarks to pricing used by industry peers over the past year, when considering long-term commodity price forecasts.

Higher metal prices are used for the mineral resource estimates to ensure the mineral reserves are a sub-set of, and not constrained by, the mineral resources, in accordance with industry-accepted practice.

The long-term gold and copper price forecasts are:

•	Mineral reserves:
o	US$1,650/oz Au; US$3.50/lb;

•	Mineral resources:
o	US$2,500/oz Au; US$4.40/lb.

All commodity prices are advised by the corporate investment committee and revised as necessary throughout the budget and forecast process. This guidance is used to keep all sites using the same basis for revenue. The sites do not advise prices or deviate from the prices provided.

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The economic analysis in Chapter 19 uses the reverting price curve assumptions outlined in Table 16‑1.

16.3	Contracts

Numerous contracts are in place to support ongoing mine operations at the Project. These include agreements covering maintenance services, fuel supply, explosives, grinding media, milling reagents, concentrate transportation, port services in Vancouver, and third-party representation services related to concentrate sampling and analysis at delivery. Contract terms and rates are generally consistent with industry norms and are periodically re-tendered or renegotiated as operational requirements dictate.

New Afton produces a high-quality copper concentrate characterized by typical copper grades, elevated gold content, payable silver credits, and relatively low impurity levels. Due to its quality and sustained global demand for copper concentrates, the product is readily marketable to multiple smelters and concentrate marketing firms. Smelting and refining arrangements typically include treatment and refining charges, with potential penalty charges applied for deleterious elements such as arsenic and mercury. Penalty terms tend to be more variable than treatment and refining charges. New Afton does not engage in forward metal sales or hedging activities.

Current concentrate sales agreements include long-term offtake contracts with multiple counterparties. Agreements with Glencore cover the periods 2022–2026 and 2027–2030. An agreement with IXM Metals covers the period 2022–2027, and an agreement with Concord Resources covers the period 2022–2026. These arrangements provide diversified market access and sales continuity for concentrate production.

Concentrate transportation and handling are supported by several long-term logistics agreements. Stk’emlupsemc-Arrow Transportation Limited provides concentrate trucking and rail car loading services under an agreement covering 2022–2029. DP World Fraser Surrey provides rotainer receiving, storage, and vessel loading services under an agreement covering 2022–2029. Ocean freight services are provided by Oldendorff Carriers under an agreement covering 2023–2026.

Coeur maintains additional contracts, agreements, and purchase orders for goods and services required for mine operations, with the most significant relating to maintenance services, fuel supply, explosives, grinding media, milling reagents, and concentrate haulage. In addition, Coeur maintains a cooperation agreement with the Stk’emlupsemc te Secwépemc Nation.

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Table 16‑1:	Commodity Price Forecast Used in Cashflow Analysis

	Units	2026	2027	2028	2029	2030	2031+
Gold	US$/oz	4,550	4,000	3,800	3,600	3,100	3,100
Copper	US$/lb	5.00	5.00	5.00	5.00	4.50	4.50

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17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

17.1	Baseline and Supporting Studies

The New Afton Operations were reviewed and permitted as a major mine under the BC Mines Act in 2007 and received BC Environmental Management Act permits in 2010.

The M-229 permit was issued under the Mines Act and is administered by the Ministry of Mining and Critical Minerals.

The effluent discharge permit 100224 and air discharge permit 100223 were issued under the Environmental Management Act and administered by the Ministry of Environment and Parks.

17.2	Environmental Considerations/Monitoring Programs

The New Afton Operations are in compliance with all current permit conditions and requirements and there are no outstanding environmental issues.

Environmental monitoring for air quality, ambient noise and vibration, geochemistry, surface water quality, groundwater quality, aquatic resources, flora and fauna, are completed regularly and reported per permit conditions.

17.3	Closure and Reclamation Considerations

Coeur carries out progressive reclamation, conducts research activities for reclamation programs, and partners with the SSN First Nation to implement successful reclamation measures.

The purpose of the closure and post-closure monitoring and maintenance program is to evaluate and ensure that the site is safe, stable, and non-polluting in accordance with the identified mine closure objectives. Monitoring and maintenance will be conducted to assess how the reclamation measures meet reclamation end-land-use objectives. Activities will involve inspections, sampling, and assessments of physical, geochemical, and biological aspects.

The most recent reclamation liability cost estimate for the New Afton Operations, as submitted to the MCM on November 1, 2024, is approximately C$70.4 million (US$ 51 million). It assumes approximately C$30.4 million (US$ 22 million) for post-closure monitoring and maintenance over the following 100 years. Based on the standard regulatory discount rates applicable in British Columbia, the NPV of the post-closure monitoring and maintenance costs is approximately C$8.1 million (US$ 5.9 million), while the conventional closure works cost is not subject to discount. This gives a total NPV of approximately C$48.2 million (US$ 34.9 million). Since BC regulations will not allow discount of the total reclamation liability cost estimate below C$50 million (US$ 36.2 million); the current bonding for the site is fixed at C$50 million (US$ 36.2 million). All amounts were converted from Canadian dollars to United States dollars at a rate of US$1 to C$1.38.

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17.4	Permitting

The New Afton Operations commenced in 2012 and have obtained all necessary environmental permits and licenses from the appropriate provincial, and federal agencies for the operation of the underground mine, TSF, waste rock dumps, process plant, water usage, effluent discharge, and all necessary support facilities. The key approvals and permits include:

•	Permit M-229. While this permit is in place, an authorization to amend the permit has been submitted for longitudinal stope mining of the East Extension and K-Zone access development;

•	Permit 100223 (air emissions);

•	Permit 100224 (effluent discharge);

•	Permit 123886 (conditional water license);

•	Permit 126715 (water license amendment);

•	Permit C132319 (conditional water license);

•	Permit C504133 (conditional water license).

Operational standards and best management practices were established to maintain compliance with applicable state and federal regulatory standards and permits.

Coeur submitted a Mines Act Permit Amendment (on January 12, 2026, seeking amendment to their M-229 Mines Act Permit to cover the following:

•	East Extension Project: encompasses a minor underground extension at the New Afton Mine Site (New Afton) to include an additional ore zone;

•	Early K Zone Access Development Project would allow early ramp development mining in anticipation of the K Zone orebody. Coeur is working toward compiling mineral reserve information;

•	New Afton M-229 Permit Boundary Reversion in the northeast quadrant to revert to a prior 2019 outline that would align with the New Afton Mining Lease boundary.

Proposed changes to the existing LOM plan include extension of underground workings to the East Extension zone, extraction and processing of East Extension ore, and deposition of tailings into the Afton Pit TSF. The East Extension project will use the existing mine and mill infrastructure with tie-ins to the existing electrical lines, communications system, ventilation system, and underground dewatering system. No new offsite facilities are required, and the frequency of concentrate shipments will not increase because of the project. Given the backfilling of stopes proposed in the preferred mining method, no subsidence is expected to occur because of the East Extension development.

Regulatory approvals for the East Extension project include a Notice of Departure (submitted February 2025) for the initial access development activities and submittal of a Mines Act Permit Amendment to mine the East Extension zone, as well as the K Zone Access Development and New Afton M-229 Permit Boundary Reversion. The Ministry of Environment and Parks will also receive copies of the submissions which will serve as notification of changes to mining activities; however, amendment to Coeur’s waste discharge permits is not expected to be required.

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In the interest of workloads, timing and after discussions with both SSN and the Ministry of Mines and Critical Minerals, Coeur included the K Zone Access Development Project and the New Afton M-229 Permit Boundary Reversion in a combined M-229 Permit Application with the East Extension project.

17.5	Social Considerations, Plans, Negotiations and Agreements

17.5.1	Social Considerations

The New Afton Operations are located in the traditional territory and central lands of the SSN. The SSN consists of two First Nations communities, the Tk̓emlúps te Secwépemc and the Skeetchestn Indian Band.

The mine is located approximately 10 km from the City of Kamloops, which has a growing population of approximately 97,000. New Afton employs most of its staff from the nearby communities.

As part of the Mines Permit Application in 2007 (Rescan, 2007), a socio-economic assessment was conducted which included a description of existing socio-economic conditions and expected project impacts. The assessment included both Indigenous and non-Indigenous communities and found that, overall, the New Afton Operations would provide a net benefit to communities through job creation, training, and economic opportunities. Mitigation measures were recommended for any potential negative effects (such as perceptions of environmental effects, visual impacts of the mine site).

17.5.2	Indigenous Communities

Coeur’s Human Rights Policy and Indigenous Peoples Policy sets forth the commitment to respect the rights and traditions of Indigenous people where it operates by proactively seeking, engaging, and supporting meaningful dialogue regarding its operations. The SSN has asserted unextinguished title and rights on the land where the mine is located.

Coeur, through its New Gold subsidiary, has maintained a Participation Agreement with SSN, which was initially signed in 2008 and amended in 2011. This agreement was revised as the Cooperation Agreement in 2021 and was most recently amended and restated in 2024. The agreement affirms mutual commitment to the vision of a consent-based, stable, and environmentally responsible relationship regarding the New Afton Operations and Coeur’s activities that is respectful of SSN title and rights. The agreement secures and maintains SSN’s consent to the project during operations and closure and considers the following values:

•	Environmental and regulatory matters;

•	Cultural heritage and archaeology;

•	Human resources, employment, training, and education;

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New Afton Operations British Columbia Technical Report Summary

•	Business opportunities;

•	Financial considerations.

17.5.3	Cultural Heritage

Archaeological impact assessments were conducted in 2007, 2008, 2011, and 2014. Since then, additional cultural heritage and archaeological surveys were conducted on an individual project basis.

Coeur acknowledges that archaeological assessment cannot completely eliminate the risk of encountering archaeological resources. As such, Coeur and SSN developed an Archaeological and Cultural Heritage Site Mitigation Management Plan. The plan summarizes surveys, lists archaeology and cultural heritage sites, and provides mitigation and management recommendations aimed at reducing the impact on archaeology and cultural heritage sites. Guidelines were developed to guide cultural heritage and archaeological projects and to set out timelines and deliverables.

Coeur employs a Dig Permit process to assess for known archaeological or cultural heritage sites for all surface ground disturbance work.

17.6	Qualified Person’s Opinion on Adequacy of Current Plans to Address Issues

Based on the information provided to the QP by Coeur, there are no material issues known to the QP that require mitigation activities or allocation of remediation costs in respect of environmental, permitting, closure or social license considerations.

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New Afton Operations British Columbia Technical Report Summary

18.0	CAPITAL AND OPERATING COSTS

18.1	Introduction

Capital and operating cost estimates are at a minimum at a pre-feasibility level of confidence, having an accuracy level of ±25% and a contingency range not exceeding 15%.

18.2	Capital Cost Estimates

Capital costs are based on budget estimates and supplier and contractor quotes, engineering designs, maintenance strategies, production plans, and recent operating history. In later years, capital estimates are based on estimated annual operating requirements and are therefore classified as sustaining capital.

18.2.1	Mine-Related Costs

Approximately 82% of C-Zone capital and 89% of East Extension capital are related to mine development and drawbell construction and maintenance, for which the cost estimate is based on mine plans and schedules, equipment data, consumables estimates, and labor schedules. A further 17% of total capital is related to mining equipment, and mine infrastructure, for which the cost estimate is based on engineered quantities and supplier quotes.

18.2.2	Other Costs

Other capital expenditures include tailings management, processing plant capital projects, and other infrastructure. Total LOM tailings management capital is estimated at US$3.1 million, mostly related to the New Afton TSF. The tailings plant and Afton Pit TSF have sufficient capacity to meet the LOM throughput and total capacity requirements.

18.2.3	Capital Cost Summary

Capital costs are based on budget estimates from supplier and contractor quotes, engineering designs, maintenance strategies, production plans, and recent operating history. All costs are in US dollars and are based on an exchange rate assumption of C$1.38:US$1.00 for the entire LOM plan.

The capital cost estimate is summarized in Table 18‑1, and totals US$212.6 million.

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New Afton Operations British Columbia Technical Report Summary

Table 18‑1:	LOM Capital Cost Estimate (US$ M)

Category	2026	2027	2028	2029	2030	2031	2032	Total
Sustaining Capital
C-Zone	14.3	18.9	4.3	4.3	4.3	4.3	—	50.6
East Extension	—	—	1.1	2.0	—	—	—	3.1
Other	17.6	6.1	2.9	2.7	1.1	—	—	30.5
Total sustaining capital	32.0	25.0	8.4	9.0	5.4	4.3	—	84.2
Growth Capital
C-Zone	27.3	0.5	—	—	—	—	—	27.8
East Extension	0.4	1.2	34.0	—	—	—	—	35.5
K-Zone	17.6	21.7	21.2	—	—	—	—	60.5
Other	(0.6)	2.3	0.7	2.2	—	—	—	4.6
Total growth capital	44.6	25.8	55.9	2.2	—	—	—	128.4
Total Capital	76.6	50.8	64.2	11.2	5.4	4.3	—	212.6
Note: Numbers have been rounded.

18.3	Operating Cost Estimates

18.3.1	Basis of Estimate

The basis for the operating cost estimate is the budget and LOM plan. The production plan drove the calculation of the mining and processing costs, as the mining mobile equipment fleet, workforce, contractors, power, and consumables requirements were calculated based on specific consumption rates. Consumable prices and labor rates are based on current contracts and agreements.

18.3.2	Mining and Processing Costs

Underground mining costs are derived from the production plan and estimates of labor, equipment productivity, maintenance, diesel, and other consumables.

Processing costs are driven by tonnes processed, consumption rates, consumables and electricity, and plant equipment maintenance strategies.

Mining costs are inclusive of primary crushing and conveyance to surface. Mining and processing costs are expected to decrease over the next three years relative to 2026 actual costs, mainly due to higher production rates and stable overall expenses. Costs increase in 2029 due to stope production at East Extension, which has higher costs than cave production in the C-Zone.

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New Afton Operations British Columbia Technical Report Summary
18.3.3	General and Administrative Costs

G&A costs include maintenance of site infrastructure, human resources, finance, environment, community relations, asset protection and security, safety, information technology, supply chain, and site management.

18.3.4	Other Operating Costs

Other operating cost includes concentrate transport costs, inventory movements, royalties, and other costs.

18.3.5	Operating Cost Summary

LOM operating costs are shown in Table 18‑2 and total US$1,085.6 M. Unit operating costs from 2026–2032 range from US$24.08–US$33.60/t.

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Table 18‑2:	LOM Operating Cost Estimate

	Units	2026	2027	2028	2029	2030	2031	2032	Total/ Average
Operating Costs
Mining	US$ M	65.7	65.2	58.7	83.7	75.7	69.8	11.6	430.3
Processing	US$ M	45.3	41.6	41.2	40.5	39.8	36.1	5.0	249.4
G&A	US$ M	66.1	62.1	59.9	46.4	42.6	38.2	4.2	319.5
Other	US$ M	12.4	13.5	12.8	18.7	14.5	13.3	1.2	86.4
Total	US$ M	189.5	182.4	172.6	189.2	172.5	157.3	22.0	1,085.6
Unit Operating Costs
Mining	$/t mined	11.51	10.67	9.94	14.23	12.87	11.87	14.25	12.19
Processing	$/t milled	8.03	6.94	6.91	6.81	6.77	6.17	5.46	6.73
G&A	$/t milled	11.72	10.37	10.04	7.81	7.25	6.53	4.60	8.33
Other	$/t milled	2.21	2.26	2.14	3.14	2.46	2.27	1.28	2.25
Total	$/t milled	33.60	30.44	28.93	31.84	29.35	26.92	24.08	29.31

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New Afton Operations British Columbia Technical Report Summary
19.0	ECONOMIC ANALYSIS

19.1	Forward-looking Information

Results of the economic analysis represent forward- looking information that is subject to several known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those presented here.

Other forward-looking statements in this Report include, but are not limited to: statements with respect to future metal prices and concentrate sales contracts; the estimation of mineral reserves and mineral resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; costs and timing of the development of new ore zones; permitting time lines; requirements for additional capital; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and, limitations on insurance coverage.

Factors that may cause actual results to differ from forward-looking statements include: actual results of current reclamation activities; results of economic evaluations; changes in Project parameters as mine and process plans continue to be refined, possible variations in mineral reserves, grade or recovery rates; geotechnical considerations during mining; failure of plant, equipment or processes to operate as anticipated; shipping delays and regulations; accidents, labor disputes and other risks of the mining industry; and, delays in obtaining governmental approvals.

19.2	Methodology Used

Coeur records its financial costs on an accrual basis and adheres to U.S. Generally Accepted Accounting Principles (GAAP).

The financial costs used for this analysis are based on the 2026 LOM budget model, which was built on a zero-based budgeting process that was validated through a historical cost comparison from the previous financial year. Production figures in this Chapter are based on predicted equipment hours and manpower requirements needed to execute the mine plan using actual unit costs, labor rates and may vary from year to year depending on capital and production needs.

Consumables are based upon market projections and contract pricing. Experts and bids are used for capital purchases to ensure that all costs are included in the project to avoid unbudgeted expenditures.

All financial results are communicated to the site management team. This process results in refinements and agreements as to the validity of the cost, capital, and cash flow results. This is an ongoing process throughout the budget and provides consistency of the results and acceptance of both short- and long-term goals.

Capitalized exploration is determined annually through the corporate office, is discretionary, and therefore not included in the economic analysis. Management fees assessed through the corporate office are not included in the economic analysis.

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New Afton Operations British Columbia Technical Report Summary
19.3	Financial Model Parameters

19.3.1	Mineral Resource, Mineral Reserve, and Mine Life

The mineral resources are discussed in Chapter 11, and the mineral reserves are discussed in Chapter 12.

The mineral reserves support a mine life to late 2032 and processing and gold production continuing to December, 2032.

19.3.2	Metallurgical Recoveries

Forecast metallurgical recoveries are provided in Chapter 10.

19.3.3	Smelting and Refining Terms

The dewatered concentrate is discharged from the filter presses directly into the concentrate storage shed, before truck transportation to either the DP World container port for ocean shipment to a smelter, or to the Ashcroft terminal for transportation by rail to a smelter in Quebec. In the case of DP World, concentrate is loaded into containers (two per truck) at the New Afton shed. These containers are stored at the port then emptied into the bulk hold of the ship. Empty containers are returned to site for reloading. In the case of Ashcroft, the concentrate is loaded into side-dump trucks at the New Afton shed then stored in stockpiles at the Ashcroft terminal before loading into railcars.

New Afton concentrate is readily marketable to any of several smelters or concentrate marketing firms. Smelting and refining terms include treatment charges and refining charges which are generally known, with penalty charges for contaminants such as arsenic and mercury in the concentrates. Penalty terms are generally more variable than the treatment and refining terms. Concentrates from New Afton are typically sold through concentrate marketing firms, with long-term contracts that cover several years.

19.3.4	Metal Prices

Metal price assumptions are provided in Chapter 16.

19.3.5	Capital and Operating Costs

Capital and operating cost forecasts price assumptions are outlined in Chapter 18.

Capitalized exploration is determined annually through corporate office and is discretionary and therefore not included in the economic analysis. Management fees assessed through the corporate office are not included in the economic analysis.

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New Afton Operations British Columbia Technical Report Summary
19.3.6	Working Capital

Working capital is based on historical trends in payables, receivables, and inventory movements and is adjusted annually to reflect changes in production levels and spending profiles over the remaining mine life. Mining and processing unit costs have historically been stable on a per-tonne basis once block cave construction is completed, and consistent throughput is achieved. Working capital costs are projected to remain relatively consistent starting in 2027, with longer-term variations driven by production level demands for equipment requirements and capital intensity. Capital and operating cost assumptions are derived from budgets, engineering designs, production plans, historical caves, and recent operating history, and are used to support projected cash flow timing and resulting working capital requirements.

19.3.7	Taxes and Royalties

Royalties are discussed in Chapter 3.6. Royalties included in the cashflow analysis are based upon gold ounces mined or produced, depending upon the agreement.

The analysis includes applicable mining-related and corporate income taxes based on current laws and regulations, which are subject to change

Currently, Coeur pays no federal income tax due to historic net operating losses.

19.3.8	Closure Costs and Salvage Value

Closure costs are summarized in Chapter 17.3.

Closure costs are based upon economic review by the Environmental team and is periodically reviewed by an external consultant. The models used are reviewed internally. The closure costs are included in the annual budget LOM. This is reviewed by corporate investment teams.

19.3.9	Financing

The economic analysis is based on 100% equity financing and is reported on a 100% project ownership basis.

19.3.10	Inflation

The economic analysis assumes constant prices with no inflationary adjustments.

19.4	Economic Analysis

The NPV at 5% is $2,485 M. As the cashflow is based on existing operations, considerations of payback and internal rate of return are not relevant.

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New Afton Operations British Columbia Technical Report Summary
A summary of the financial results is provided in Table 19‑1. An annualized cashflow statement is provided in Table 19‑2.

The active mining operation ceases in 2032; however, closure costs are estimated to be paid out through 2032. For the purposes of the financial model, all costs incurred beyond 2032 are included in the cash flow in the year 2032.

19.5	Sensitivity Analysis

The sensitivity of the Project to changes in metal prices, grade, capital costs, and operating cost assumptions was tested using a range of 30% above and below the base case values. The NPV sensitivity to these parameters is illustrated in Table 19‑3, with the base case bolded. Recovery is not shown as the sensitivity to recovery mirrors the sensitivity to metal price.

The Project is most sensitive to copper and gold prices and metal grades, less sensitive to operating cost increases, and least sensitive to capital expenditure changes and exchange rates.

The primary sensitivity is to the world economy and the effect this has upon copper and gold pricing. With block caving being a low operating costs per tonne mining method, the project carries less world economy risk when compared to alternative underground mining methods.

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New Afton Operations British Columbia Technical Report Summary
Table19‑1:	Cashflow Summary Table

Item	Units	Value
Revenue	US$ M	4,837.4
Production costs	US$ M	1,108.9
Exploration	US$ M	23.3
Accretion liability	US$ M	18.9
Total cost and expenses	US$ M	1,151.2
Interest income	US$ M	3.4
Intercompany	US$ M	27.7
EBITDA	US$ M	3,655.1
Depreciation, depletion, and amortization	US$ M	4,580.4
Income before taxes	US$ M	(925.3)
Income tax expense (benefit)	US$ M	731.1
Net income	US$ M	(1,656.4)
Add back amortization	US$ M	4,580.4
Add back accretion	US$ M	(47.3)
Add back other non-cash items	US$ M	54.4
Operating cash flow before working capital changes	US$ M	2,931.2
Working capital	US$ M	28.6
Operating cash flow	US$ M	2,959.6
Investing activities	US$ M	(222.4)
Interest received	US$ M	0.4
Other	US$ M	(2.8)
Payments on capital leases	US$ M	(0.2)
Total cash flow	US$ M	2,734.7
Free cash flow	US$ M	2,737.2
NPV Pre-Tax/After-Tax @ 5%	US$ M	3132/2,484.6

Note: EBITDA = earnings before interest, taxes, depreciation, and amortization. Numbers have been rounded.

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New Afton Operations British Columbia Technical Report Summary
Table19‑2:	Cashflow Forecast on Annualized Basis (US$ M)

Item	2026	2027	2028	2029	2030	2031	2032	2033+
Revenue	882.7	1,017.3	984.7	872.3	584.6	430.8	64.9	—
Production costs	206.7	181.9	170.2	190.5	173.2	157.7	28.8	—
Exploration	22.6	0.7	(0.0)	(0.0)	(0.0)	(0.0)	—	—
Accretion liability	2.2	2.4	2.5	2.7	2.9	3.0	3.2	—
Total costs and expenses	231.5	185.0	172.7	193.2	176.1	160.8	32.0	—
Interest Income	0.6	0.6	0.6	0.6	0.5	0.5	0.1	—
Intercompany	6.2	281	—	0.1	(0.0)	—	21.1	—
Earnings before depreciation, interest, and taxes (EBITDA)	644.5	831.5	811.5	678.4	408.0	269.5	11.7	—
Depreciation, depletion, and amortization	680.6	927.9	926.7	816.2	608.4	424.8	174.6	21.1
Income before taxes	(36.1)	(96.5)	(115.2)	(137.8)	(200.4)	(155.3)	(162.9)	(21.1)
Income tax expense (benefit)	47.4	204.6	182.0	151.0	85.1	53.2	7.7	—
Net Income	(83.5)	(301.1)	(297.3)	(288.8)	(285.5)	(208.5)	(170.6)	(21.1)
Add back amortization	680.6	927.9	926.7	816.2	608.4	424.8	174.6	21.1
Add back accretion	(0.5)	(0.3)	(0.8)	(0.3)	(0.3)	(0.3)	(0.3)	(44.3)
Add back other non-cash items	12.6	(1.2)	(0.8)	0.1	0.1	0.1		43.4
Operating cash flow before working capital changes	609.1	625.4	627.8	527.2	322.7	216.2	3.7	(1.0)
Working capital	11.2	19.3	4.2	2.8	0.6	11.0	(19.0)	(1.8)
Operating cash flow	620.4	644.8	632.0	530.0	323.3	227.3	(15.4)	(2.7)
Investing activities	(76.6)	(50.8)	(64.2)	(11.2)	(10.9)	(8.7)	—	—
Interest received	0.1	0.1	0.1	0.1	(0.0)	(0.0)	(0.0)	—
Other	(2.8)	—	—	—	—	—	—	—
Payments on capital leases	(0.1)	(0.1)	—	—	—	—	—	—
Total cash flow	541.0	594.0	567.8	518.8	312.5	218.6	(15.4)	(2.7)
Free cash flow	543.8	594.0	567.7	518.7	312.4	218.6	(15.4)	—
Note: Numbers have been rounded.

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New Afton Operations British Columbia Technical Report Summary
Table19‑3:	Sensitivity Table (US$ M)

Parameters	-30%	-20%	-10%	-5%	0%	5%	10%	20%	30%
Metal price	1,176	1,612	2,048	2,267	2,485	2,703	2,921	3,357	3,793
Operating costs	2,781	2,682	2,583	2,534	2,485	2,435	2,386	2,287	2,189
Capital costs	2,547	2,526	2,505	2,495	2,485	2,474	2,464	2,443	2,422
Grade	1,176	1,612	2,048	2,267	2,485	2,703	2,921	3,357	3,793
Note: Numbers have been rounded.

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New Afton Operations British Columbia Technical Report Summary
20.0	ADJACENT PROPERTIES

This Chapter is not relevant to this Report.

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21.0	OTHER RELEVANT DATA AND INFORMATION

This Chapter is not relevant to this Report.

Date: December 31, 2025	Page 21-1

New Afton Operations British Columbia Technical Report Summary
22.0	INTERPRETATION AND CONCLUSIONS

22.1	Introduction

The Qualified Persons note the following interpretations and conclusions in their respective areas of expertise, based on the review of data available for this technical report summary.

22.2	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements

Information provided by Coeur’s legal and tenure experts on the mining tenure held by Coeur supports that Coeur has valid title that is sufficient to support mineral resource and mineral reserve estimates.

Coeur holds sufficient surface rights to support the LOM plan.

Environmental liabilities for the New Afton Operations are typical of those that would be expected to be associated with a mining operation conducted via open pit and underground mass mining methods.

The Qualified Person is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the property that are not discussed in this report.

22.3	Geology and Mineralization

The understanding of geological controls, geometry, and grade variability of the copper–gold porphyry mineralization is sufficient to support estimation of mineral resources and mineral reserves. This understanding is strengthened by a history of production and exploration that spans more than a decade. The alteration assemblages and mineral zonation associated with the porphyry-style mineralization are well understood and support both the interpretation of mineral resource domains for estimation purposes and exploration concepts for targeting.

The K-Zone is a new area of copper-gold porphyry mineralization recently discovered through underground drilling. The understanding of the geometry and grade distribution could be improved by additional drilling. Additional underground development is proposed to provide better drilling platforms to improve definition and further test the extents of the K-Zone mineralization.

The exploration programs completed to date are suitable to the mineralization style. In addition to exploration potential around the Main Zone, exploration potential remains in the HW zone and K-Zone. The New Afton mineralized system is open at depth and to the east, with potential for the discovery of new mining zones.

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22.4	Exploration, Drilling, and Sampling

Drilling procedures, including data collected during the exploration and delineation drilling programs, follow best practice. Collar and down-hole surveys, lithological, alteration, mineralization, structural geology, and geotechnical data was collected and catalogued following best practice guidelines to support estimation of mineral resources and mineral reserves. The drill spacing and frequency of sampling is adequate and reflects the mineralized zones’ dimensions and styles of mineralization. Litho-structural 3D modelling constructed independently of grade further supports the interpretation of mineral resource domains.

Sample preparation, analysis, and security are performed in accordance with industry best practice. QA/QC programs were implemented to adequately address issues of precision, accuracy, and contamination by including blanks, duplicates, and certified standard samples.

22.5	Data Verification

The data verification programs from the QP concluded that the data collected from the Project adequately support the geological interpretations and constitute a database of sufficient quality to support the use of the data in mineral resource estimation.

22.6	Metallurgical Testwork

The testwork undertaken is of a level adequate for ensuring an appropriate representation of metallurgical characterization and the derivation of corresponding metallurgical recovery factors for the B3 cave, C-Zone, and East Extension.

Metallurgical assumptions are supported by multiple years of production data.

Recovery improvements resulting from the cleaner circuit upgrade are expected to partly offset the impact of a coarser grind size, as the processing rate returns to approximately 16,000 t/d.

Grade-recovery models for the various ore types were developed using processing throughput rates to inform the forecasting copper and gold recoveries for the LOM plan.

There are no known processing factors that could have a significant effect on economic extraction.

The New Afton concentrate has historically been very clean and marketable. There are no known deleterious elements that could have a significant effect on economic extraction.

22.7	Mineral Resource Estimates

The mineral resource estimate is reported using the definitions set out in SK-1300, and is reported exclusive of those mineral resources converted to mineral reserves.

The reference point for the estimate is in situ.

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New Afton Operations British Columbia Technical Report Summary
The estimate is current as at December 31, 2025. The estimate was constrained using reasonable prospects of economic extraction that assumed underground bulk mining or long-hole stoping mining methods.

There are no other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the Qualified Persons that would materially affect the estimation of Mineral Resources that are not discussed in this Report.

22.8	Mineral Reserve Estimates

The mineral reserve estimate is reported using the definitions set out in SK-1300. The reference point for the estimate is the point of delivery to the process plant.

The estimate is current as at December 31, 2025.

The Qualified Person is of the opinion that mineral reserves were estimated using industry-accepted practices and are based on underground mining assumptions.

The mineral reserves are acceptable to support mine planning.

Factors that may affect the mineral reserve estimates include: changes to the long-term copper and gold price and exchange rate assumptions; changes to the parameters used to derive the cave outlines and stope shapes and determine the cut-off values; changes to geotechnical and hydrogeological assumptions; changes to the cave mixing model and dilution estimates; changes to metallurgical recovery assumptions; changes to inputs to capital and operating cost estimates; ability to maintain social and environmental license to operate.

There are no other environmental, legal, title, taxation, socioeconomic, marketing, political or other relevant factors known to the qualified person that would materially affect the estimation of Mineral Reserves that are not discussed in this report.

22.9	Mining Methods

Current operations use the block caving mining method. Coeur/New Gold has successfully constructed and operated multiple block caves at New Afton for more than 13 years.

C-Zone achieved commercial production in 2024, and New Afton is scheduled to complete the transition from B3 block cave to C-Zone block cave production in 2026.

Mine planning of the new East Extension zone considers long-hole stoping methods.

Construction of the C-Zone materials handling system, including a new gyratory crusher and extension of the conveyor system, was completed in 2024. The East Extension will use the same materials handling system.

Mine designs incorporate underground infrastructure and ventilation requirements.

The planned mobile equipment fleets are suitable for the selected mining methods.

Based on current mineral reserves, New Afton has a projected mine life of seven years, to 2032.

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New Afton Operations British Columbia Technical Report Summary
22.10	Recovery Methods

The process plant uses conventional processes and equipment to enable economic recovery over a wide range of mill throughputs, particle sizes, and copper–gold mineralogy The plant has been in operation since 2012.

Coeur/New Gold has previously achieved the planned processing rates of approximately 16,000 t/d during mining of the Lift 1 block caves.

The operation has access to an adequate supply of process water and power to support the LOM plan.

22.11	Infrastructure

Infrastructure required for current mining operations has been constructed and is operational.

The thickened and amended tailings plant is operational, and tailings have been successfully deposited into the Afton Pit TSF since late-2022. The Afton Pit TSF has sufficient storage capacity to support the LOM plan.

The tailings stabilization project is on schedule. The historical Afton TSF stabilization is complete, and New Afton TSF stabilization will be finalized well ahead of the expected subsidence impacts.

The planned East Extension operations are not expected to require additional surface facilities.

22.12	Market Studies

The New Afton Operations produce a high-quality clean copper concentrate with typical copper grade, high gold grades, payable silver credits, and relatively low impurity levels.

The concentrate produced by the New Afton Operations is readily marketable.

Contract terms are considered to be within industry norms, and typical of similar contracts in Canada.

Commodity pricing assumptions, marketing assumptions, and current major contract areas are acceptable for use in estimating mineral reserves and in the economic analysis that supports the mineral reserves.

22.13	Environmental, Permitting and Social Considerations

The information provided by Coeur’s environmental experts supports that there is adequate baseline data and ongoing environmental studies to understand potential environmental risks and potential mitigations which may be required.

Coeur holds all major permits and licenses for mine operations at New Afton, and a Mines Act permit amendment for mining East Extension will be sought.

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New Afton Operations British Columbia Technical Report Summary
The most recent reclamation liability cost estimate for the New Afton Operations, as submitted to the MCM on November 1, 2024, is approximately C$70.4 million (US$ 51 million). It assumes approximately C$30.4 million (US$ 22 million) for post-closure monitoring and maintenance over the following 100 years. Based on the standard regulatory discount rates applicable in British Columbia, the NPV of the post-closure monitoring and maintenance costs is approximately C$8.1 million (US$ 5.9 million), while the conventional closure works cost is not subject to discount. This gives a total NPV of approximately C$48.2 million (US$ 34.9 million). Since BC regulations will not allow discount of the total reclamation liability cost estimate below C$50 million (US$ 36.2 million); the current bonding for the site is fixed at C$50 million (US$ 36.2 million). All amounts were converted from Canadian dollars to United States dollars at a rate of US$1 to C$1.38.

Environmental liabilities for the New Afton Operations are typical of those that would be expected to be associated with a mining operation conducted via underground mining methods.

Coeur maintains strong relationships with Indigenous partners and collaborates on environmental and business matters.

A Cooperation Agreement is in place with the SSN.

The Qualified Person is not aware of any other significant environmental or social factors and risks that may affect access, or the right or ability to perform the proposed work program that are not discussed in this Report.

22.14	Capital Cost Estimates

Capital costs consist mostly of the remaining development, cave construction, and underground infrastructure needed to complete the C-Zone project, as well as processing improvements, tailings, and underground development and mining equipment to support East Extension.

Capital cost estimates are acceptable to support the mineral reserve estimate. The LOM plan estimated total capital cost is US$212.6 million.

22.15	Operating Cost Estimates

The basis for the operating cost estimate is the New Afton budget and LOM plan. The production plan drove the calculation of the mining and processing costs, as the mining mobile equipment fleet, workforce, contractors, power, and consumables requirements were calculated based on specific consumption rates. Consumable prices and labor rates are based on current contracts and agreements.

Operating cost estimates are acceptable to support the Mineral Reserve estimate. The LOM plan estimated total operating cost is US$1,085.6 million, averaging US$29.31 per tonne processed.

22.16	Economic Analysis

The NPV at 5% is US $2,485 M. As the cash flow is based on existing operations, considerations of payback and internal rate of return are not relevant.

Date: December 31, 2025	Page 22 - 5

New Afton Operations British Columbia Technical Report Summary
The Project is most sensitive to copper and gold prices and metal grades, less sensitive to operating cost increases, and least sensitive to capital expenditure changes and exchange rates.

22.17	Risks and Opportunities

22.17.1	Risks

Uncertainties that may affect the mineral resource and mineral reserve estimates were discussed in Chapter 11.13 and Chapter 12.7, respectively.

The major risks to the New Afton Operations are associated with the following elements:

•	Negative variations to the copper and gold price assumptions;

•	Significant additional dilution or ore losses due to cave deviation or variations to the mine plan;

•	Oversized material or hung drawpoints during the early stages of C-Zone cave propagation, potentially limiting daily tonnage until additional drawpoints are blasted or drawpoints become free-flowing;

•	Significant delays to the completion of the tailings stabilization project, potentially impacting C-Zone production;

•	Changes in geotechnical conditions and modelling parameters, including but not limited to the following:

o	The extent and magnitude of subsidence affecting site infrastructure;

o	Convergence in underground production drifts exceeding expectations;

o	Cave growth deviation and induced stress from the C-Zone block cave impacting underground development and infrastructure.

22.17.2	Opportunities

The major opportunities are as follows:

•	Potential extension of mine life and improved production profile if mineral resources at the K-Zone, D-Zone, and HW Zone can be converted to mineral reserves with additional studies;

•	Potential to expand mineralization and identify new zones with additional drilling;

•	Further improvements in metallurgical recoveries with process plant improvements;

•	Further reduction in cement consumption in the thickened and amended tailings plant with additional testing and analysis;

•	Overperformance of drawpoints in C-Zone pulling in residual grade from the B3 cave post closure;

Date: December 31, 2025	Page 22 - 6

New Afton Operations British Columbia Technical Report Summary
•	Conversion of some or all of the measured and indicated mineral resources currently reported exclusive of mineral reserves to mineral reserves, with appropriate supporting studies;

•	Upgrade of some or all of the inferred mineral resources to higher-confidence categories with additional studies.

22.18	Conclusions

Under the assumptions in this Report, the operations evaluated show a positive cash flow over the remaining LOM. The mine plan is achievable under the set of assumptions and parameters used.

Date: December 31, 2025	Page 22 - 7

New Afton Operations British Columbia Technical Report Summary
23.0	RECOMMENDATIONS

The QPs have no material recommendations to make.

Date: December 31, 2025	Page 23-1

New Afton Operations British Columbia Technical Report Summary
24.0	REFERENCES

24.1	Bibliography

ALS. 2014. Pilot Plant Test Work New Afton Project New Gold Inc. KM4388, 145 p. (October 2014).

ALS. 2015. Pilot Plant Testing of New Afton Supergene and Hypogene Ore New Gold, KM4491, 410 p. (October 2015).

ALS. 2022. Metallurgical Assessment of Mineralization from the Mine Underground East Extension (UEE) KM6634 and KM6734, 349 p. (August 2022).

ALS. 2024. Metallurgical Testing of New Afton D-Zone Mineralization KM7342, 223 p. (November 2024).

AMC Consultants Pty Ltd. 2007. Afton Project Feasibility Study, Underground Mining Study.

Barton N, Lien R, and Lunde J. 1974. Engineering Classification of Rock masses for the design of Tunnel Support. Journal of Rock Mechanics, Vol 6, p. 189-236.

BC Data Catalogue. British Columbia internet-based library of geospatial data sets. Accessed on December 10, 2024. https://catalogue.data.gov.bc.ca/

BC MapPlace. https://www2.gov.bc.ca/gov/content/industry/mineral-exploration-mining/british-columbia-geological-survey/mapplace.

BC Ministry of Energy, Mines and Petroleum Resources (MEMPR). 2017. Health, Safety and Reclamation Code for Mines in British Columbia. Mining and Minerals Division, Victoria, British Columbia.

BC MTO- Mineral Titles Online. British Columbia internet-based electronic mineral titles administration system. Accessed in November 2024. https://www.mtonline.gov.bc.ca/mtov/home.

BC Road Builders and Heavy Construction Association. 2024. Equipment Rental Rate Guide – The Blue Book.

Beck Engineering. 2019. Draft – Simulation of Subsidence – A Simulation of Worst-Case Closure Subsidence for Lift 1, 21 p. (December 1, 2019).

Behre Dolbear & Company, Ltd. 2003a. Mineral Resource Estimate for the Afton Copper/Gold Project, Kamloops, B.C., 161 p., filed on SEDAR.

Behre Dolbear & Company, Ltd. 2004. Mineral Resource Estimate for the Afton Copper/Gold Project, Kamloops, B.C., 160 p., filed on SEDAR.

BGC Engineering Inc (BGC). 2018. New Afton Tailings Storage Facility Design 2018 Update. Report RP-0921055.0532 submitted to New Gold Inc. September 13, 2018.

BGC. 2019a. 2018. Dam Safety Inspection. Report RP-0921055.0592 submitted to New Gold Inc. March 29, 2019.

BGC. 2019b. New Afton Thickener Water Balance Model – September 2019. Project memorandum submitted to New Gold Inc. September 19, 2019.

BGC. 2019c. New Afton and Pothook TSF Instrumentation Data – November 2018 to January 2019. Report RP-0921063.0621 submitted to New Gold Inc. July 2, 2019.

Date: December 31, 2025	Page 24-1

New Afton Operations British Columbia Technical Report Summary
BGC. 2019d. Historical Afton Tailings Storage Facility 2018 Dam Safety Review. Report RP- 0921057.0572 submitted to New Gold Inc. March 29, 2019.

BGC. 2024. New Afton Project 2024 – New Afton TSF Closure Spillway and Channels – Preliminary Design. July 2024. RP-0921122.1065.

Bieniawski, Z.T. 1989. Engineering rock mass classifications. New York: Wiley.

British Columbia Geological Survey. 2024. MapPlace. https://mapplace.gov.bc.ca

Canadian Dam Association (CDA) Dam Safety Guidelines 2007 (Revised 2013).

Canadian Institute of Mining, Metallurgy and Petroleum (CIM). 2014. CIM Definition Standards for Mineral Resources & Mineral Reserves. Adopted by CIM Council on May 19, 2014.

Canadian Institute of Mining, Metallurgy and Petroleum (CIM). 2019. Mineral Resources & Mineral Reserves Estimation Best Practice Guidelines. Adopted by CIM Council on November 29. 2019.

Carter, NC.1981. Porphyry Copper and Molybdenum Deposits West-Central British Columbia, British Columbia Ministry of Energy, Mines, and Petroleum Resources, Bulletin 64, 150p.

Caterpillar. 2024. 49th Caterpillar Performance Handbook.

Chamberlain CM, Jackson M, Jago CP, Pass HE, Simpson KA, Cooke DR, and Tosdal RM. 2007. Toward an integrated model for alkalic porphyry copper deposits in British Columbia (NTS 093A, N; 104G). Geological Fieldwork 2006, British Columbia Geological Survey Paper 2007-01, 259-273. Victoria, BC: British Columbia Ministry of Energy, Mines and Petroleum Resources.

Cooke DR, Wilson AJ, House MJ, Wolfe RC, Walshe JL, Lickfold V, and Crawford AJ. 2007. Alkalic porphyry Au-Cu and associated mineral deposits of the Ordovician to Early Silurian Macquarie Arc, New South Wales. Australian Journal of Earth Sciences, 54(2-3), 445-463.

Eriez Manufacturing Co. 2015. Laboratory-Scale Testing for Recovering Copper & Gold Values from Coarse Ore MT 15-030 (Confidential), 7 p. (June 2015).

Gekko Systems. 2015. New Gold New Afton Native Copper Gravity Testwork. Report T1369, 24 p. (November 2015).

Gekko Systems. 2016. New Gold New Afton Magnetic Separation and Gravity Testwork. Report T1474, 27 p. (February 2016).

Hadjigeorgiou J, Leclair J, and Potvin Y. 1995. An update of the Stability Graph Method for open stope design. 97th Annual General Meeting of C.I.M. Halifax, Nova Scotia.

Hatch Ltd. 2007. New Afton Project, NI 43-101 Independent Technical Report, prepared for New Gold Inc. (filed on SEDAR on April 30, 2007).

Itasca Consulting Group Inc. 2014a. Analysis of Potential Mining Induced Fracture Opening at New Afton Mine, August 15, 2014.

Itasca Consulting Group Inc. 2014b. Analysis of Caving and Subsidence at New Afton Mine – C-Zone Calibration and Forward Modelling, September 26, 2014.

Itasca Consulting Group Inc. 2014c. New Afton C-Zone Dilution Modelling, September 26, 2014.

Itasca Consulting Group Inc. 2014d. Analysis of Caving and Subsidence at New Afton Mine – C-Zone Calibration and Forward Modelling, November 17, 2014.

Date: December 31, 2025	Page 24-2

New Afton Operations British Columbia Technical Report Summary
Knight Piésold Ltd. 2018. New Afton Tailings Storage Facility 2017 Dam Safety Review. Report VA101-577/8-1 submitted to New Gold Inc. March 29, 2018.

Knight Piésold Ltd. 2019. New Afton Mine Historical Afton Tailings Storage Facility – 2018 Dam Safety Inspection. Report VA101-577/21-1 submitted to New Gold Inc. March 28, 2019.

Konst RB. 2006. New Afton Project 2005-2006 Drilling Program Sample Preparation and Analytical Quality Control Report, internal report prepared for New Gold Inc., April 30, 2006.

Lang JR, Stanley CR, and Thompson JR. 1995. Porphyry copper-gold deposits related to alkalic igneous rocks in the Triassic-Jurassic arc terranes of British Columbia. In F.W. Pierce and J.G. Bolm (Eds.), Porphyry copper deposits of the American Cordillera (pp. 219-236). Arizona Geological Society Digest 20. Tucson, AZ. Arizona Geological Society.

Lipske J, and Wade D. 2014. Geological Model of the New Afton Copper and Gold Deposit, British Columbia, internal report to New Gold Inc., 53 p.

Lipske J, Wade D, Hall RH, and Petersen MA. 2020. Geology and mineralization of the New Afton Cu-Au alkalic porphyry deposit, Kamloops, British Columbia. Porphyry Deposits of the Northwestern Cordillera of North America: A 25 Year Update. Canadian Institute of Mining, Metallurgy and Petroleum, Special Volume 57 (pp. 648-664).

Logan JM, Mihalynuk MG, Ullrich T, and Friedman RM. 2007. U-Pb ages of intrusive rocks and 40Ar/39Ar plateau ages of copper-gold-silver mineralization associated with alkaline intrusive centres at Mount Polley and the Iron Mask batholith, southern and central British Columbia. Geological Fieldwork 2006, British Columbia Geological Survey Paper 2007-01. 93-116. Victoria, BC: British Columbia Ministry of Energy, Mines and Petroleum Resources.

Lyman GJ. 2019. Sampling Properties of Jig and Bulk Concentrates. 3 p., Memorandum to J. Katchen and John Andrew, (August 16, 2019)

MetSolve Laboratories Inc. 2015. New Gold Inc. New Afton Mine Heavy Liquid Separation MS1632, 22 p. (September, 2015).

Mortensen JK, Ghosh DK, and Ferri F. 1995. U-Pb geochronology of intrusive rocks associated with copper-gold porphyry deposits in the Canadian Cordillera. In T.G. Schroeter (Ed.), Canadian Institute of Mining, Metallurgy and Petroleum Special Volume 46 (pp. 142-158). Montreal, QC. Canadian Institute of Mining, Metallurgy and Petroleum.

Nevada Division of Environmental Protection. 2017. Standardized Reclamation Cost Estimator, version 2.0. In collaboration with the US Department of Interior, Bureau of Land Management and the Nevada Mining Association.

New Gold. 2016. C-ZONE PROJECT 2016, Feasibility Study Report, British Columbia, Canada, Internal study, January 29, 2016

New Gold. 2021. C-zone Permit Amendment Application dated November, 2021.

New Gold. 2019. New Afton Tailings and Water Management Facilities Operation, Maintenance & Surveillance Manual. Internal report ENV-MNUL-T301 revision V2018-01. May 7, 2019.

New Gold. 2024a. Annual Reclamation Report for 2023. New Afton Mine. Kamloops, BC. March 2024.

New Gold. 2024b. New Afton: 2023 Ministry of Environment & Climate Change Strategy Annual Report for Authorization Number 100223. March 2024.

Date: December 31, 2025	Page 24-3

New Afton Operations British Columbia Technical Report Summary
New Gold. 2024c. New Afton: 2023 Ministry of Environment & Climate Change Strategy Annual Report 100224. March 2024.

New Gold. 2024d. New Afton Mine – Mine Reclamation and Closure Plan 2024 – Mines Act Permit M-229. November 1, 2024.

Nickson SD (1992) Cable support guidelines for underground hard rock mine operations. Ph.D. Dissertation, University of British Columbia

Okane. 2024. New Afton Mine Closure Failure Modes and Effects Analysis. October 2024. M. A. O’Kane Consultants Inc.

Potvin Y. 1988. Empirical open stope design in Canada. Ph.D. Dissertation, University of British Columbia.

Price RA. 1994. Cordilleran Tectonics. In: Geological Atlas of the Western Canadian Sedimentary Base, G. D. Mossop and I. Shetsen (comp.), Canadian Society of Petroleum Geologists and Alberta Research Council.

Rescan. 2007. Application for a Permit Approving the Mine Plan and Reclamation Program Pursuant to the Mines Act R.S.B.C. 1996, C. 293. New Afton Gold-Copper Mine, British Columbia, Canada. January 2007.

Roscoe Postle Associates Inc. 2006. Technical Report on the New Afton Project. Internal report prepared by Wallis S and Giroux G, for New Gold Inc., 44 p.

Roscoe Postle Associates Inc. 2009. Technical Report on the New Afton Copper/Gold Project, Kamloops, B.C. Prepared by Bergen RD, Rennie DW, and Scott KC, for New Gold Inc., 160 p., filed on SEDAR.

Roscoe Postle Associates Inc. 2015. Technical Report on the New Afton Mine, British Columbia, Canada, prepared by Bergen RD, Krutzelmann H, and Rennie DW, for New Gold Inc. (March 23, 2015), 256 p., filed on SEDAR.

Roscoe Postle Associates Inc. 2016. Technical Report on the New Afton Mine, British Columbia, Canada, prepared by Rennie DW, Bergen RD, and Krutzelmann H, for New Gold Inc. (March 15, 2016), 247 p., filed on SEDAR.

Roscoe Postle Associates Inc. 2020. Technical Report on the New Afton Mine, British Columbia, Canada, prepared by Rennie DW, Lecuyer NL, Krutzelmann H, and Vasquez L, for New Gold Inc (February 28, 2020), filed on SEDAR.

SGS. 2019. 16337-06 – New Afton Gold Deportment – July 25 2019, an Excel workbook prepared for New Gold Inc. (July 24, 2019).

Sim R and Davis B. 2014. Mineral Resource Model, Draft internal report to New Gold, 52 p. (September 5, 2014).

Sim R and Davis B. 2019. Mineral Resource Model and Estimate of Mineral Resources as of December 31, 2018. Internal report to New Gold Inc. June 10, 2019, revised November 6, 2019, 49 p.

SLR Consulting (Canada) Ltd. 2024. New Afton Mine Year-End 2023 Mineral Reserves Review, letter report issued to J. Parsons. March 25, 2024.

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New Afton Operations British Columbia Technical Report Summary
24.2	Abbreviations and Units of Measure

Abbreviation/Symbol	Definition
'	minutes (geographic)
"	seconds (geographic)
#	number
%	percent
<	less than
>	greater than
°C	degree Celsius
º	degrees
µ	micron
µm	micrometer (micron)
a	annum
A	ampere
AA	atomic absorption
AEP	annual exceedance probability
Ag	silver
AIA	Archaeological Impact Assessment
APTSF	Afton Pit Tailings Storage Facility
As	arsenic
Au	gold
B3	Block 3 block cave
C$	Canadian dollars
CA	Cooperation Agreement (New Gold & SSN)
cfm	cubic feet per minute
cm	centimeter
cm²	square centimeter
CRF	cemented rockfill
Cu	copper
CuEq	copper-equivalent
Cu Eq	copper equivalent
d	day
dia.	diameter
dmt	dry metric tonne
EDF	environmental design flood
EMA	BC Environmental Management Act
EMC	Environmental Management Committee

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New Afton Operations British Columbia Technical Report Summary
Abbreviation/Symbol	Definition
ENV	BC Ministry of Environment and Parks
EOR	Engineer of Record
FMEA	failure modes and effects analysis
ft	feet
ft³	cubic foot / cubic feet
g	gram
g/L	gram per liter
g/t	gram per tonne
G&A	general and administrative expenses
GPS	global positioning system
ha	hectare
HATSF	Historical Afton Tailings Storage Facility
HCT	humidity cell testing
HHERA	Human Health and Ecological Risk Assessment
HOD	height of draw
HP	horsepower
hp	horsepower
HQ	2.5 inch core size
HR	hydraulic radius
HRCR	critical hydraulic radius
HSRC	Health, Safety and Reclamation Code
HW	Hanging wall zones
ICP	inductively coupled plasma
ID2	inverse distance interpolation (power of 2)
IMB	Iron Mask Batholith
IOC	Integrated Operations Centre
IST	in situ stress testing
ITRB	Independent Tailings Review Board
k	kilo (thousand)
kg	kilogram
km	kilometer
km/h	kilometer per hour
km²	square kilometer
kV	kilovolt
kW	kilowatt
kWh	kilowatt-hour
L	liter
lb	pound

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New Afton Operations British Columbia Technical Report Summary
Abbreviation/Symbol	Definition
lbs	pounds
LHD	load-haul-dump
LiDAR	light detection and ranging
LOM	life of mine
LTE	long-term evolution
M	mega (million)
Ma	mega annum (million years)
MAC	Mining Association of Canada
masl	meter above sea level
max	maximum
MCM	BC Ministry of Mines and Critical Minerals
mesh	size based on number of screen openings per inch
MG	mine grid (elevation)
mg	milligram
min	minimum
mm	millimeter
MoE	Ministry of Environment and Climate Change Strategy
MPa	megapascal
MPBX	multi-point borehole extensometers
MFLRNO	Ministry of Forests, Lands, Natural Resource Operations and Rural Development
Mst/a	million tons per year
Mt	million tonne
MVA	megavolt-amperes
MW	megawatt
MWh	megawatt-hour
m	meter
m²	square meter
m³	cubic meter
m³/h	cubic meter per hour
NATSF	New Afton Tailings Storage Facility
NN	nearest neighbor
NSERC	Natural Sciences and Engineering Research Council
NSR	net smelter return
NWWMP	Northwest Water Management Pond
OK	ordinary kriging
OES	optical emission spectroscopy
oz	troy ounce

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New Afton Operations British Columbia Technical Report Summary
Abbreviation/Symbol	Definition
oz/st	ounces per ton
P.Eng.	Professional Engineer
P.Geo.	Professional Geologist
PCBC	GEOVIA PCBC software
Pd	palladium
pH	measure of acidity or alkalinity
PHTSF	Pothook Pit Tailings Storage Facility
PM	particulate matter
PM2.5	particulate matter ≤2.5 µm
PM10	particulate matter ≤10 µm
ppm	parts per million
ppb	part per billion
Pt	platinum
QA	quality assurance
QC	quality control
QA/QC	quality assurance and quality control
QP	Qualified Person
QPO	Quantifiable Performance Objective
RC	reverse circulation
RCP	Reclamation and Closure Plan
RMR89	rock mass rating
ROM	run-of-mine
RQD	rock quality designation
RSBC	Revised Statutes of British Columbia
s	second
S	sulphur
SAG	semi-autogenous grinding
SBC	Statutes of British Columbia
SFR	staged flotation reaction
SIB	Skeetchestn Indian Band
SMC	semi-autogenous mill comminution
SPI	SAG Power Index
SSN	Stk’emlupsemc Te Secwepemc Nation
st	US short ton (2,000 lb)
st/h	tons per hour
st/ft³	tons per cubic foot
t	metric tonne
TARP	Trigger Action Response Plan

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New Afton Operations British Columbia Technical Report Summary
Abbreviation/Symbol	Definition
TAT	thickened and amended tailings
tph	tonne per hour
t/a	tonne per annum
t/d	tonne per day
t/od	tonne per operating day
TRU	Thompson Rivers University
TSF	tailings storage facility
TSM	Towards Sustainable Mining
US$	United States dollar
W	watt
WLRS	Ministry of Water, Lands and Resource Stewardship
WMP	water management pond
wmt	wet metric tonne
wt%	weight percent
WQG-FWAL	Water Quality Guidelines for Freshwater Aquatic Life

24.3	Glossary of Terms

Term	Definition
acid rock drainage/ acid mine drainage	Characterized by low pH, high sulfate, and high iron and other metal species.
ANFO	A free-running explosive used in mine blasting made of 94% prilled aluminum nitrate and 6% No. 3 fuel oil.
aquifer	A geologic formation capable of transmitting significant quantities of groundwater under normal hydraulic gradients.
argillic alteration	Introduces any one of a wide variety of clay minerals, including kaolinite, smectite and illite. Argillic alteration is generally a low temperature event, and some may occur in atmospheric conditions azimuth
The direction of one object from another, usually expressed as an angle in degrees relative to true north. Azimuths are usually measured in the clockwise direction, thus an azimuth of 90 degrees indicates that the second object is due east of the first.

comminution/crushing/grinding
Crushing and/or grinding of ore by impact and abrasion. Usually, the word "crushing" is used for dry methods and "grinding" for wet methods. Also, "crushing" usually denotes reducing the size of coarse rock while "grinding" usually refers to the reduction of the fine sizes.

cut-off grade	A grade level below which the material is not “ore” and considered to be uneconomical to mine and process. The minimum grade of ore used to establish reserves.
data verification
The process of confirming that data has been generated with proper procedures, has been accurately transcribed from the original source and is suitable to be used for mineral resource and mineral reserve estimation

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New Afton Operations British Columbia Technical Report Summary
Term	Definition
density	The mass per unit volume of a substance, commonly expressed in grams/ cubic centimeter.
dilution	Waste of low-grade rock which is unavoidably removed along with the ore in the mining process.
feasibility study
A feasibility study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project.
A feasibility study is more comprehensive, and with a higher degree of accuracy, than a pre-feasibility study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing.

flowsheet	The sequence of operations, step by step, by which ore is treated in a milling, concentration, or smelting process.
gangue	The fraction of ore rejected as tailing in a separating process. It is usually the valueless portion, but may have some secondary commercial use indicated mineral resource
An indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The term adequate geological evidence means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit.

inferred mineral resource
An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The term limited geological evidence means evidence that is only sufficient to establish that geological and grade or quality continuity is more likely than not. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.
A qualified person must have a reasonable expectation that the majority of inferred mineral resources could be upgraded to indicated or measured mineral resources with continued exploration; and should be able to defend the basis of this expectation before his or her peers.

internal rate of return (IRR)	The rate of return at which the Net Present Value of a project is zero; the rate at which the present value of cash inflows is equal to the present value of the cash outflows.
initial assessment
An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralization to support the disclosure of mineral resources. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of mineral resources but cannot be used as the basis for disclosure of mineral reserves

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Term	Definition
life of mine (LOM)	Number of years that the operation is planning to mine and treat ore, and is taken from the current mine plan based on the current evaluation of ore reserves.
measured mineral resource
A measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The term conclusive geological evidence means evidence that is sufficient to test and confirm geological and grade or quality continuity. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit.

mineral reserve
A mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.
The determination that part of a measured or indicated mineral resource is economically mineable must be based on a preliminary feasibility (pre-feasibility) or feasibility study, as defined by this section, conducted by a qualified person applying the modifying factors to indicated or measured mineral resources. Such study must demonstrate that, at the time of reporting, extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The study must establish a life of mine plan that is technically achievable and economically viable, which will be the basis of determining the mineral reserve.
The term economically viable means that the qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the mineral reserve is economically viable under reasonable investment and market assumptions.
The term investment and market assumptions includes all assumptions made about the prices, exchange rates, interest and discount rates, sales volumes, and costs that are necessary to determine the economic viability of the mineral reserves. The qualified person must use a price for each commodity that provides a reasonable basis for establishing that the project is economically viable.

mineral resource
A mineral resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction.
The term material of economic interest includes mineralization, including dumps and tailings, mineral brines, and other resources extracted on or within the earth’s crust. It does not include oil and gas resources as defined in Regulation S-X (§210.4-10(a)(16)(D) of this chapter), gases (e.g., helium and carbon dioxide), geothermal fields, and water.
When determining the existence of a mineral resource, a qualified person, as defined by this section, must be able to estimate or interpret the location, quantity, grade or quality continuity, and other geological characteristics of the mineral resource from specific geological evidence and knowledge, including sampling; and conclude that there are reasonable prospects for economic extraction of the mineral resource based on an initial assessment, as defined in this section, that he or she conducts by qualitatively applying relevant technical and economic factors likely to influence the prospect of economic extraction.

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New Afton Operations British Columbia Technical Report Summary
Term	Definition
mining claim	A description by boundaries of real property in which metal ore and/or minerals may be located.
modifying factors
The factors that a qualified person must apply to indicated and measured mineral resources and then evaluate in order to establish the economic viability of mineral reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated mineral resources to proven and probable mineral reserves. These factors include, but are not restricted to: mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

net smelter return royalty (NSR)	A defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of transportation, insurance, and processing costs.
open pit	A mine that is entirely on the surface. Also referred to as open-cut or open-cast mine.
ounce (oz) (troy)	Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams.
plant
A group of buildings, and especially to their contained equipment, in which a process or function is carried out; on a mine it will include warehouses, hoisting equipment, compressors, repair shops, offices, mill or concentrator.

potassic alteration	A relatively high temperature type of alteration which results from potassium enrichment. Characterized by biotite, K-feldspar.
preliminary feasibility study, pre-feasibility study
A preliminary feasibility study (prefeasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.
A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the indicated and measured mineral resources may be converted to mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable

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New Afton Operations British Columbia Technical Report Summary
Term	Definition
probable mineral reserve
A probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource. For a probable mineral reserve, the qualified person’s confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality is lower than what is sufficient for a classification as a proven mineral reserve, but is still sufficient to demonstrate that, at the time of reporting, extraction of the mineral reserve is economically viable under reasonable investment and market assumptions. The lower level of confidence is due to higher geologic uncertainty when the qualified person converts an indicated mineral resource to a probable reserve or higher risk in the results of the application of modifying factors at the time when the qualified person converts a measured mineral resource to a probable mineral reserve. A qualified person must classify a measured mineral resource as a probable mineral reserve when his or her confidence in the results obtained from the application of the modifying factors to the measured mineral resource is lower than what is sufficient for a proven mineral reserve.

propylitic	Characteristic greenish color. Minerals include chlorite, actinolite and epidote. Typically contains the assemblage quartz-chlorite-carbonate proven mineral reserve
A proven mineral reserve is the economically mineable part of a measured mineral resource. For a proven mineral reserve, the qualified person has a high degree of confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality. A proven mineral reserve can only result from conversion of a measured mineral resource.

qualified person
A qualified person is an individual who is a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and an eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared.
For an organization to be a recognized professional organization, it must:
(A)          Be either:
(1)          An organization recognized within the mining industry as a reputable professional association, or
(2)          A board authorized by U.S. federal, state, or foreign statute to regulate professionals in the mining, geoscience or related field;
(B)          Admit eligible members primarily on the basis of their academic qualifications and experience;
(C)          Establish and require compliance with professional standards of competence and ethics;
(D)          Require or encourage continuing professional development;
(E)          Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and;
(F)          Provide a public list of members in good standing.

reclamation	The restoration of a site after mining or exploration activity is completed.
refining
A high temperature process in which impure metal is reacted with flux to reduce the impurities. The metal is collected in a molten layer and the impurities in a slag layer. Refining results in the production of a marketable material.

refractory	Gold mineralization normally requiring more sophisticated processing technology for extraction, such as roasting or autoclaving under pressure.

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New Afton Operations British Columbia Technical Report Summary
Term	Definition
rock quality designation (RQD)	A measure of the competency of a rock, determined by the number of fractures in a given length of drill core. For example, a friable ore will have many fractures and a low RQD.
royalty
An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a specific amount per tonne or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

run-of-mine (ROM)
Rehandle where the raw mine ore material is fed into the processing plant’s system, usually the crusher. This is where material that is not direct feed from the mine is stockpiled for later feeding. Run-of-mine relates to the rehandle being for any mine material, regardless of source, before entry into the processing plant’s system.

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New Afton Operations British Columbia Technical Report Summary
25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

25.1	Introduction

The Qualified Persons fully relied on the registrant for guidance in the areas noted in the following sub-sections.

As the operations have been in production for approximately 15 years, first under New Gold management, and now Coeur’s management, the registrant has considerable experience in this area.

The QPs took undertook checks that the information provided by the registrant was suitable to be used in the Report.

25.2	Macroeconomic Trends

•	Information relating to inflation, interest rates, discount rates, taxes.

This information is used in the economic analysis in Chapter 19. It supports the mineral resource estimate in Chapter 11, and the mineral reserve estimate in Chapter 12.

25.3	Markets

•
Information relating to market studies/markets for product, market entry strategies, marketing and sales contracts, product valuation, product specifications, refining and treatment charges, transportation costs, agency relationships, material contracts (e.g. mining, concentrating, smelting, refining, transportation, handling, hedging arrangements, and forward sales contracts), and contract status (in place, renewals).

This information is used when discussing the market, commodity price, and contract information in Chapter 16, and in the economic analysis in Chapter 19. It supports the mineral resource estimate in Chapter 11, and the mineral reserve estimate in Chapter 12.

25.4	Legal Matters

•
Information relating to the corporate ownership interest, the mineral tenure (concessions, payments to retain, obligation to meet expenditure/reporting of work conducted), surface rights, water rights (water take allowances), royalties, encumbrances, easements and rights-of-way, violations and fines, permitting requirements, ability to maintain and renew permits

This information is used in support of the property ownership information in Chapter 3, the permitting and closure discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the mineral resource estimate in Chapter 11, and the mineral reserve estimate in Chapter 12.

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New Afton Operations British Columbia Technical Report Summary
25.5	Environmental Matters

•
Information relating to baseline and supporting studies for environmental permitting, environmental permitting and monitoring requirements, ability to maintain and renew permits, emissions controls, closure planning, closure and reclamation bonding and bonding requirements, sustainability accommodations, and monitoring for and compliance with requirements relating to protected areas and protected species.

This information is used when discussing property ownership information in Chapter 3, the permitting and closure discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the mineral resource estimate in Chapter 11, and the mineral reserve estimate in Chapter 12.

25.6	Stakeholder Accommodations

•
Information relating to social and stakeholder baseline and supporting studies, relationships with the local ski areas, hiring and training policies for workforce from local communities, partnerships with stakeholders (including national, regional, and state mining associations; trade organizations; fishing organizations; state and local chambers of commerce; economic development organizations; non-government organizations; and, state and federal governments), and the community relations plan.

This information is used in the social and community discussions in Chapter 17, and the economic analysis in Chapter 19. It supports the mineral resource estimate in Chapter 11, and the mineral reserve estimate in Chapter 12.

25.7	Governmental Factors

•	Information relating to taxation and royalty considerations at the Project level, monitoring requirements and monitoring frequency, and bonding requirements.

This information is used in the economic analysis in Chapter 19. It supports the mineral resource estimate in Chapter 11, and the mineral reserve estimate in Chapter 12.

Date: December 31, 2025	Page 25-2